Exhibit 10.26

AMENDED AND RESTATED CREDIT AGREEMENT

by and among

HAWAIIAN HOLDINGS, INC.,

as Parent,

HAWAIIAN AIRLINES, INC.,

as Borrower,

THE LENDERS THAT ARE SIGNATORIES HERETO,

as the Lenders,

and

WELLS FARGO CAPITAL FINANCE, INC.,

as the Agent

Dated as of December 10, 2010

(continued)

2

(continued)

3

(continued)

4

(continued)

5

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-2	Form of Bank Product Letter Agreement
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Certificate

Schedule A-1	Agent’s Account
Schedule C-1	Commitments
Schedule 1.1	Definitions
Schedule 3.1	Conditions Precedent
Schedule 3.6	Conditions Subsequent
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), is entered into as of December 10, 2010, by and among the lenders identified on the signature pages hereof (each of such lenders, together with their respective successors and permitted assigns, are referred to hereinafter as a “Lender”, as that term is hereinafter further defined), WELLS FARGO CAPITAL FINANCE, INC., a California corporation, as agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), HAWAIIAN HOLDINGS, INC., a Delaware corporation (“Parent”), and HAWAIIAN AIRLINES, INC., a Delaware corporation (“Borrower”).

WHEREAS, Agent, WFCF, Parent, and Borrower are parties to that certain Credit Agreement, dated as of June 2, 2005 (as amended, supplemented, or otherwise modified from time to time prior to the date hereof, the “Original Credit Agreement”); and

WHEREAS, Agent, WFCF, Parent and Borrower desire to amend and restate the Original Credit Agreement in its entirety subject to the terms and conditions set forth herein, it being understood that no repayment of the obligations under the Original Credit Agreement is being effected hereby, but merely an amendment and restatement in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend and restate the Original Credit Agreement in its entirety as follows:

1.             DEFINITIONS AND CONSTRUCTION.

1.1           Definitions.  Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2           Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, however, that if Borrower notifies Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred.  When used herein, the term “financial statements” shall include the notes and schedules thereto.  Whenever the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.

1.3           Code.  Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4           Construction.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and  “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights.  Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in full in cash or immediately available funds (or, (a) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, and (b) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization) of all of the Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid.  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5           Schedules and Exhibits.  All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.             LOANS AND TERMS OF PAYMENT.

2.1           Revolver Advances.

(a)           Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make revolving loans (“Advances”) to Borrower in an amount at any one time outstanding not to exceed the lesser of:

(i)         such Lender’s Revolver Commitment, or

(ii)        such Lender’s Pro Rata Share of an amount equal to the lesser of:

(A)          the Maximum Revolver Amount less the sum of (1) the Letter of Credit Usage at such time, plus (2) the principal amount of Swing Loans outstanding at such time, and

(B)           the Borrowing Base at such time less the sum of (1) the Letter of Credit Usage at such time, plus (2) the principal amount of Swing Loans outstanding at such time.

On the Closing Date, “Advances” (as defined in the Original Credit Agreement) outstanding under the Original Credit Agreement (the “Existing Advances”) shall be converted into (and deemed made as) Advances hereunder (it being understood that no repayment of the Existing Advances is being effected hereby, but merely an amendment, restatement, and renewal in accordance with the terms hereof).  On the Closing Date, the “Term Loan” (as defined in the Original Credit Agreement) outstanding under the Original Credit Agreement (the “Existing Term Loan”) shall automatically and immediately be converted into (and deemed made as) Advances hereunder (it being understood that no repayment of the Existing Term Loan is being effected hereby, but merely an amendment, restatement and conversion in accordance with the terms hereof).  On the Closing Date, the Lenders shall effect a settlement (pursuant to Section 2.3(e) or as may otherwise be agreed upon by the applicable Lenders) of the Advances deemed made pursuant to this paragraph so as to cause each Lender to hold its Pro Rata Share (calculated pursuant to clause (a) of such definition) thereof.

(b)           Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.  The outstanding principal amount of the Advances, together with interest accrued thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(c)           Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation) to establish, increase, reduce, eliminate, or otherwise adjust reserves from time to time against the Borrowing Base or the Maximum Revolver Amount in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, including (i) reserves in an amount equal to the Bank Product Reserve Amount, (ii) reserves with respect to (A) sums that Parent or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay when due (after giving effect to any applicable grace periods set forth in this Agreement or any other Loan Document), and (B) amounts owing by Parent or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien which is a permitted purchase money Lien or the interest of a lessor under a Capital Lease), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, taxes that are the subject of a United States federal tax lien or other taxes where given priority under applicable law) in and to such item of the Collateral, and (iii) other reserves expressly permitted by the terms of any Loan Document; provided that Agent shall not establish any reserve to the extent that it is duplicative of a reserve that has already been established.

2.2           [Intentionally Omitted.]

2.3           Borrowing Procedures and Settlements.

(a)           Procedure for Borrowing.  Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent.  Unless Swing Lender is not obligated to make a Swing Loan pursuant to Section 2.3(b) below, such notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that if Swing Lender is not obligated to make a Swing Loan as to a requested Borrowing, such notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day prior to the date that is the requested Funding Date.  At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time.  In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b)           Making of Swing Loans.  In the case of a request for an Advance and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus the amount of Collections or payments applied to Swing Loans since the last Settlement Date, plus the amount of the requested Advance does not exceed $5,000,000, or (ii) Swing Lender, in its sole discretion, shall agree to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make an Advance in the amount of such requested Borrowing (any such Advance made solely by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and such Advances being referred to as “Swing Loans”) available to Borrower on the Funding Date applicable thereto by transferring immediately available funds to the Designated Account.  Anything contained herein to the contrary notwithstanding, the Swing Lender may, but shall not be obligated to, make Swing Loans at any time that one or more of the Lenders is a Defaulting Lender.  Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Advances, except that all payments on any Swing Loan shall be payable to Swing Lender solely for its own account.  Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date.  Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan.  The Swing Loans shall be secured by Agent’s Liens, constitute Advances and Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

(c)           Making of Loans.

(i)            In the event that Swing Lender is not obligated to make a Swing Loan, then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing.  Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto.  After Agent’s receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, however, that, subject to the provisions of Section 2.3(d)(ii), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii)           Unless Agent receives notice from a Lender prior to 9:00 a.m. (California time) on the date of a Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount.  If any Lender shall not have made its full amount available to Agent in immediately available funds and if Agent in such circumstances has made available to Borrower such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period.  A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error.  If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement.  If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing.

(d)           Protective Advances and Optional Overadvances.

(i)            Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), Agent hereby is authorized by Borrower and the Lenders, from time to time in Agent’s sole discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in

Section 3 are not satisfied, to make Advances to, or for the benefit of, Borrower on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (any of the Advances described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”).

(ii)           Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrower notwithstanding that an Overadvance exists or thereby would be created, so long as (A) after giving effect to such Advances, the outstanding Revolver Usage does not exceed the Borrowing Base by more than $7,500,000, and (B) after giving effect to such Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount.  In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrower intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrower to an amount permitted by the preceding sentence.  In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.  In any event, (x) if any Overadvance remains outstanding for more than 30 days, unless otherwise agreed to by all Lenders (other than any Defaulting Lenders), Borrower shall immediately repay the Advances in an amount sufficient to eliminate all such Overadvances and (y) after the date all such Overadvances have been eliminated, there must be at least 30 consecutive days before intentional Overadvances are made by Agent and the Lenders.  The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrower, which shall continue to be bound by the provisions of Section 2.5.  Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

(iii)          Each Protective Advance and each Overadvance shall be deemed to be an Advance hereunder, except that no Protective Advance or Overadvance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement therefor, all payments on the Protective Advances shall be payable to Agent solely for its own account.  The Protective Advances and Overadvances shall be repayable on demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.  The ability of Agent to make Protective Advances is separate and distinct from its ability to make Overadvances and its ability to make Overadvances is separate and distinct from its ability to make Protective Advances.  For the avoidance of doubt, the limitations on Agent’s ability to make Protective Advances do not apply to Overadvances and the limitations on Agent’s ability to make Overadvances do not apply to Protective Advances.  The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrower in any way.

(iv)          Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary: (A) no Overadvance or Protective Advance may be made by Agent if such Advance would cause the aggregate principal amount of Overadvances and Protective Advances outstanding to exceed $7,500,000; and (B) to the extent any Protective Advance causes the aggregate Revolver Usage to exceed the

Maximum Revolver Amount, each such Protective Advance shall be for Agent’s sole and separate account and not for the account of any Lender and shall be entitled to priority in repayment in accordance with Section 2.4(b).

(e)           Settlement.  It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances.  Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Advances, the Swing Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:

(i)            Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Protective Advances, and (3) with respect to Borrower’s or its Subsidiaries’ Collections or payments received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”).  Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing  Loans, and Protective Advances for the period since the prior Settlement Date.  Subject to the terms and conditions contained herein (including Section 2.3(g)):  (y) if the amount of the Advances (including Swing Loans and Protective Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances), and (z) if the amount of the Advances (including Swing Loans and Protective Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances).  Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Protective Advances and, together with the portion of such Swing Loans or Protective Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders.  If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii)           In determining whether a Lender’s balance of the Advances, Swing Loans, and Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii)          Between Settlement Dates, Agent, to the extent Protective Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to the Protective Advances or Swing Loans.  Between Settlement Dates, Agent, to the extent no Protective Advances or Swing Loans are outstanding, may pay over to Swing Lender any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances.  If, as of any Settlement Date, Collections or payments of Parent or its Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Advances of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances.  During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Protective Advances, and each Lender (subject to the effect of agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(iv)          Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).

(f)            Notation.  Agent, as a non-fiduciary agent for Borrower, shall maintain a register showing the principal amount of the Advances, owing to each Lender, including the Swing Loans owing to Swing Lender, and Protective Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g)           Defaulting Lenders.  Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender’s benefit or any Collections or proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, repaid by the Defaulting Lender, (B) second, to the Issuing Lender, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, repaid by the Defaulting Lender, (C) third, to each non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of an Advance (or other funding obligation) was funded by such other non-Defaulting Lender), (D) to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrower as if such Defaulting Lender had made its portion of Advances (or other funding obligations) hereunder, and (E) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender.  Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend (in accordance with such Defaulting Lender’s Pro Rata Share of such Advances) to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender.  Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, however, that the foregoing shall not apply to (1) any of the matters governed by Section 14.1(a)(i) through (iii), (2) to the extent involving changes to clauses (i), (ii), or (iii) of Section 14.1(a) of this Agreement, Section 14.1(a)(iv), or (3) amendments, modifications or changes to the definition of Defaulting Lenders, provided, however, that if a Defaulting Lender’s consent to a change to the definition of Defaulting Lender is requested by Agent in writing, and such Defaulting Lender fails to respond to Agent with either an approval or a rejection of such request within 5 Business Days following delivery by Agent of such request, then, if Lenders whose aggregate Pro Rata Shares (calculated under clause (c) of the definition of Pro Rata Shares (subject to adjustment pursuant to this Section 2.3(g)) exceed 50% have either accepted or rejected such request, such Defaulting Lender shall be deemed to vote its interest in a manner consistent with the vote of such Lenders.  The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender and such Defaulting Lender shall continue to constitute a “Defaulting Lender,” in each case, until the earlier of (y) the date on which the non-Defaulting Lenders, Agent, and Borrower shall have waived, in writing, the application of this Section 2.3(g) to such

Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent or Borrower, provides adequate assurance of its ability to perform its future obligations hereunder, it being understood that, upon the satisfaction of the conditions in clause (y) or (z), such Lender shall cease to be a Defaulting Lender.  The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender.  Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower, at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent.  In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of the Letters of Credit); provided, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.  In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

(h)           Independent Obligations.  All Advances (other than Swing Loans and Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares.  It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4           Payments; Reductions of Commitments; Prepayments.

(a)           Payments by Borrower.

(i)            Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein.  Any payment received by Agent later than 11:00 a.m. (California time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)           Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b)           Apportionment and Application.

(i)            So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of the Issuing Lender) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.  All payments to be made hereunder by Borrower shall be remitted to Agent and all (subject to Section 2.4(b)(iv), Section 2.4(d)(ii), and Section 2.4(e)) such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing, to reduce the balance of the Advances outstanding and, thereafter, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii)           At any time that an Application Event has occurred and is continuing and except as otherwise provided in Section 2.3(g) with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A)          first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,

(B)           second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,

(C)           third, to pay interest due in respect of all Protective Advances until paid in full,

(D)          fourth, to pay the principal of all Protective Advances until paid in full,

(E)           fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(F)           sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,

(G)           seventh, to pay interest accrued in respect of the Swing Loans until paid in full,

(H)          eighth, to pay the principal of all Swing Loans until paid in full,

(I)            ninth, ratably, to pay interest accrued in respect of the Advances (other than Protective Advances) until paid in full,

(J)            tenth, ratably (i) to pay the principal of all Advances until paid in full, and (ii) to Agent, to be held by Agent, for the benefit of Issuing Lender (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of the Issuing Lender, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof),

(K)          eleventh, to pay any other Obligations (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Bank Product Obligations, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral for any then extant Bank Product Obligations (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof),

(L)           twelfth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii)          Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(iv)          In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by Borrower to Agent and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(v)           For purposes of Section 2.4(b)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi)          In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.

(vii)         Each payment of the principal amount of any of the Advances pursuant to Section 2.4(b)(ii)(J)(i) above shall be applied, first, to the outstanding principal amount of the Advances that are Base Rate Loans until paid in full, and second, to the outstanding principal amount of the Advances that are LIBOR Rate Loans.

(c)            Reduction of Commitments.

(i)            Revolver Commitments.  The Revolver Commitments shall terminate on the Maturity Date.  Borrower may reduce the Revolver Commitments, without premium or penalty, to an amount (which may be zero) not less than the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Advances not yet made as to which a request has been given by Borrower under Section 2.3(a), plus (C) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrower pursuant to Section 2.11(a).  Each such reduction shall be in an amount which is not less than $5,000,000 (unless the Revolver Commitments are being reduced to zero and the amount of the Revolver Commitments in effect immediately prior to such reduction are less than $5,000,000), shall be made by providing not less than 10 Business Days prior written notice to Agent and shall be irrevocable.  Once reduced, the Revolver Commitments may not be increased.  Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its Pro Rata Share thereof.

(ii)           Intentionally Omitted.

(d)           Optional Prepayments.

(i)            Advances.  Borrower may prepay the principal of any Advance at any time in whole or in part, without premium or penalty.

(ii)           Intentionally Omitted.

(e)           Mandatory Prepayments.

(i)            Borrowing Base.  If, at any time, (A) the Revolver Usage on such date exceeds (B) the Borrowing Base (such excess being referred to as the “Borrowing Base Excess”), then Borrower shall immediately prepay the Obligations in accordance with Section 2.4(f)(i) in an aggregate amount equal to the Borrowing Base Excess.

(ii)           Intentionally Omitted.

(iii)          Intentionally Omitted.

(iv)          Intentionally Omitted.

(v)           Intentionally Omitted.

(f)            Application of Payments.

(i)         Each prepayment pursuant to Section 2.4(e)(i) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Advances until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Usage, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).   Each such prepayment of the principal amount of the Advances pursuant to Section 2.4(f)(i)(A) shall be applied, first, to the outstanding principal amount of the Advances that are Base Rate Loans until paid in full, and second, to the outstanding principal amount of the Advances that are LIBOR Rate Loans.

2.5           Overadvances.  If, at any time or for any reason, the amount of Obligations owed by Borrower to the Lender Group pursuant to Section 2.1 or Section 2.11 is greater than any of the limitations set forth in Section 2.1 or Section 2.11, as applicable (an “Overadvance”), Borrower shall immediately pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b).  Borrower promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement.

2.6           Interest Rates and Letter of Credit Fee:  Rates, Payments, and Calculations.

(a)           Interest Rates.  Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows:

(i)            if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and

(ii)           otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

(b)           Letter of Credit Fee.  Borrower shall pay Agent (for the ratable benefit of the Lenders with a Revolver Commitment, subject to any agreements between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.11(e)) which shall accrue at a per annum rate equal to the LIBOR Rate Margin times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

(c)           Default Rate.  Upon the occurrence and during the continuation of an Event of Default and at the election of the Required Lenders,

(i)            all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder, and

(ii)           the Letter of Credit fee provided for in Section 2.6(b) shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d)           Payment.  Except to the extent provided to the contrary in Section 2.10 or Section 2.12(a), all interest, all Letter of Credit fees, all other fees payable hereunder or under any of the other Loan Documents, and all costs, expenses, and Lender Group Expenses payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding.  Borrower hereby authorizes Agent, from time to time without prior notice to Borrower, to charge all interest, Letter of Credit fees, and all other fees payable  hereunder or under any of the other Loan Documents (in each case, as and when due and payable), all costs, expenses, and Lender Group Expenses payable hereunder or under any of the other Loan Documents (in each case, as and when incurred), all charges, commissions, fees, and costs provided for in Section 2.11(e) (as and when accrued or incurred), all fees and costs provided for in Section 2.10 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products) to the Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans; provided, however, that so long as no Event of Default has occurred and is continuing, Agent shall not be authorized to charge the Loan Account for any such payment until Agent has provided Borrower with notice (which notice shall be permitted to be sent by Agent to the email addresses for the individuals set forth on Schedule 2.6(d) hereto and receipt of each such notice shall be confirmed by Borrower’s representatives by return email promptly upon receipt) that such payment is due and such payment is not received by Agent within 2 Business Days after the date that such notice is provided (it being understood that (a) nothing in the foregoing proviso shall affect the date that such payment is due and payable and (b)  Agent is authorized, immediately following such 2 Business Day period, to charge such payment to the Loan Account with retroactive effect to the date that such payment was due, provided that charging such payment to the Loan Account under such circumstances shall not operate as a waiver of any Event of Default arising out of the failure of Borrower to make such payment within the time period specified therefor in the applicable Loan Documents).  Any interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement that are charged to the Loan Account shall thereafter constitute Advances hereunder and shall initially accrue interest at the rate then applicable to Advances that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).

(e)           Computation.  All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue.  In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f)            Intent to Limit Charges to Maximum Lawful Rate.  In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7           Crediting Payments.  The receipt of any payment item by Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or unless and until such payment item is honored when presented for payment.  Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly.  Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 11:00 a.m. (California time).  If any payment item is received into Agent’s Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8           Designated Account.  Agent is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d).  Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Agent or the Lenders hereunder.  Unless otherwise specified in writing by Borrower, any Advance or Swing Loan requested by Borrower and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.9           Maintenance of Loan Account; Statements of Obligations.  Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Advances (including Protective Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrower or for Borrower’s account, the Letters of Credit issued or arranged by Issuing Lender for Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses.  In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower’s account.  Agent shall render monthly statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.10         Fees.  Borrower shall pay to Agent,

(a)           for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(b)           for the ratable account of those Lenders with Revolver Commitments, on the first day of each month from and after the Closing Date up to the first day of the month prior to the Payoff Date and on the Payoff Date, an unused line fee in an amount equal to the Applicable Unused Line Fee Percentage per annum times the result of (i) the aggregate amount of the Revolver Commitments, less (ii) the average Daily Balance of the Revolver Usage during the immediately preceding month (or portion thereof).

(c)           audit, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per auditor, plus out-of-pocket expenses for each financial audit of Borrower performed by personnel employed by Agent, (ii) if implemented, a fee of $1,000 per day, per applicable individual, plus out-of-pocket expenses for the establishment of electronic collateral reporting systems, and (iii) the actual charges paid or incurred by Agent if it elects to employ the services of one or more third Persons to perform financial audits of Borrower or its Subsidiaries, to establish electronic collateral reporting systems, to appraise the Collateral, or any portion thereof, or to assess Borrower’s or its Subsidiaries’ business valuation; provided, however, that so long as no Event of Default shall have occurred and be continuing, Borrower shall not be obligated to reimburse Agent for (w) more than 3 audits during any calendar year, (x) more than (i) 2 appraisals of the Spare Parts during any calendar year, (ii) 2 appraisals of the Engines during any calendar year, (iii) 2 appraisals of the Equipment during any calendar year, or (iv) 2 appraisals of the Aircraft during any calendar year, (y) more than 1 appraisal of all other Collateral (including Equipment) during any calendar year, or (z) more than 1 business valuation during any calendar year.

2.11         Letters of Credit.

(a)           Subject to the terms and conditions of this Agreement, upon the request of Borrower made in accordance herewith, the Issuing Lender agrees to issue, or to cause an Underlying Issuer (including, as Issuing Lender’s agent) to issue, a requested Letter of Credit.  If Issuing Lender, at its option, elects to cause an Underlying Issuer to issue a requested Letter of Credit, then Issuing Lender agrees that it will enter into arrangements relative to the reimbursement of such Underlying Issuer (which may include, among, other means, by becoming an applicant with respect to such Letter of Credit or entering into undertakings which provide for reimbursements of such Underlying Issuer with respect to such Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a “Reimbursement Undertaking”) with respect to Letters of Credit issued by such Underlying Issuer.  By submitting a request to Issuing Lender for the issuance of a Letter of Credit, Borrower shall be deemed to have requested that Issuing Lender issue or that an Underlying Issuer issue the requested Letter of Credit and to have requested Issuing Lender to issue a Reimbursement Undertaking with respect to such requested Letter of Credit if it is to be issued by an Underlying Issuer (it being expressly acknowledged and agreed by Borrower that Borrower is and shall be deemed to be an applicant (within the meaning of Section 5-102(a)(2) of the Code) with respect to each Underlying Letter of Credit).  Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to the Issuing Lender via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension.  Each such request shall be in form and substance reasonably satisfactory to the Issuing Lender and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary of the Letter of Credit, and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit.  Anything contained herein to the contrary notwithstanding, the Issuing Lender may, but shall not be obligated to, issue or cause the issuance of a Letter of Credit or to issue a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, that supports the obligations of Parent or its Subsidiaries (1) in respect of (A) a lease of real property, or (B) an employment contract, or (2) at any time that one or more of the Lenders is a Defaulting Lender.  The Issuing Lender shall have no obligation to issue a Letter of Credit or a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, if any of the following would result after giving effect to the requested issuance:

(i)            the Letter of Credit Usage would exceed the Borrowing Base less the outstanding amount of Advances (inclusive of Swing Loans), or

(ii)           the Letter of Credit Usage would exceed $20,000,000, or

(iii)          the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Advances (including Swing Loans).

Borrower and the Lender Group hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by Issuing Lender or an Underlying Issuer at the request of Borrower on the Closing Date.  Each Letter of Credit shall be in form and substance reasonably acceptable to the Issuing Lender, including the requirement that the amounts payable thereunder must be payable in Dollars.  If Issuing Lender makes a payment under a Letter of Credit or an Underlying Issuer makes a payment under an Underlying Letter of Credit, Borrower shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the date such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, initially, shall bear interest at the rate then applicable to Advances that are Base Rate Loans unless and until converted to a LIBOR Rate Loan. If a Letter of Credit Disbursement is deemed to be an Advance hereunder, Borrower’s obligation to pay the amount of such Letter of Credit Disbursement to Issuing Lender shall be discharged and replaced by the resulting Advance.  Promptly following receipt by Agent of any payment from Borrower pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.11(b) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.

(b)           Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(a), each Lender with a Revolver Commitment agrees to fund its Pro Rata Share of any Advance deemed made pursuant to Section 2.11(a) on the same terms and conditions as if Borrower had requested the amount thereof as an Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders.  By the issuance of a Letter of Credit or a Reimbursement Undertaking (or an amendment to a Letter of Credit or a Reimbursement Undertaking increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Revolver Commitments, the Issuing Lender shall be deemed to have granted to each Lender with a Revolver Commitment, and each Lender with a Revolver Commitment shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Lender and each Reimbursement Undertaking, in an amount equal to its Pro Rata Share of such Letter of Credit or Reimbursement Undertaking, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer under the applicable Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender with a Revolver Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer and not reimbursed by Borrower on the date due as provided in Section 2.11(a), or of any reimbursement payment required to be refunded to Borrower for any reason.  Each Lender with a Revolver Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3.  If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(c)           Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group and each Underlying Issuer harmless from any damage, loss, cost, expense, or liability (other than Taxes, which shall be governed by Section 16), and reasonable attorneys fees incurred by Issuing Lender, any other member of the Lender Group, or any Underlying Issuer arising out of or in connection with any Reimbursement Undertaking or any Letter of Credit; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer.  Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Letter of Credit or by Issuing Lender’s interpretations of any Reimbursement Undertaking even though this interpretation may be different from Borrower’s own, and Borrower understands and agrees that none of the Issuing Lender, the Lender Group, or any Underlying Issuer shall be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto.  Borrower understands that the Reimbursement Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrower against such Underlying Issuer.  Borrower hereby agrees to indemnify, save, defend, and hold Issuing Lender and the other members of the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability (other than Taxes, which shall be governed by Section 16) incurred by them as a result of the Issuing Lender’s indemnification of an Underlying Issuer; provided, however, that Borrower shall not be obligated hereunder to indemnify for any such loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender, the Underlying Issuer or any other member of the Lender Group.  Borrower hereby acknowledges and agrees that none of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

(d)           Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(e)           Any and all issuance charges, usage charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and shall be reimbursable immediately by Borrower to Agent for the account of the Issuing Lender; it being acknowledged and agreed by Borrower that, as of the Closing Date, the usage or issuance charge imposed by the Underlying Issuer is .825% per annum times the undrawn amount of each Underlying Letter of Credit, that such usage or issuance charge may be changed from time to time (if and to the extent that the Underlying Issuer changes such issuance charge either (y) generally with respect to customers or (z) generally in connection with its role as Underlying Issuer for the Issuing Lender), and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

(f)            If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Issuing Lender, any other member of the Lender Group, or Underlying Issuer with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i)            any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii)           there shall be imposed on the Issuing Lender, any other member of the Lender Group, or Underlying Issuer any other condition regarding any Letter of Credit or Reimbursement Undertaking,

and the result of the foregoing is to increase, directly or indirectly, the cost to the Issuing Lender, any other member of the Lender Group, or an Underlying Issuer of issuing, making, guaranteeing, or maintaining any Reimbursement Undertaking or Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate the Issuing Lender, any other member of the Lender Group, or an Underlying Issuer for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, however, that Borrower shall not be required to provide any compensation pursuant to this Section 2.11(f) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrower; provided further, however, that if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  The determination by Agent of any amount due pursuant to this Section 2.11(f), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.12         LIBOR Option.

(a)           Interest and Interest Payment Dates.  In lieu of having interest charged at the rate based upon the Base Rate, Borrower shall have the option, subject to Section 2.12(b) below (the “LIBOR Option”) to have interest on all or a portion of the Advances be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate.  Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof.  On the last day of each applicable Interest Period, unless Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder.  At any time that an Event of Default has occurred and is continuing, at the written election of the Required Lenders, Borrower no longer shall have the option to request that Advances bear interest at a rate based upon the LIBOR Rate.

(b)           LIBOR Election.

(i)            Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”).  Notice of Borrower’s election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (California time) on the same day).  Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii)           Each LIBOR Notice shall be irrevocable and binding on Borrower.  In connection with each LIBOR Rate Loan, Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto (except as provided in Section 2.12(a)(y)), or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”).  A certificate of Agent or a Lender delivered to Borrower setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error.  Borrower shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate.

(iii)          Borrower shall have not more than 10 LIBOR Rate Loans in effect at any given time.  Borrower only may exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $1,000,000.

(c)           Conversion.  Borrower may convert LIBOR Rate Loans to Base Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment  through the required application by Agent of proceeds of Borrower’s and its Subsidiaries’ Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii).

(d)           Special Provisions Applicable to LIBOR Rate.

(i)            The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law (other than  changes in laws relative to (x) Taxes, which shall be governed by Section 16 and (z) types of taxes expressly addressed in the definition of Taxes and specifically excluded from the definition of Taxes) occurring subsequent to the commencement of the then applicable Interest Period, and that (A) are applied generally to borrowers of such Lender, and (B) have not been reimbursed by Borrower pursuant to Section 2.13, including changes in tax laws (other than  changes in laws relative to (x) Taxes, which shall be governed by Section 16 and (z) types of taxes expressly addressed in the definition of Taxes and specifically excluded from the definition of Taxes) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate.  In any such event, the affected Lender shall give Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender,  Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).

(ii)           In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrower shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e)           No Requirement of Matched Funding.  Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

2.13         Capital Requirements.

(a)           If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital or reserve requirements for banks or bank holding companies, or any change in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower and Agent thereof.  Following receipt of such notice, Borrower agrees to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error).  In determining such amount, such Lender may use any reasonable averaging and attribution methods.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Borrower of such law, rule, regulation or guideline giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)           If any Lender requests additional or increased costs referred to in Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (any such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it.  Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment.  If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrower’s obligation to pay any future amounts to such Affected Lender pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrower to obtain LIBOR Rate Loans, then Borrower (without prejudice to any amounts then due to such Affected Lender under Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, may seek a substitute Lender reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s Commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Commitments, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement.

2.14         Registered Notes.  Agent agrees to record each Advance on the Register referenced in Section 13.1(h).  Each Advance recorded on the Register (each a “Registered Loan”) may not be evidenced by promissory notes other than Registered Notes (as defined below).  Upon the registration of any Advance, Borrower agrees, at the request of any Lender, to execute and deliver to such Lender a promissory note, in conformity with the terms of this Agreement, in registered form to evidence such Registered Loan, in form and substance reasonably satisfactory to such Lender, and registered as provided in Section 13.1(h) (a “Registered Note”), payable to the order of such Lender and otherwise duly completed, provided that any Registered Note issued to evidence Advances shall be issued in the principal amount of the applicable Lender’s Commitment.  Once recorded on the Register, each Advance may not be removed from the Register so long as it remains outstanding, and a Registered Note may not be exchanged for a promissory note that is not a Registered Note.

3.             CONDITIONS; TERM OF AGREEMENT.

3.1           Conditions Precedent to the Initial Extension of Credit.  The obligation of each Lender to make its initial extension of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extension of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent ).

3.2           Conditions Precedent to all Extensions of Credit.  The obligation of the Lender Group (or any member thereof) to make any Advances hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a)           the representations and warranties of Parent or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and

(b)           no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

3.3           Maturity.  This Agreement shall continue in full force and effect for a term ending on December 10, 2014 (the “Maturity Date”).  The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.4           Effect of Maturity.  On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrower shall be required to repay all of the Obligations in full.  No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated.  When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrower’s sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.

3.5           Early Termination by Borrower.  Borrower has the option, at any time upon 10 Business Days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by repaying to Agent all of the Obligations in full.

3.6           Conditions Subsequent.  The obligation of the Lender Group (or any member thereof) to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Schedule 3.6 (the failure by Borrower to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof, shall constitute an Event of Default).

4.             REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each of Parent and Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1           Due Organization and Qualification; Subsidiaries.

(a)           Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Change, (iii) is duly qualified to do business as a foreign corporation in good standing in each state in which it has intrastate Routes or has its principal office or a major overhaul facility except, in each case, where failure to be so qualified would not have a material adverse effect on the Borrower or its business, and (iv) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b)           Intentionally Omitted.

(c)           Set forth on Schedule 4.1(c) to the Disclosure Letter (as such Schedule to the Disclosure Letter may be updated from time to time by written notice to Agent attaching such updated Schedule to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization, (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Parent or Borrower, as applicable.  All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d)           Except as set forth on Schedule 4.1(c) to the Disclosure Letter, there are no subscriptions, options, warrants, or calls relating to any shares of Parent’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument.  Neither Parent nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Parent’s Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock.

4.2           Due Authorization; No Conflict.

(a)           As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b)           As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any material order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party or its Subsidiaries except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Change, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any Loan Party’s interestholders or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change.

4.3           Governmental Consents.  The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.

4.4           Binding Obligations; Perfected Liens.

(a)           Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b)           Agent’s Liens are validly created, perfected (other than (i) in respect of motor vehicles that are subject to a certificate of title and as to which Agent has not caused its Lien to be noted on the applicable certificate of title, and (ii) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 6.11, and subject only to the filing of financing statements, the recordation of the Copyright Security Agreement, the recordation of the Engine and Spare Parts Security Agreement with the FAA, the recordation of the Aircraft Security Agreements with the FAA, the recordation of the International Interest in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, in the International Registry with respect to the Collateral consisting of Aircraft and Engines, and if there is any Collateral that is Real Property, the recordation of the Mortgages with respect thereto  in the appropriate filing offices, and first priority Liens, subject only to Permitted Liens which by operation of law or contract would have priority over the Liens securing the Obligations.

4.5           Title to Assets; No Encumbrances.  Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby.  All of such assets are free and clear of Liens except for Permitted Liens.

4.6           Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a)           The name of (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Loan Party and each of its Subsidiaries is set forth on Schedule 4.6(a) to the Disclosure Letter (as such Schedule to the Disclosure Letter may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(b)           The chief executive office of each Loan Party and each of its Subsidiaries is located at the address indicated on Schedule 4.6(b) to the Disclosure Letter (as such Schedule to the Disclosure Letter may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(c)           Each Loan Party’s and each of its Subsidiaries’ tax identification numbers and organizational identification numbers, if any, are identified on Schedule 4.6(c) to the Disclosure Letter (as such Schedule to the Disclosure Letter may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(d)           As of the Closing Date, no Loan Party and no Subsidiary of a Loan Party holds any commercial tort claims that exceed $250,000 in amount, except as set forth on Schedule 4.6(d) to the Disclosure Letter.

4.7           Litigation.

(a)           There are no actions, suits, or proceedings pending or, to the knowledge of Borrower, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.

(b)           Schedule 4.7(b) to the Disclosure Letter sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $2,500,000 that, as of the Closing Date, is pending or, to the knowledge of Borrower, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties’ and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.

4.8           Compliance with Laws.  No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

4.9           No Material Adverse Change.    All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrower to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended.

Since December 31, 2009, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Change with respect to the Loan Parties and their Subsidiaries

4.10         Fraudulent Transfer.

(a)           The Loan Parties, taken as a whole, are Solvent.

(b)           No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.11         Employee Benefits.  Schedule 4.11 to the Disclosure Letter sets forth each Benefit Plan.  Except as otherwise set forth in Schedule 4.11 to the Disclosure Letter, which may be updated pursuant to the requirements of Section 14.1:  (i) each Benefit Plan (and each related trust, insurance contract, or fund) is and has at all times been operated in material compliance with its terms and with all applicable laws, including with out limitation ERISA and the IRC, (ii) each Benefit Plan (and each related trust, if any) has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the IRC, (iii) no Reportable Event has occurred, and to the knowledge of Borrower, Parent, each Subsidiary of Parent and all ERISA Affiliates, no Multiemployer Plan is insolvent or in reorganization other than an insolvency or reorganization that could not reasonably be expected to result in liability in excess of $1,000,000 or, if less, an amount that could result in a Material Adverse Change, (iv) there is no Multiemployer Plan, and none of Borrower,  Parent, any of Parent’s Subsidiaries, nor any ERISA Affiliate maintains, contributes to or has any liability with respect to a Foreign Pension Plan, (v) no Benefit Plan has an Unfunded Benefit Liability in excess of $175,000,000 or, if less, an amount that could result in a Material Adverse Change, (vi) no Benefit Plan has a material “accumulated funding deficiency”, within the meaning of Section 412 of the IRC or Section 302 of ERISA or has failed to make  required minimum contribution under the IRC (including under Section 430 of the IRC), or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the IRC or Section 303 or 304 of ERISA, (vii) all contributions (other than de minimis contributions) required to be made with respect to a Benefit Plan have been timely made (including all contributions required by the IRC at the times required by the IRC), (viii) none of Borrower, Parent, Parent’s Subsidiaries nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Benefit Plan or a Multiemployer Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4064, 4069, 4201, 4204, or 4212 of ERISA or expects to incur any such material liability under any of the foregoing sections and no condition exists that presents a risk of incurring such material liability; (ix) no proceedings have been instituted to terminate or appoint a trustee to administer any Benefit Plan (under ERISA), (x) no action, suit, proceeding, hearing, audit, or investigation with respect to the administration, operation, or the investment of assets of any Benefit Plan (other than routine claims for benefits), which could result in the imposition of liability on Borrower, Parent, any of Parent’s Subsidiaries or any ERISA Affiliate in an amount in excess of $1,000,000, or, if less, an amount that could result in a Material Adverse Change, is pending, expected or to the knowledge of Borrower, Parent, any of Parent’s Subsidiaries or any ERISA Affiliate threatened, (xi) the aggregate liabilities of the Borrower, Parent, Parent’s Subsidiaries and all ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan ended prior to the date hereof, based on a computation of withdrawal liability requested and received from each such Multiemployer Plan, would not exceed $1,000,000 or, if less, an amount that could result in a Material Adverse Change, (xii) no Lien has been imposed under the IRC or ERISA on the assets of Borrower, Parent, any of Parent’s Subsidiaries or any ERISA Affiliate, or is likely to arise, on account of any Benefit Plan, (xiii) except as otherwise required by the termination and funding requirements of ERISA and the IRC and any applicable collective bargaining agreements, Borrower, Parent, any of Parent’s Subsidiaries and any ERISA Affiliate may, at any time and without material liability, terminate or cease making contributions to any “employee benefit plan”, within the meaning of Section 3(3) of ERISA, to which such Person maintains or makes (or has any liability to make) contributions, and (xiv) each group health plan (as defined in Section 607(l) of ERISA or Section 4980B(g)(2)

of the IRC) which covers or has covered employees or former employees of Borrower, Parent, any of Parent’s Subsidiaries or any ERISA Affiliate has at all times been operated in material compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the IRC.

4.12         Environmental Condition.  Except as set forth on Schedule 4.12 to the Disclosure Letter and for other matters that could not reasonably be expected to result in a Material Adverse Change, (a) to Borrower’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to Borrower’s knowledge, after due inquiry, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

4.13         Intellectual Property.  Each Loan Party and its Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, and licenses that are necessary to the conduct of its business as currently conducted, and attached hereto as Schedule 4.13 to the Disclosure Letter (as updated from time to time) is a true, correct, and complete listing, as of the Closing Date and as of the  most recent date on which a Compliance Certificate was required to be delivered pursuant to the terms of Section 5.1, of all material trademarks, trade names, copyrights, patents, and licenses as to which Parent or one of its Subsidiaries is the owner or is an exclusive licensee; provided, however, that Borrower may amend Schedule 4.13 to the Disclosure Letter to add additional intellectual property so long as such amendment occurs by written notice to Agent on or prior to the first time that Parent provides its Compliance Certificate pursuant to Section 5.1 following the acquisition or creation of such additional intellectual property.

4.14         Leases.  Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all Material Leases, and all Material Leases are valid and subsisting.  No default by Parent or its Subsidiaries exists and is continuing beyond the applicable grace period  under any Material Lease, unless such default is the subject of a Permitted Protest.

4.15         Deposit Accounts and Securities Accounts.  Set forth on Schedule 4.15 to the Disclosure Letter (as updated pursuant to the provisions of the Security Agreement from time to time; provided, however, that Borrower may update Schedule 4.15 to the Disclosure Letter to update the Deposit Accounts and Securities Accounts of any Subsidiaries of Parent that are not Loan Parties by providing written notice to Agent, with such notice to include such updated information and other information as reasonably requested by Agent) is a listing of all of the Loan Parties’ and their Subsidiaries’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

4.16         Complete Disclosure.  All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents or in the Schedules to the Disclosure Letter but excluding any information based on or constituting a forecast or projection) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.  The Projections delivered to Agent on September 2, 2010 represent, and as of the date (after the Closing Date) on which any other Projections are delivered to Agent, such additional Projections represent, Borrower’s good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrower to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, that no assurances can be given that such Projections will be realized, and that actual results may differ in a material manner from such Projections).

4.17         Material Contracts.  Set forth on Schedule 4.17 to the Disclosure Letter (as such Schedule to the Disclosure Letter may be updated from time to time in accordance herewith) is a reasonably detailed description of the Material Contracts of each Loan Party and its Subsidiaries as of the most recent date on which Parent provided its Compliance Certificate pursuant to Section 5.1; provided, however, that Borrower may amend Schedule 4.17 to the Disclosure Letter to add additional Material Contracts so long as such amendment occurs by written notice to Agent on the date that Parent provides its Compliance Certificate.  Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Subsidiary and, to Borrower’s knowledge, after due inquiry, each other Person that is a party thereto in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.7(b)), and (c) is not in default due to the action or inaction of the applicable Loan Party or its Subsidiary.

4.18         Patriot Act.  To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”).  No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.19         Indebtedness.  Set forth on Schedule 4.19 to the Disclosure Letter is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule to the Disclosure Letter accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

4.20         Payment of Taxes.  Except as otherwise permitted under Section 5.5, all tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable.  Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable.  Borrower knows of no proposed tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.21         Margin Stock.  No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the loans made to Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve.

4.22         Governmental Regulation.  No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.23         OFAC.  No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC.  No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

4.24         Employee and Labor Matters.  There is (i) no unfair labor practice complaint pending or, to the knowledge of Parent or Borrower, threatened against Parent or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against Parent or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against Parent or its Subsidiaries that could reasonably be expected to result in a material liability, or (iii) to the knowledge of Borrower, after due inquiry, no union representation question existing with respect to the employees of Parent or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of Parent or its Subsidiaries.  None of Parent or its Subsidiaries has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied.  The hours worked and payments made to employees of Parent or its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other similar applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.  All material payments due from Parent or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Parent, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

4.25         Parent as a Holding Company.  Parent is a holding company and does not have any material liabilities (other than liabilities arising under the Loan Documents or liabilities of Parent expressly permitted under the Loan Documents or liabilities of the type described in the definition of Permitted Distributions), own any material assets (other than the Stock of Borrower or any other Subsidiary, proceeds of capital raises (whether debt or equity) permitted under the Loan Documents, and assets permitted to be distributed from Borrower to Parent under the Loan Documents and assets acquired in a Permitted Acquisition) or engage in any operations or business (other than the ownership of Borrower and its other Subsidiaries and rights and obligations under the Loan Documents or transactions involving Parent expressly permitted thereby).

4.26         Eligible Accounts.  As to each Receivable that is identified by Borrower as an Eligible Account in a Borrowing Base Certificate submitted to Agent, such Receivable is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of Borrower’s business, (b) owed to Borrower, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Accounts.

4.27         Intentionally Omitted.

4.28         Intentionally Omitted.

4.29         Section 1110.       With respect to the Aircraft, Engines, and Spare Parts that constitute Collateral and were first placed into service after October 22, 1994, the Agent, is entitled to the benefit of Section 1110 of the Bankruptcy Code in connection with the exercise of its remedies under this Agreement or any of the other Loan Documents in respect of any such Aircraft, Engines, or Spare Parts.

4.30         Spare Parts.

(a)           Borrower keeps correct and accurate records itemizing and describing the type, quality, and quantity of its Spare Parts.  In the case of Spare Parts identified by Borrower as Eligible Spare Parts in the most recent Borrowing Base Certificate submitted to Agent, Borrower has full legal and beneficial ownership to such Spare Parts (other than Spare Parts that, since the date of such Borrowing Base Certificate, became (and continue to be) the subject of a Permitted Spare Parts Installation), free and clear of all Liens other than Permitted Eligible Collateral Liens.  In the case of all other Spare Parts that are Collateral (other than those identified by Borrower as Eligible Spare Parts in the most recent Borrowing Base Certificate submitted to Agent),  Borrower has full legal and beneficial ownership to such Spare Parts (other than Spare Parts that, since the date of such Borrowing Base Certificate, became (and continue to be) the subject of a Permitted Spare Parts Installation), free and clear of all Liens other than Permitted Liens.

(b)           Each Rotable and Expendable that is identified by Borrower as an Eligible Spare Part in the most recent Borrowing Base Certificate submitted to Agent is, as of the date of such Borrowing Base Certificate, (i) of good and merchantable quality, free from material defects, serviceable in accordance with Borrower’s Maintenance Program and its manufacturer’s limits, in good operating condition and ready for immediate use or operation in accordance with Borrower’s Maintenance Program and has all serviceability tags applicable thereto and all related applicable back to birth records and all other documents required by Borrower’s Maintenance Program or the FARs, (ii) not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Spare Parts, and (iii) accurately described in such Borrowing Base Certificate (including by manufacturer’s serial number or manufacturer’s part number, as applicable, if a serialized Spare Part that Borrower customarily tracks by serial number and location, and as to whether it is a Rotable or Expendable).

(c)           Except to the extent expressly permitted by Section 5.21(b) or Section 5.21(e), the Spare Parts (other than those that are the subject of a Permitted Spare Parts Installation) of Borrower are in the possession and control of Borrower, held for use in Borrower’s business, and only located at the locations identified on Schedule 4.30  to the Disclosure Letter (as such Schedule to the Disclosure Letter may be updated pursuant to Section 5.21(b)).

(d)           Except for Spare Parts that have been leased, sold, exchanged, attached or installed or otherwise disposed of, in each case, to the extent expressly permitted by Section 5.21(e), Schedule 1.1(S) of the Engine and Spare Parts Security Agreement contains a true and complete summary description by type and location of all of the Spare Parts owned by Borrower that are located in the United States (other than Spare Parts that are specifically excluded from Schedule 1.1(S)  pursuant to the terms of the Engine and Spare

Parts Security Agreement) as of each date that this representation and warranty is given.  The Spare Parts on such Schedule 1.1(S) are covered by Warranties applicable thereto that are at least as extensive as the warranties that are maintained by similarly situated businesses in accordance with industry practice, and such Warranties are transferable at least to the extent that similar warranties are transferable in accordance with industry practice.  The Spare Parts owned by Borrower and located in the United States are primarily maintained for the purposes of installing such Spare Parts on Aircraft, Engines, Propellers, or Appliances operated by Borrower.

(e)           Borrower possesses all necessary certificates, permits, rights, authorizations and concessions and consents which are material to the repair, refurbishment or overhaul of any of its Spare Parts (to the extent Borrower performs any of such actions) or to the maintenance, use, operation, or sale of any of its Spare Parts.

(f)            Borrower uses, stores, maintains, overhauls, repairs and refurbishes (or causes a duly authorized FAA repair station or other duly authorized FAA overhaul vendor to maintain, overhaul, repair and refurbish) all of its Spare Parts, and maintains books and records with respect thereto, in compliance with the material requirements of the FARs and other applicable law (including the provision of FAA serviceability tags where applicable) and with the Borrower’s Maintenance Program, except for such requirements of applicable law the validity or applicability of which are being protested by Borrower so long as (i) such protest is instituted promptly and prosecuted diligently by Borrower in good faith, (ii) there is no material risk of any sale, forfeiture, or loss of any Spare Part or diminution in value of any Spare Part as a result of such contest, (iii) there is no risk of any criminal liability, or any material civil liability, for Borrower, Agent, or any of the Lenders as a result of such contest, (iv) Agent is satisfied that while such contest is pending, there is no impairment of the enforceability, validity, or priority of any of the Agent’s Liens on such Spare Parts, and (v) there is no material risk of any adverse affect on the ownership interest of Borrower in such Spare Part.

(g)           (i) The only Spare Parts Tracking System currently used by Borrower to track the location, use and maintenance status of its Spare Parts is CHAMP, (ii) each of its license agreements with respect to such Spare Parts Tracking System is a non-exclusive license in perpetuity for which Borrower paid a one-time fee and has no further on-going payment obligations of any nature whatsoever, and (iii) Borrower has duly granted a security interest in such Spare Parts Tracking System under the Security Agreement, without any requirement for prior written consent of the licensor of such Spare Parts Tracking System.

4.31         Engines.

(a)           Borrower keeps correct and accurate records itemizing and describing the type, quality, and quantity of its Engines and of all major components thereof.  In the case of (i) Engines identified by Borrower as Eligible Spare Engines in the most recent Borrowing Base Certificate submitted to Agent and (ii) all other Engines that are Collateral, in each case, Borrower has full legal and beneficial ownership to such Engines, free and clear of all Liens (other than Permitted Eligible Collateral Liens).

(b)           Each Engine that is identified by Borrower as an Eligible Spare Engine in the most recent Borrowing Base Certificate submitted to Agent is, as of the date of such Borrowing Base Certificate, (i) either (A) of good and merchantable quality, free from material defects, serviceable in accordance with Borrower’s Maintenance Program and the Engine manufacturer’s limits, in good operating condition (ordinary wear and tear excepted) and ready for immediate use or operation in accordance with Borrower’s Maintenance Program and the FARs and has all serviceability tags applicable thereto and all related applicable back to birth records and all other documents required by Borrower’s Maintenance Program or the FARs, or (B) is subject to Eligible Maintenance, (ii) not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Spare Engines, and (iii) accurately described in such Borrowing Base Certificate (including by manufacturer’s serial number).

(c)           Except to the extent expressly permitted by Section 5.22(a), the Engines of Borrower that constitute Collateral are in the possession and control of Borrower, held for use in Borrower’s business and, other than Engines that are the subject of a Permitted Airframe Installation,  are only located at the locations identified on Schedule 4.31  to the Disclosure Letter (as such Schedule to the Disclosure Letter may be updated pursuant to Section 5.22(a)).

(d)           Schedule 1.1(E) of the Engine and Spare Parts Security Agreement contains a true and complete summary description by manufacturer, model and serial number of all of the Eligible Spare Engines, including of each Quick Engine Change kit and each shipping stand related thereto, as of each date that this representation and warranty is given.  The Eligible Spare Engines on such Schedule 1.1(E) are covered by Warranties applicable thereto that are at least as extensive as the warranties and other product assurance documents that are maintained by similarly situated businesses in accordance with industry practice (including for Engines purchased on an as-is basis to the extent applicable), and such Warranties are transferable at least to the extent that similar warranties are transferable in accordance with industry practice.  The Engines owned or leased by Borrower are primarily maintained for the purposes of installing such Engines on Aircraft operated by Borrower.

(e)           Borrower possesses all necessary certificates, permits, rights, authorizations and concessions and consents which are material to the repair, refurbishment or overhaul of any of its Engines (to the extent Borrower performs any of such actions) or to the maintenance, use, operation, or sale of any of its Engines.

(f)            Borrower uses, stores, maintains, overhauls, repairs and refurbishes (or causes a duly authorized FAA repair station or other duly authorized FAA overhaul vendor to maintain, overhaul, repair and refurbish) all of its Engines, and maintains books and records with respect thereto, in compliance with the material requirements of the FARs and other applicable law (including the provision of FAA serviceability tags and back to birth records where applicable) and with the Borrower’s Maintenance Program, except for such requirements of applicable law the validity or applicability of which are being protested by Borrower so long as (i) such protest is instituted promptly and prosecuted diligently by Borrower in good faith, (ii) there is no material risk of any sale, forfeiture, or loss of any such Engines or diminution in value of such  Engines as a result of such contest, (iii) there is no risk of any criminal liability, or any material civil liability, for Borrower, Agent, or any of the Lenders as a result of such contest, (iv) Agent is satisfied that while such contest is pending, there is no impairment of the enforceability, validity, or priority of any of the Agent’s Liens on the Engines that are Collateral or that were designated as Eligible Spare Engines in the most recent Borrowing Base Certificate delivered to Agent, and (v) there is no material risk of any adverse affect on the ownership interest of Borrower in the Engines that are Collateral or that were designated as Eligible Spare Engines in the most recent Borrowing Base Certificate delivered to Agent.

(g)           To Borrower’s knowledge, after due inquiry, all information concerning each Eligible Spare Engine and all other Engines that are Collateral provided by or on behalf of Borrower to any appraiser at Agent’s request is true and correct at the time so provided and no information material to the value of any Eligible Spare Engine and all other Engines that are Collateral (including incident reports with respect to such Engine) was not included in the information provided to such appraiser.

4.32         Ground Equipment.

(a)           Borrower keeps correct and accurate records itemizing and describing the type, quality, and quantity of its Ground Equipment.  In the case of Ground Equipment identified by Borrower as Eligible Ground Equipment in the most recent Borrowing Base Certificate submitted to Agent, Borrower has full legal and beneficial ownership of such Ground Equipment, free and clear of all Liens other than Permitted Eligible Collateral Liens.  In the case of all other Ground Equipment (other than those identified by Borrower as Eligible Ground Equipment in the most recent Borrowing Base Certificate submitted to Agent),  Borrower has full legal and beneficial ownership of such Ground Equipment, free and clear of all Liens other than Permitted Liens.

(b)           Each item of Ground Equipment that is identified by Borrower as an item of Eligible Ground Equipment in the most recent Borrowing Base Certificate submitted to Agent is, as of the date of such Borrowing Base Certificate, (i) of good and merchantable quality, free from defects, and in good operating condition (except for those items of Eligible Ground Equipment that are being repaired so long as the applicable repairs are routine repairs that are not expected to take and have not taken more than a normal service period to complete), (ii) not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Ground Equipment, and (iii) accurately described in such Borrowing Base Certificate (including by manufacturer’s serial number or manufacturer’s part number, as applicable, if a serialized item of Ground Equipment that Borrower customarily tracks by serial number, location, and, to the knowledge of Borrower, after reasonable inquiry, whether the subject of a certificate of title).

(c)           Except to the extent expressly permitted by Section 5.23(a) or (b), the items of Ground Equipment of Borrower are in the possession and control of Borrower, held for use in Borrower’s business, and only located at the locations identified on Schedule 4.32 to the Disclosure Letter (as such Schedule to the Disclosure Letter may be updated pursuant to Section 5.23(b)).

4.33         Eligible Available Aircraft.

(a)           Full legal and beneficial ownership of each Aircraft identified as Eligible Available Aircraft in the most recent Borrowing Base Certificate is held by Borrower and is free and clear of all Liens (other than Permitted Eligible Collateral Liens).

(b)           Each Aircraft that is identified by Borrower as an Eligible Available Aircraft in the most recent Borrowing Base Certificate submitted to Agent, as of the date of such Borrowing Base Certificate, (i) is registered with the FAA in the name of the Borrower as owner free and clear of all Liens of record with the FAA (except those in favor of the Agent), (ii)  is in good operating condition, free from material defects and is maintained in accordance with Borrower’s Maintenance Program and the FARs and other applicable laws and has a valid and current airworthiness certificate and other relevant licenses and registrations, (iii) has all applicable serviceability tags applicable thereto and all related applicable back-to-birth records and other documents required by Borrower’s Maintenance Program or the FARs, (iv) is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Available Aircraft, and (v) is accurately described in such Borrowing Base Certificate (including by manufacturer’s serial number and registration number) and its Engines are accurately described in such Borrowing Base Certificate (including by manufacturer’s serial number).

(c)           Each Aircraft that is identified by Borrower as an Eligible Available Aircraft in the most recent Borrowing Base Certificate is in the possession and control of Borrower or a Person providing Eligible Maintenance.

(d)           Each Eligible Available Aircraft that is identified by Borrower as an Eligible Available Aircraft in the most recent Borrowing Base Certificate is covered by Warranties applicable thereto that are at least as extensive as the warranties and other product assurance documents that are maintained by similarly situated businesses in accordance with industry practice (including for Aircraft purchased on an as-is basis to the extent applicable), and such Warranties are transferable at least to the extent that similar warranties are transferable in accordance with industry practice.

(e)           Borrower possesses all necessary certificates, permits, rights, authorizations and concessions and consents which are material to the repair, refurbishment or overhaul of any of the Aircraft identified as Eligible Available Aircraft in the most recent Borrowing Base Certificate delivered to Agent or any other Aircraft that is Collateral (to the extent Borrower performs any of such actions) or to the maintenance, use, operation, or sale of any such Aircraft.

(f)            Borrower uses, stores, maintains, overhauls, repairs and refurbishes (or causes a duly authorized FAA repair station or other duly authorized FAA overhaul vendor to maintain, overhaul,

repair and refurbish) all of the Aircraft identified as Eligible Available Aircraft in the most recent Borrowing Base Certificate delivered to Agent and all other Aircraft that is Collateral and maintains books and records with respect thereto in compliance with the requirements of the FARs and other applicable law (including the provision of FAA serviceability tags and back to birth records where applicable) and with the Borrower’s Maintenance Program, except for such requirements of applicable law the validity or applicability of which are being protested by Borrower so long as (i) such protest is instituted promptly and prosecuted diligently by Borrower in good faith, (ii) there is no material risk of any sale, forfeiture, or loss of any such Aircraft or diminution in value of any such Aircraft as a result of such contest, (iii) there is no risk of any criminal liability, or any material civil liability, for Borrower, Agent, or any of the Lenders as a result of such contest, (iv) Agent is satisfied that while such contest is pending, there is no impairment of the enforceability, validity, or priority of any of the Agent’s Liens on such Aircraft, and (v) there is no material risk of any adverse affect on the ownership interest of Borrower in such Aircraft.

(g)           Except as disclosed in a written notice from Borrower to Agent, (i) no Aircraft that is identified by Borrower as an Eligible Available Aircraft (including any related Engine) in the most recent Borrowing Base Certificate since the date of such Borrowing Base Certificate has suffered, or become the subject of, any damage or defect the cost of repair of which is more than $500,000 and (ii) there are no events, conditions or circumstances that have occurred or exist that could reasonably be expected to cause the Current Fair Market Value of such Aircraft to be less than the amount set forth in the most recent Borrowing Base Certificate provided to Agent.

(h)           All information concerning each Aircraft that is identified by Borrower as an Eligible Available Aircraft in the most recent Borrowing Base Certificate provided to any appraiser at Agent’s request is true and correct in all material respects at the time so provided and no information material to the value of any Eligible Available Aircraft (including incident reports with respect to such Eligible Available Aircraft) was not included in the information provided to such appraiser.

4.34         Propellers.  As of the Closing Date, neither Parent nor any of its Subsidiaries owns or has title to any Propellers.

4.35         Air Carrier.  Borrower is a Certified Air Carrier.  Borrower possesses all other necessary certificates, franchises, air carrier and other licenses, permits, rights, authorizations and concessions and consents which are material to the operation of Aircraft operated by it and routes flown by it and the conduct of its business and operations as currently conducted.

4.36         Slots, Gates and Routes.

(a)           Set forth on Schedule 4.36 to the Disclosure Letter is a complete and accurate list of all Slots, Gates, and Routes used, held by, contracted or licensed to, Parent and its Subsidiaries as of the Closing Date.

(b)           Parent and its Subsidiaries are utilizing the Slots, Gates and Routes in a manner consistent with applicable contracts governing such Slots, Gates and Routes and applicable laws (including the rules and regulations of the FAA, the DOT or any other Governmental Authority or airport authority) in order to maintain its right to use such Slots, Gates and Routes and where the failure to so maintain its right to use such Slots, Gates, and Routes would materially impair the Collateral.  None of Parent or any of its Subsidiaries has received any notice from any Governmental Authority, or is aware of any other event or circumstance, that would be reasonably likely to materially impair, or have a potential adverse effect in any material respect, upon, the utilization of the Slots, Gates and Routes.

4.37         Hawaiian Gifts.   As of the Closing Date and at all times prior to the last day of the month ending prior to the date on which Hawaiian Gifts becomes a Guarantor and the Loan Parties have complied with all of the provisions of Section 5.11 and 5.12 with respect to Hawaiian Gifts as though it were a newly formed or newly acquired Subsidiary, (a) Hawaiian Gift’s revenues for the twelve month period most recently ended were less than $50,000 and (b) the total fair market value of all of Hawaiian Gift’s assets is less than $2,000,000.

5.             AFFIRMATIVE COVENANTS.

Each of Parent and Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, the Loan Parties shall and shall cause each of their Subsidiaries to comply with each of the following:

5.1           Financial Statements, Reports, Certificates.  Deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein; provided, however, if, and only if, Parent is required to make such filings with the SEC, that the documents required to be delivered pursuant to clauses (e), (h), or (i) of Schedule 5.1 may be delivered in the form of an electronic link to such document as filed in Parent’s filings with the SEC.  In addition, each of Parent and Borrower agrees that no Subsidiary of a Loan Party will have a fiscal year different from that of Parent.  In addition, Parent agrees to maintain a system of accounting that enables Parent to produce financial statements in accordance with GAAP.

5.2           Collateral Reporting.  Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the reports set forth on Schedule 5.2 at the times specified therein In addition, Borrower agrees to cooperate fully with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.

5.3           Existence.  Except as otherwise permitted under Section 6.3 or Section 6.4, at all times maintain and preserve in full force and effect its existence (including being in good standing in its jurisdiction of organization) and all rights and franchises, licenses and permits material to its business.

5.4           Maintenance of Properties.  Maintain and preserve all of its properties and assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, and casualty excepted and Permitted Dispositions excepted (and except where the failure to do so could not reasonably be expected to result in a Material Adverse Change), and comply at all times with the provisions of all material leases to which it is a party as lessee, where failure to so comply could reasonably be expected to result in a Material Adverse Change.

5.5           Taxes.  Cause all assessments and taxes imposed, levied, or assessed against any Loan Party or its Subsidiaries, or any of their respective assets or in respect of any of its income, businesses, or franchises to be paid in full, before delinquency or before the expiration of any extension period, except (a) to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest or (b) such assessments or taxes do not exceed $100,000 in the aggregate at any one time.  Parent will and will cause each of its Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes required of it and them by applicable laws (other than an aggregate amount not to exceed $100,000 at any one time as provided in clause (b) above), including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof satisfactory to Agent indicating that Parent and its Subsidiaries have made such payments or deposits.

5.6           Insurance.

(a)           At Borrower’s expense, maintain insurance respecting each of the Loan Parties’ and their Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses (including all-risk ground coverage of Borrower’s Spare Parts, Engines, Aircraft, and Ground Equipment). Borrower also shall maintain (with respect to each of the Loan Parties and their Subsidiaries) extra expense, public liability, aircraft public liability insurance (including (a) passenger legal liability, and (b) if such insurance is then generally carried by major United States air carriers, aircraft war risk and allied perils insurance in accordance with London form AVN52C (as in effect on the date hereof or in accordance with the FAA’s Chapter 443 Aviation Insurance Policy as in effect on the date hereof) or its equivalent form reasonably acceptable to the Required Lenders), cargo liability insurance, and war risk and allied perils hull (including confiscation, expropriation, nationalization and seizure by a government other than the United States), terrorist and hijacking insurance, general liability, product liability insurance, director’s and officer’s liability insurance, fiduciary liability insurance, and employment practices liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation.  All such policies of insurance shall be with responsible and reputable insurance companies acceptable to Agent and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and in any event in amount, adequacy and scope reasonably satisfactory to Agent (it being understood that (x) the insurance coverage reflected on the certificates of insurance delivered to Agent on the Closing Date is acceptable to Agent and (y) an insurance company with the same financial strength, credit rating, and debt rating as the financial strength, credit rating, and debt rating, as of the Closing Date, of the insurance company that issues the certificates of insurance on the Closing Date is acceptable to Agent).  All hull and spares ground and “in transit” insurance shall be on an “agreed” value basis without right of replacement in an amount in each case not less than (i) with respect to Eligible Spare Engines and Eligible Available Aircraft, the Current Fair Market Value shown on the most recent Borrowing Base Certificate for all Eligible Spare Engines and for Eligible Available Aircraft and (ii) with respect to Eligible Spare Parts, the book value of Eligible Spare Parts shown on the most recent Borrowing Base Certificate for Eligible Spare Parts.  All deductibles shall be in an amount reasonably satisfactory to Agent (it being understood that the deductibles reflected on the certificates of insurance delivered to Agent on the Closing Date are acceptable to Agent).

(b)           All property insurance policies covering the Collateral are to be made payable to Agent, as agent for and on behalf of the Lender Group and the Bank Product Providers, in case of loss, pursuant to a standard loss payable endorsement with a standard non contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies.  All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation.  If Borrower fails to maintain such insurance, Agent may arrange for such insurance, but at Borrower’s expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.

(c)           Borrower shall give Agent prompt notice of (i) any loss exceeding $1,000,000 covered by such insurance, and (ii) any cancellation of any policy of insurance placed with the FAA.  So long as no Event of Default has occurred and is continuing, Borrower shall have the exclusive right to adjust any losses payable under any such insurance policies.  Following the occurrence and during the continuation of an Event of Default, Agent shall have the exclusive right to adjust any losses payable under such insurance policies, without any liability to Borrower whatsoever in respect of such adjustments, other than liability that results from Agent’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction).

(d)           In the event that Parent, Borrower, or Borrower’s Subsidiary receives any proceeds of property insurance in connection with a loss in respect of Collateral, then, so long as (A) no Event of Default shall have occurred and is continuing, (B) Borrower shall have given Agent prior written notice of Parent’s, Borrower, or Borrower’s Subsidiaries’ intention to apply such proceeds to the costs of replacement of the properties or assets which are the subject of such loss or the cost of purchase or construction of other assets useful in the business of Parent and Borrower and its Subsidiaries, (C) such proceeds are held in a Deposit Account in which Agent has a perfected first-priority security interest, and (D) Parent, Borrower, and Borrower’s Subsidiaries complete such replacement, repair, purchase or construction within 180 days after the initial receipt of such proceeds or such longer period as Agent may approve in its Permitted Discretion (or enter into a commitment for such replacement, repair, purchase or construction within 180 days (or such longer period as Agent may approve in its Permitted Discretion) after the initial receipt of such proceeds so long as such replacement, purchase, or construction is completed within 270 days (or such longer period as Agent may approve in its Permitted Discretion) after the initial receipt of such proceeds), Parent, Borrower and Borrower’s Subsidiaries shall have the option to apply such proceeds to the costs of replacement or repair of the property or assets which are the subject of such loss or the costs of purchase or construction of other assets useful in the business of Parent, Borrower, and Borrower’s Subsidiaries unless and to the extent that (x) such applicable period shall have expired without such replacement, repair, purchase or construction being made or completed or (y) any Event of Default occurs and is continuing (and in the case of either (x) or (y), any amounts remaining in the cash collateral account shall be paid to Agent and applied in accordance with the terms of this Agreement) or (z) such Person has failed to comply with any of clauses (A) through (D) above.

5.7           Inspection.  Subject to the reimbursement limitations set forth in Section 2.10(c), permit Agent, each Lender, and each of their duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to conduct appraisals and valuations, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Agent or any such Lender may designate and, so long as no Default or Event of Default exists, such inspection (a) shall be with reasonable prior notice to Borrower, and (b) shall not interfere (other than indirectly) with the operation or maintenance of Borrower’s Aircraft.

5.8           Compliance with Laws.  Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority (including, without limitation, the rules, regulations standards and policies of the FAA, the DOT and any applicable similar body or Governmental Authority responsible for the regulation of commercial aviation in any applicable jurisdiction or having jurisdiction over Parent or any of its Subsidiaries), other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

5.9           Environmental.

(a)           Keep any property either owned or operated by Parent or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b)           Comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,

(c)           Promptly notify Agent of any release of which Borrower has knowledge of a Hazardous Material in any reportable quantity, which could reasonably be expected to result in a Material Adverse Change, from or onto property owned or operated by Parent or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and

(d)           Promptly, but in any event within 5 days of its receipt thereof, provide Agent with written notice of any of the following:  (i) notice that an Environmental Lien has been filed against any of the real or personal property of Parent or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against Parent or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority with respect to any Environmental Law which in the case of this clause (iii) reasonably could be expected to result in a Material Adverse Change.

5.10         Disclosure Updates.  Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the

Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made.  The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto or the Disclosure Letter or any of the Schedules thereto.

5.11         Formation of Subsidiaries.  At the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, such Loan Party shall (a) within 10 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) cause any such new Subsidiary to provide to Agent a joinder to the Guaranty and the Security Agreement and the Disclosure Letter, together with such other security documents (including (i) Mortgages with respect to any Real Property owned in fee of such new Subsidiary with a fair market value in excess of $250,000 and (ii) if required by the Security Agreement, an Engine and Spare Parts Security Agreement and an Aircraft Security Agreement or a supplement thereto), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); provided that the Guaranty, the Security Agreement, and such other security documents shall not be required to be provided to Agent with respect to any Subsidiary of Parent that is a CFC or a Subsidiary of a CFC, (b) within 10 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) provide to Agent a pledge agreement (or an addendum to the Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary reasonably satisfactory to Agent; provided that only 65% of the total outstanding voting Stock of any Subsidiary of Parent that is a CFC (and none of the Stock of any Subsidiary of such CFC) shall be required to be pledged (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (c) within 10 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) provide to Agent all other documentation, including one or more opinions of counsel (including FAA counsel) reasonably satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all Real Property owned in fee and subject to a mortgage).  Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall be a Loan Document.

5.12         Further Assurances.  At any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets, subject to any exceptions or limitations expressly provided in any Loan Documents, of Parent and its Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), subject to any exceptions or limitations expressly provided in any Loan Document, to create and perfect Liens in favor of Agent in any Real Property acquired by Parent or its Subsidiaries after the Closing Date with a fair market value in excess of $250,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided that the foregoing shall not apply to any Subsidiary of Parent that is a CFC or a Subsidiary of a CFC.  To the maximum extent permitted by applicable law, if Parent refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, Parent hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s or its Subsidiary’s name, as applicable, and authorizes Agent to file such executed Additional Documents in any appropriate filing office.  In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Parent and its Subsidiaries and all of the outstanding capital Stock of Borrower and Borrower’s Subsidiaries (subject to exceptions and limitations contained in the Loan Documents with respect to CFCs).

5.13         [Intentionally Omitted] .

5.14         Material Contracts.  Contemporaneously with the delivery of each Compliance Certificate pursuant to Section 5.1, provide Agent with copies of (a) each Material Contract entered into since the delivery of the previous Compliance Certificate, and (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate.  Such copies may be in the form of a link to the filed Material Contract or amendment, as applicable, in Parent’s filings with the SEC.

5.15         Location of Chief Executive Offices.  Keep each Loan Parties’ and its Subsidiaries’ chief executive offices only at the locations identified on Schedule 4.6(b) to the Disclosure Letter; provided, however, that Borrower may amend Schedule 4.6(b) to the Disclosure Letter so long as (i) such amendment occurs by written notice to Agent not less than 10 days prior to the date on which such chief executive office is relocated, and (ii) if such location is the chief executive office location of a Loan Party, such new location is within the United States.

5.16         Hawaiian Gifts.   If Hawaiian Gifts has (based on the most recent financial statements delivered pursuant to Section 5.1) (a) revenues for the twelve month period most recently ended of greater than or equal to  $50,000 or (b) assets with a fair market value of greater than or equal to $2,000,000, then within 10 days after the delivery of such financial statements (or such longer period as Agent may agree to in writing  in its sole discretion), cause Hawaiian Gifts to comply with, the provisions of Section 5.11 and Section 5.12  with respect to Hawaiian Gifts as though it were a newly formed or acquired Subsidiary.

5.17         Intentionally Omitted.

5.18         Intentionally Omitted.

5.19         Leases.  Pay when due all rents and other amounts payable under any Material Leases,  so as to prevent the loss or forfeiture thereof, unless such payments  are the subject of a Permitted Protest.

5.20         Intentionally Omitted.

5.21         Eligible Spare Parts.

(a)           Keep all Eligible Spare Parts (except to the extent the subject of a Permitted Spare Parts Installation permitted pursuant to Section 5.21(e)(ii)), including any Quick Engine Change Kit that is not installed on an Eligible Spare Engine, and all Engine shipping stands, only at the locations in the United States identified on Schedule 4.30 to the Disclosure Letter (as amended pursuant to Section 5.21(b)), provided, that, so long as (i) no Overadvance has occurred and is continuing or would result therefrom (after having removed any such Eligible Spare Parts from the Borrowing Base), (ii) such transit is in the ordinary course of Borrower’s business, and (iii) all Spare Parts (including Eligible Spare Parts) in transit at any time are fully covered at not less than their Current Fair Market Values under Borrower’s “spares” all risk insurance policies while in such transit, Borrower may (y)  move Eligible Spare Parts from any location in the United States identified on Schedule 4.30 to the Disclosure Letter to any other location in the United States identified on Schedule 4.30 to the Disclosure Letter or (z) move Eligible Spare Parts to the location of Aircraft, Engines, flight simulators or other Equipment to complete a Permitted Spare Parts Installation that is permitted pursuant to Section 5.21(e)(ii).  Borrower shall also keep all Spare Parts that are Collateral and all Eligible Spare Parts (except to the extent such Spare Parts are the subject of a Permitted Spare Parts Installation permitted pursuant to Section 5.21(e)(ii)) in fenced areas with readily visible signage indicating that the Spare Parts located at such location are subject to a Lien in favor of Agent.

(b)           Keep all Spare Parts (except to the extent the subject of a Permitted Spare Parts Installation permitted pursuant to Section 5.21(e)) of Borrower not designated as Eligible Spare Parts only at the locations identified on Schedule 4.30 to the Disclosure Letter (and not permit any Spare Parts to be located at the premises of or otherwise put into the possession or control of any bailee, warehouseman, FAA repair station, servicer, mechanic, vendor, supplier, or other Person unless a Collateral Access Agreement has been put in place with such Person), provided that: (i) Borrower may amend Schedule 4.30 to the Disclosure Letter to add additional locations to Schedule 4.30 so long as:  (A) such amendment occurs by written notice to Agent not less than 20 days prior to the date on which any Spare Parts are moved to such new location, and (B) such new location is within the United States; (ii) any Spare Part that is not an Eligible Spare Part may be transported to or from, or be in the possession of or under the control of, a bailee, warehouseman, FAA repair station, overhaul or maintenance servicer, mechanic, or similar Person for purposes of repair in the ordinary course of Borrower’s business without a Collateral Access Agreement so long as either (A) no Event of Default has occurred and is continuing or would result therefrom, or (B) the aggregate book value of all such Spare Parts in the possession of or under the control of all such Persons, in the aggregate, does not exceed $2,000,000; (iii) so long as such transit is in the ordinary course of Borrower’s business, Borrower may move Spare Parts that are not Eligible Spare Parts from any location to any location in the United States identified on Schedule 4.30 to the Disclosure Letter; (iv) so long as (A) no Event of Default has occurred and is continuing or would result therefrom, (B) such transit is in the ordinary course of Borrower’s business, and (C) the aggregate book value of all Spare Parts moved to all such foreign locations, in the aggregate, does not exceed $2,500,000 (provided that Spare Parts at such foreign locations shall not count against the dollar amount of Spare Parts permitted to be maintained with third parties pursuant to Section 5.21(b)(ii)(B)), Borrower may move Spare Parts that are not Eligible Spare Parts from any location in the United States identified on Schedule 4.30 to the Disclosure Letter to any location outside the United States (including locations outside the United States where such Spare Parts are in the possession of or under the control of a bailee, warehouseman, FAA repair station, overhaul or maintenance servicer, mechanic, or similar Person); (v) so long as such transit is in the ordinary course of Borrower’s business, Borrower may move Spare Parts that are not Eligible Spare Parts from any location outside the United States to any other location outside the United States; (vi) so long as such transit is in the ordinary course of Borrower’s business, Borrower may move Spare Parts that are not Eligible Spare Parts to the location of Aircraft, Engines, flight simulators or other Equipment to complete a Permitted Spare Parts Installation that is permitted pursuant to Section 5.21(e);  and (vii) Borrower may move Spare Parts that are not Eligible Spare Parts pursuant to pool, exchange or lease transactions permitted pursuant to Section 5.21(e).

(c)           Maintain in effect a Spare Parts Tracking System.

(d)           Maintain, with respect to Spare Parts,  all records, logs, serviceability tags and other documents and materials required by applicable law, including the FARs, or by Borrower’s Maintenance Program.

(e)           Not permit any Spare Parts to be leased, sold, exchanged, attached or installed on any Aircraft, Engine, flight simulator, or other Equipment, or otherwise disposed of; provided, however, that (i) so long as no Overadvance is outstanding or would result therefrom (after having removed any such Eligible Spare Parts from the Borrowing Base), Borrower may sell Spare Parts that are not Eligible Spare Parts to other airlines in the ordinary course of Borrower’s business, (ii) so long as no Overadvance is outstanding or would result therefrom, Borrower may make Permitted Spare Parts Installations with Eligible Spare Parts, (iii) Borrower may make Permitted Spare Parts Installations with Spare Parts (other than Eligible Spare Parts), and (iv) with respect to Spare Parts that are not Eligible Spare Parts, Borrower may pool, exchange, or lease such Spare Parts in the ordinary course of business so long as (x) no Event of Default has occurred and is continuing or would result therefrom and (y) the aggregate book value of all such Spare Parts, in the aggregate, does not exceed $1,000,000.

(f)            Each of Parent and Borrower, on behalf of each of its Subsidiaries, hereby waives any and all rights that it has or may have in the future to assert or claim against Agent or any of the Lenders or any transferee pursuant to the exercise of remedies under any of the Loan Documents, any mechanic’s, repairer’s, servicer’s, storer’s or other Lien against any Collateral, including any Spare Parts, Engines, Ground Service Equipment, or Aircraft constituting Collateral.  Not permit any of its Spare Parts to be located at the premises of or otherwise put into the possession or control of any bailee, warehouseman, FAA repair station, servicer, mechanic, vendor, supplier, or similar Person except: (i)  that any Spare Part that is not an

Eligible Spare Part may be in the possession of or under the control of a bailee, warehouseman, FAA repair station, overhaul or maintenance servicer, mechanic, or similar Person to the extent expressly permitted by (but without duplication of) Section 5.21(b) and (ii) Eligible Spare Parts may be in the possession or control of Delta Air Lines, Inc. pursuant to the terms of the Delta Services Agreement so long as (A) such Spare Parts are located at a Delta Location, and (B) Agent has received a Collateral Access Agreement, in form and substance satisfactory to Agent, duly executed by Delta Air Lines, Inc. with respect to such location and such assets.

5.22         Eligible Spare Engines.

(a)           Unless such Engine is attached to one of Borrower’s Aircraft as a result of a Permitted Airframe Installation or is out for Eligible Maintenance, keep each Engine identified as an Eligible Spare Engine in any Borrowing Base Certificate and each Engine that is Collateral only at the locations in the United States identified on Schedule 4.31 to the Disclosure Letter, provided that (i) so long as (A) such transit is in the ordinary course of Borrower’s business, and (B) all such Engines (and Spare Parts) in transit at any time are fully covered at not less than their Current Fair Market Values under Borrower’s “spares” all risk policies while in such transit, Borrower may move Engines from any location in the United States identified on Schedule 4.31 to the Disclosure Letter to any other location in the United States identified on Schedule 4.31 to the Disclosure Letter, and (ii) Borrower may amend Schedule 4.31 to the Disclosure Letter to add additional locations owned or leased by the Borrower so long as (A) such amendment occurs by written notice to Agent not less than 20 days prior to the date on which any Engines are moved to such new location, (B) such new location is within the United States, and (C) with respect to any such new leased location where Engines identified by Borrower as Eligible Spare Engines in the most recent Borrowing Base Certificate delivered to Agent or Engines that are Collateral are kept, within 90 days after the time of such written notification, Borrower provides Agent with evidence satisfactory to Agent that Borrower has used its reasonable best efforts to obtain a Collateral Access Agreement with respect to such new location (provided, however, that so long as Borrower provides Agent with evidence satisfactory to Agent that Borrower has used its reasonable best efforts to obtain a Collateral Access Agreement with respect to such new location, if Borrower fails to deliver to Agent such Collateral Access Agreement within 90 days of the time of such written notification, no Event of Default shall have occurred and be continuing and Agent shall have the right to establish an additional reserve against the Borrowing Base in an aggregate amount equal to 3 months rent under the lease for each such location for which a Collateral Access Agreement has not been delivered).

(b)           Unless (i) such Engine is in for Eligible Maintenance, (ii) such Engine is in transit in compliance with Section 5.22(a), or (iii) such Engine is (w) in the possession or control of Delta Air Lines, Inc. pursuant to the terms of the Delta Services Agreement, (x) it is located at a Delta Location, and (z) Agent has received a Collateral Access Agreement, in form and substance satisfactory to Agent, duly executed by Delta Air Lines, Inc. with respect to such location and such assets, not permit any Engine identified as an Eligible Spare Engine in the most recent Borrowing Base Certificate or any Engine that is Collateral to be located at the premises of or otherwise put into the possession or control of any bailee, warehouseman, FAA repair station, servicer, mechanic, vendor, supplier, or other Person.

(c)           Unless such Engine is attached to one of the Aircraft operated by Borrower as a result of a Permitted Airframe Installation or is the subject of a Permitted Disposition, not permit any Engine identified as an Eligible Spare Engine in the most recent Borrowing Base Certificate or any Engine that is Collateral to be leased, sold, exchanged or attached or installed on any Aircraft.  With respect to any Permitted Airframe Installation permitted under the terms of this Agreement, Agent hereby agrees for the benefit of the agent or secured party of any airframe (other than an Airframe (as defined in any Aircraft Security Agreement) subject to an Aircraft Security Agreement) leased to the Borrower or purchased by the Borrower and subject to a conditional sale or other security agreement in favor of any Person other than Agent, that the Agent will not acquire or claim, as against such agent or secured party, any right, title or interest in any such airframe as the result of an Engine being installed on such airframe at any time while such airframe is owned by such agent or is subject to such conditional sale or other security agreement or security interest in favor of such secured party.

5.23         Eligible Ground Equipment.

(a)           Keep all Eligible Ground Equipment only at the locations in the United States identified on Schedule 4.32 to the Disclosure Letter (as amended pursuant to Section 5.23(b)); provided that, so long as transit is in the ordinary course of Borrower’s business, Borrower may move Eligible Ground Equipment from any location in the United States identified on Schedule 4.32 to the Disclosure Letter to any location in the United States identified on Schedule 4.32 to the Disclosure Letter.

(b)           Keep each Loan Parties’ and its Subsidiaries’ Ground Equipment only at the locations identified on Schedule 4.32 to the Disclosure Letter (and not permit such Ground Equipment to be located at the premises of or otherwise put into the possession or control of any bailee, warehouseman, FAA repair station, servicer, mechanic, vendor, supplier, or other person); provided, however, that: (i) Borrower may amend Schedule 4.32 to the Disclosure Letter to add additional locations so long as (A) such amendment occurs by written notice to Agent not less than 10 days prior to the date on which any Ground Equipment is moved to such new location, (B) such new location is within the continental United States, and (C) with respect to any such location where Ground Equipment identified by Borrower as Eligible Ground Equipment in the most recent Borrowing Base Certificate delivered to Agent is kept, within 90 days after the time of such written notification, Borrower provides Agent with evidence satisfactory to Agent that Borrower has used its reasonable best efforts to obtain a Collateral Access Agreement with respect to such new location (provided, however, that so long as Borrower provides Agent with evidence satisfactory to Agent that Borrower has used its reasonable best efforts to obtain a Collateral Access Agreement with respect to such new location, if Borrower fails to deliver to Agent such Collateral Access Agreement within 90 days of the time of such written notification, no Event of Default shall have occurred and be continuing and Agent shall have the right to establish a reserve against the Borrowing Base in an aggregate amount equal to 3 months rent under the lease for each such location for which a Collateral Access Agreement has not been delivered); (ii) any Ground Equipment that is not Eligible Ground Equipment may be transported to or from, or in the possession of or under the control of, a bailee, warehouseman, FAA repair station, overhaul or maintenance servicer, mechanic, or similar Person for purposes of repair in the ordinary course of Borrower’s business so long as either (A) no Event of Default has occurred and is continuing or would result therefrom, or (B) the aggregate value of all such Ground Equipment in the possession of or under the control of all such Persons, in the aggregate, does not exceed $250,000; (iii) so long as such transit is in the ordinary course of Borrower’s business, Borrower may move Ground Equipment that is not Eligible Ground Equipment to any location in the United States identified on Schedule 4.32 to the Disclosure Letter; (iv) so long as (A) no Event of Default has occurred and is continuing or would result therefrom, (B) such transit is in the ordinary course of Borrower’s business, and (C) the aggregate value of all Ground Equipment moved to all such foreign locations, in the aggregate, does not exceed $100,000, provided that Ground Equipment at such foreign locations shall not count against the dollar amount of Ground Equipment permitted to be maintained with third parties pursuant to Section 5.23(b)(ii)(B), Borrower may move Ground Equipment that is not Eligible Ground Equipment from any location in the United States to any location outside the United States (including locations outside the United States where such Equipment is in the possession of or under the control of a bailee, warehouseman, FAA repair station, overhaul or maintenance servicer, mechanic, or similar Person); and (v) so long as such transit is in the ordinary course of Borrower’s business, Borrower may move Ground Equipment that is not Eligible Ground Equipment from any location outside the United States to any other location outside the United States.

(b)           Not permit any Eligible Ground Equipment to be leased, sold, exchanged, or otherwise disposed of.

5.24         Eligible Available Aircraft.

(a)           Not permit any Aircraft identified in the most recent Borrowing Base Certificate as Eligible Available Aircraft to be leased, sold, exchanged or otherwise disposed of or be subject to any leasing, pooling, interchange or similar agreement; provided, however, that, the foregoing to the contrary notwithstanding, Borrower’s Boeing 767 Aircraft shall be permitted to be subject to the New Zealand Air

Interchange Agreement (as in effect on the Closing Date or as amended after the Closing Date so long as the terms and conditions of such amendment are reasonably satisfactory to Agent).

(b)           Comply with all terms and conditions of the Aircraft Security Agreement and not permit any excluding criteria set forth in the definition of Eligible Available Aircraft to apply to any Aircraft identified in the most recent Borrowing Base Certificate as Eligible Available Aircraft.

5.25         Slots, Gates, and Routes.

(a)           Utilize each of its Slots, Gates, and Routes (or cause to be utilized in case of any sublicense or sublease thereof permitted by this Agreement) in accordance with applicable contracts governing such Slot, Gate, or Route and applicable law (including any minimum utilization requirements under the rules and regulations of the FAA, the DOT or of any other Governmental Authority or airport authority) in order to maintain its right to use such Slot, Gate, or Route, as applicable, and where the failure to so maintain its right to use such Slot, Gate, or Route, as applicable, would materially impair the value of the Collateral.

(b)           Promptly upon receipt thereof, deliver to Agent copies of (i) each certificate or order relating to each of its Slots, Gates, and Routes or any other material certificates or orders that are issued by the DOT or any applicable Governmental Authority or airport authority, (ii) all filings made by or on behalf of Parent or its Subsidiaries with any Governmental Authority related to preserving and maintaining the value of any of its Slots, Gates and Routes and (iii) any notices received from any Person notifying Parent or any of its Subsidiaries of an event or other circumstances that would be reasonably likely to materially impair, or have a potential material adverse effect upon, any of the Slots, Gates or Routes.

(c)           Parent shall notify Agent not less than 30 days prior to the termination or cessation of operation by Parent or any of its Subsidiaries in any Slot or on any Route, if such termination or cessation of operating a Slot or Route is reasonably likely to have a Material Adverse Change on Parent or any of its Subsidiaries.

5.26         Benefit Plans.      Parent shall provide (or cause to be provided) to Agent (i) promptly and in any event within 7 Business Days after Borrower, Parent, any of Parent’s Subsidiaries or any ERISA Affiliate knows or has reason to know that, with respect to any Benefit Plan, any ERISA Event or “accumulated funding deficiency” (within the meaning of Section 412 or the IRC or Section 302 of ERISA) has occurred or that an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under the IRC, a statement of an Authorized Person setting forth the details of such occurrence and the action, if any, which Borrower, Parent, Parent’s Subsidiary or ERISA Affiliate proposes to take with respect thereto, (ii) promptly and in any event within 7 Business Days after receipt thereof Borrower, Parent, any of Parent’s Subsidiaries or any ERISA Affiliate from the PBGC, copies of each notice received by any of them of the PBGC’s intention to terminate any Benefit Plan or to have a trustee appointed to administer any Benefit Plan, (iii) promptly and in any event within 7 Business Days after a request by the Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Benefit Plan, (iv) promptly and in any event within 7 Business Days after Borrower, Parent, any of Parent’s Subsidiaries or any ERISA Affiliate knows or has reason to know that a required installment or contribution under the IRC (including Section 430 of the IRC) has not been made when due with respect to a Benefit Plan, a statement of an Authorized Person describing the failure to make such installment or contribution and (vi) promptly and in any event within 7 Business Days after receipt thereof by Borrower, Parent, any of Parent’s Subsidiaries or any ERISA Affiliate from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any such Person concerning the imposition of withdrawal liability under Section 4202 of ERISA or indicating that a Multiemployer Plan may enter reorganization status under Section 4241 of ERISA.   Parent shall timely make (or cause to be timely made) each required contribution (other than a de minimis contribution) with respect to each Benefit Plan (including each quarterly contribution required by any provision of the IRC at the time specified in such section) and shall provide (or cause to be provided) to Agent promptly and in any event within 7 Business Days after a request by Agent, proof that such contribution was made along with a statement from the Benefit Plan’s actuary indicating that such contribution constitutes full and timely payment of all required contributions then due with respect to such Benefit Plan and that there are no past-due contributions outstanding for any Benefit Plan.  For purposes of the foregoing sentence only, a contribution that actually is made within 15 Business Days of when it actually was due shall be considered timely made if (i) the contribution is less than $2,500,000; (ii) the total outstanding past-due contributions with respect to all Benefit Plans (determined without regard to this sentence) do not exceed $2,500,000; and (iii) the PBGC has not perfected a Lien with respect to any Benefit Plan.

5.27         Security Fees.  Cause all fees (other than in de minimis amounts) charged, imposed, levied, or assessed by the Transportation Security Administration against any Loan Party or its Subsidiaries to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such fees shall be the subject of a Permitted Protest.

6.             NEGATIVE COVENANTS.

Each of Parent and Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, the Loan Parties will not and will not permit any of their Subsidiaries to do any of the following:

6.1           Indebtedness.  Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2           Liens.  Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3           Restrictions on Fundamental Changes.

(a)           Other than in order to consummate a Permitted Fundamental Change or a Permitted Acquisition, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock,

(b)           Other than as a result of a Permitted Fundamental Change, liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution),

(c)           Other than as a result of a Permitted Fundamental Change, convey, sell, lease, license, assign, transfer, other otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets, or

(d)           Other than as a result of a Permitted Fundamental Change, suspend or go out of a substantial portion of its or their business.

6.4           Disposal of Assets.  Other than Permitted Dispositions, Permitted Fundamental Changes, and Permitted Liens, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of Parent’s or its Subsidiaries assets.

6.5           Change Name.  Change Parent’s or any of its Subsidiaries’ name, organizational identification number, state of organization or organizational identity; provided, however, that Parent or any of its Subsidiaries may change its name upon at least 10 days prior written notice to Agent of such change.

6.6           Nature of Business.  Make any change in the nature of its or their business as conducted on the Closing Date or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, however, that the foregoing shall not prevent Parent and its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.

6.7           Prepayments and Amendments.

(a)           Except in connection with Refinancing Indebtedness permitted by Section 6.1,

(i)         optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Parent or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, (C) Permitted Prepayments, or (D) prepayments of Indebtedness with Stock of Parent (other than Prohibited Preferred Stock) and the making of cash payments in lieu of issuing fractional shares in connection therewith, or

(ii)        make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the applicable subordination terms and conditions, or

(b)           Directly or indirectly, amend, modify, alter, increase, or change any of the terms or provisions of:

(i)         any agreement, instrument, document, indenture, or other writing evidencing  or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, (C) Indebtedness permitted under the definition of Permitted Indebtedness (other than Indebtedness permitted under clause (b) or (m) of the definition of Permitted Indebtedness); provided, however, that Parent or any of its Subsidiaries may directly or indirectly, amend, modify, alter, increase or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under (X) clause (b) of the definition of Permitted Indebtedness so long as (1) such amendment, modification, or change (x) could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders, and (y) would not otherwise cause Borrower to breach any of the provisions of this Agreement, (2) such amendment, modification, alteration, increase or change does not result in a shortening of the average weighted maturity of such Indebtedness (provided, however, that such amendment, modification, alteration, increase or change may result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended so long as the maturity for all of the principal that is due in respect of such Indebtedness is a date that is at least 1 year after the Maturity Date), and (3) if the Indebtedness that is the subject of such amendment, modification, alteration, increase or change was subordinated in right of payment to the Obligations, then after giving effect to such amendment, modification, alteration, increase or change, the subordination terms and conditions of such Indebtedness must be at least as favorable to the Lender Group as those that were applicable to the Indebtedness prior to such amendment, modification, alteration, increase or change or (Y) clause (m) of the definition of Permitted Indebtedness so long as (1) such amendment, modification, or change would satisfy the restrictions set forth in the definition of Refinancing Indebtedness if, instead of being amended, modified, or changed the subject Indebtedness was being refinanced, renewed, or extended (without regard to whether such amendment, modification or change would actually constitute a refinancing, renewal or extension of such Indebtedness) and (2) so long as the conditions set forth in clauses (m)(i) and (ii) of the definition of Permitted Indebtedness would be satisfied after giving effect to any such amendment as though such Indebtedness were being incurred on such date,

(ii)        any Material Contract except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders, or

(iii)       the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.

6.8           [intentionally Omitted] .

6.9           Distributions.  Other than Permitted Distributions, make any distribution or other payment on account of,  or declare or pay any dividend (in cash or other property, other than Stock) on (or to the direct or indirect holders of Stock issued by Borrower in their capacity as such), or purchase, acquire, redeem, or retire, any Stock issued by Borrower, of any class, whether now or hereafter outstanding.

6.10         Accounting Methods.  Modify or change its fiscal year (other than as may be required to comply with GAAP and any other change so long as Parent and Borrower maintain the same fiscal year) or its method of accounting (other than as may be required to conform to GAAP).

6.11         Investments; Controlled Investments .

(a)           Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment.

(b)           Other than (i) an aggregate amount not to exceed $2,000,000 at any one time in cash, Cash Equivalents, Deposit Accounts, and Securities Accounts, in each case, located in the United States,  (ii) an aggregate amount not to exceed, when taken together with any amount located in the United States and not subject to a Control Agreement in reliance on Section 6.11(b)(i) above, $5,000,000 (calculated at current exchange rates) at any one time in cash, Cash Equivalents, Deposit Accounts, and Securities Accounts, in each case, not located in the United States, and (iii) amounts deposited into Deposit Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for Parent’s or its Subsidiaries’ employees, make, acquire, or permit to exist Permitted Investments consisting of cash, Cash Equivalents, or amounts credited to Deposit Accounts or Securities Accounts unless Parent or its Subsidiary, as applicable, and the applicable bank or securities intermediary have entered into Control Agreements with Agent governing such Permitted Investments in order to perfect (and further establish) Agent’s Liens in such Permitted Investments; provided that none of Parent or any of its Subsidiaries shall have Permitted Investments in Deposit Accounts or Securities Accounts at Morgan Stanley DWC Inc. or any of its Affiliates unless Parent or such Subsidiary, as applicable, and the applicable securities intermediary or bank have entered into Control Agreements governing such Permitted Investments in order to perfect (and further establish) the Agent’s Liens in such Permitted Investments.  Subject to the foregoing proviso and except as provided in Section 6.11(b)(i) and (ii), Parent shall not and shall not permit its Subsidiaries to establish or maintain any Deposit Account or Securities Account unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account.

6.12         Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any transaction (including the payment of any  management, consulting, monitoring or advisory fees) with any Affiliate of Parent or any of its Subsidiaries except for:

(a)           transactions that (i) are in the ordinary course of Borrower’s business, (ii) are upon fair and reasonable terms, (iii) if they involve one or more payments by Parent or any of its Subsidiaries in excess of $500,000, are fully disclosed to Agent, and (iv) are no less favorable, taken as a whole, to Parent or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,

(b)           transactions permitted by Section 6.3 or Section 6.9, any Permitted Intercompany Advance, and any guarantee of Indebtedness permitted by clause (a), (b), (c), (d), (e), (f), or (g) of the definition of Permitted Indebtedness, so long as such guarantee benefits Borrower or any of Borrower’s Subsidiaries that are Loan Parties,

(c)           transactions described on Schedule 6.12 to the Disclosure Letter,

(d)           so long as it has been approved by Parent’s Board of Directors in accordance with applicable law, any indemnity provided for the Board of Directors of Parent,

(e)           so long as it has been approved by Parent’s Board of Directors in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of Parent and its Subsidiaries in the ordinary course of business and consistent with industry practice, and

(f)            so long as no Event of Default shall have occurred and be continuing or would result therefrom, Borrower may make distributions to Parent for the sole purpose of allowing Parent to, and Parent shall use the proceeds thereof solely to pay any Affiliate that is a director on the Board of Directors of Parent or of the board of directors of Borrower or an officer of Parent or Borrower, fair and reasonable compensation in connection with serving as a director on the Board of Directors or board of directors or an officer of Parent or Borrower as determined by independent members (other than such Affiliate) of the Board of Directors.

6.13         Use of Proceeds.  Use the proceeds of any loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Second Lien Credit Facility, and (ii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes (including that no part of the proceeds of the loans made to Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve).

6.14         Limitation on Issuance of Stock.  Except for the issuance or sale of common stock or Permitted Preferred Stock by Parent, issue or sell or enter into any agreement or arrangement for the issuance and sale of any of its Stock.

6.15         Parent as Holding Company.  Permit Parent to incur any liabilities (other than liabilities arising under the Loan Documents or liabilities of Parent expressly permitted under the Loan Documents or liabilities of the type described in the definition of Permitted Distributions), own or acquire any assets (other than the Stock of Borrower or any other Subsidiary, proceeds of capital raises (whether debt or equity) permitted under the Loan Documents, and assets permitted to be distributed from Borrower to Parent under the Loan Documents and assets acquired in a Permitted Acquisition) or engage itself in any operations or business, except in connection with its ownership of its Subsidiaries and rights and obligations under the Loan Documents or transactions involving Parent expressly permitted thereby.

7.             FINANCIAL COVENANTS.

Each of Parent and Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Parent and Borrower will comply with each of the following financial covenants:

(a)           Fixed Charge Coverage Ratio.  Have a Fixed Charge Coverage Ratio, measured on a quarter-end basis, of at least 1.1:1.0 for the 12 month period ending as of the end of each quarter.

(b)           Liquidity.  Have Excess Availability plus Qualified Cash at all times in an amount equal to or greater than $125,000,000.

8.             EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1           If Borrower fails to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, or (b) all or any portion of the principal of the Obligations;

8.2           If any Loan Party or any of its Subsidiaries:

(a)           fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.6, 5.1, 5.2, 5.3, 5.4, 5.6, 5.7, 5.9, 5.10, 5.11, 5.14, 5.15, 5.16, 5.21 through 5.27 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, (iv) Section 6 of the Security Agreement, (v) Sections 3.1, 3.2, 3.3, 3.4, 3.5 and 3.8 of any Aircraft Security Agreement, or (vi) Sections 4.1, 4.2, 4.3, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, and 4.11 of the Engine and Spare Parts Security Agreement;

(b)           fails to perform or observe any covenant or other agreement contained in any of (i) Sections 5.5, 5.8, 5.12, or 5.19 of this Agreement or (ii) Section 2, Section 4.4 or Section 5 of the Engine and Spare Parts Security Agreement, or (iii) Section 2 or Section 5.17 of any Aircraft Security Agreement, and such failure continues for a period of 10 Business Days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Agent; or

(c)           fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Agent;

8.3           If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $2,500,000 or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) the same is not released, discharged, bonded against, or stayed pending appeal before the earlier of (i) 30 days after the date it first arises, and (ii) 5 days prior to the date on which any asset is subject to being forfeited by such Loan Party or such Subsidiary as a result of such judgment, order, or award, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

8.4           If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;

8.5           If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;

8.6           If a Loan Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of Parent and its Subsidiaries, taken as a whole;

8.7           If there is a default (after giving effect to any applicable grace period) in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $2,500,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder;

8.8           If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.9           If the obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement); provided, however, that if the obligation of a Subsidiary of Borrower that has issued a Guaranty in favor of Agent is terminated in connection with the merger, liquidation or dissolution  of such Subsidiary pursuant to a Permitted Fundamental Change, the termination of such obligation as to such Person will not constitute an Event of Default;

8.10         If the Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which by operation of law or contract would have priority, first priority Lien on the Collateral covered thereby, except as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement;

8.11         Borrower shall at any time cease to be a Certified Air Carrier;

8.12         The validity or enforceability of any Loan Document shall at any time for any reason  (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document;

8.13         If any material portion of Parent’s or any of its Subsidiaries’ assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, and the same is not discharged before the earlier of (a) 30 days after the date it first arises or (b) 5 days prior to the date on which such property or asset is subject to forfeiture by Parent or the applicable Subsidiary; or

8.14         (a)           If Borrower, Parent, any of Parent’s Subsidiaries or any ERISA Affiliate shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any of them incurs a withdrawal liability in a total amount exceeding $2,500,000 or, if less, an amount that could result in a Material Adverse Change; or if a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof, Borrower’s,  Parent’s, any of Parent’s Subsidiary’s or any ERISA Affiliate’s total contribution requirement with respect to such Multiemployer Plan exceeds $2,500,000 or, if less, an amount that could result in a Material Adverse Change;

(b)           An ERISA Event has occurred with respect to a Benefit Plan and (i) 30 days thereafter, such ERISA Event (if correctable) shall not have been corrected, and (ii) the then current Unfunded Benefit Liability of such Benefit Plan exceeds $45,000,000 or, if less, an amount that could result in a Material Adverse Change (or, in the case of an ERISA Event involving liability under Section 409, 502(i), 502(l), 515,

4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the IRC, the liability is in excess of $2,500,000 or, if less, an amount that could result in a Material Adverse Change);

(c)           The total projected benefit obligation of Borrower, Parent, Parent’s Subsidiaries and all ERISA Affiliates, determined as of the close of any fiscal year of the Parent and in accordance with Financial Accounting Standards Board Statement No.106 (without regard to continuation coverage required under Part 6 of subtitle B of Title I of ERISA or Section 4980B of the IRC), for any post-employment or retiree health benefits, life insurance coverage, or any other welfare benefits exceeds $135,000,000 or, if less, an amount that could result in a Material Adverse Change; or

8.15         If a Change of Control shall occur.

9.             RIGHTS AND REMEDIES.

9.1           Rights and Remedies.  Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a)           declare all or any portion of the Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower;

(b)           declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Lender hereunder to make Advances, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of the Issuing Lender to issue Letters of Credit; and

(c)           exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents or applicable law.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of all accrued and unpaid interest thereon and all fees and all other amounts owing under this Agreement or under any of the other Loan Documents, shall automatically and immediately become due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Parent and Borrower.

9.2           Remedies Cumulative.  The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative.  The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver.  No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.           WAIVERS; INDEMNIFICATION.

10.1         Demand; Protest; etc.  Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender

Group on which Borrower may in any way be liable, except for such of the foregoing which Agent has expressly agreed to provide under this Agreement or any of the other Loan Documents.

10.2         The Lender Group’s Liability for Collateral.  Borrower hereby agrees that:  (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for:  (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

10.3         Indemnification.  Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other reasonable costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrower shall not be liable for costs and expenses (including attorneys fees) of any Lender (other than WFCF) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Parent’s and its Subsidiaries’ compliance with the terms of the Loan Documents (provided, however, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders, (ii) disputes solely between or among the Lenders and their respective Affiliates; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or types of taxes expressly addressed in the definition of Taxes and specifically excluded from the definition of Taxes or any costs attributable to Taxes or such other taxes, which shall be governed by Section 16), (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto or to the Collateral, including, arising from or relating to the manufacture, design, defect (including any latent defect), ownership, ordering, purchase, delivery, control, acceptance, rejection, lease, possession, use, operation, maintenance, condition, overhaul, testing, registration, repair, pooling, interchange, storage, modification, sale, return or other disposition, or use of any Collateral, or any infringement, or any tort (including claims arising or imposed under the doctrine of strict liability, or negligence, or for or on account of injury to or the death of any person or property damage) with respect to or arising otherwise in connection with the Collateral, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of Borrower or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”).  The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents.  This provision shall survive the termination of this Agreement and the repayment of the Obligations.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto.  WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN

WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT (BUT NOT GROSSLY NEGLIGENT) ACT OR OMISSION OF SUCH INDEMNIFIED PERSON.

11.           NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile.  In the case of notices or demands to Parent, Borrower, or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Parent or Borrower:	HAWAIIAN AIRLINES, INC.
3375 Koapaka St., Ste. G-350
Honolulu, Hawaii 96819
Attn: Chief Financial Officer and Controller
Fax No.: 808-835-3690

and:	WILSON SONSINI GOODRICH & ROSATI, P.C.
650 Page Mill Road
Palo Alto, CA 94304
Attn: Aaron J. Alter
Fax No.: 650-493-6811

If to Agent:	WELLS FARGO CAPITAL FINANCE, INC.
2450 Colorado Avenue
Suite 3000 West
Santa Monica, CA 90404
Attn: Business Finance Division Manager
Fax No.: 310-453-7413

with copies to:	PAUL, HASTINGS, JANOFSKY & WALKER LLP
515 S. Flower Street
Twenty-fifth Floor
Los Angeles, CA 90071
Attn: John Francis Hilson, Esq.
Fax No.: 213-996-3300

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party.  All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12.           CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a)           THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)           THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH OF PARENT AND BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c)           TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF PARENT AND BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH OF PARENT AND BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)           EACH OF PARENT AND BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS  LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

13.           ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1         Assignments and Participations.

(a)           With the prior written consent of Borrower, which consent of Borrower shall not be unreasonably withheld, delayed or conditioned, and shall not be required (1) if an Event of Default has occurred and is continuing, or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender and the prior written consent of Agent, which consent of Agent shall not be unreasonably withheld, delayed or conditioned, and shall not be required in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender, any Lender may assign and delegate to one or more assignees (each, an “Assignee”; provided, however, that no Loan Party or Affiliate of a Loan Party shall be permitted to become an Assignee) all or any portion of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (x) an assignment or delegation by any Lender to any other Lender or an Affiliate of any Lender or (y) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000); provided, however, that Borrower and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Borrower and Agent an Assignment and Acceptance and Agent has notified the assigning Lender of its receipt thereof in accordance with Section 13.1(b), and (iii) unless waived by Agent, the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $3,500.

(b)           From and after the date that Agent notifies the assigning Lender (with a copy to Borrower) that it has received an executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).

(c)           By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)           Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom.  The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)           Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, and (v) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.  The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrower, the Collections of Borrower or its Subsidiaries, the Collateral, or otherwise in respect of the Obligations.  No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f)            In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9,  disclose all documents and information which it now or hereafter may have relating to Parent and its Subsidiaries and their respective businesses.

(g)           Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S.

Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(h)           Agent (as a non-fiduciary agent on behalf of Borrower) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of each portion of an Advance provided by such Lender.  A Registered Loan (and the Registered Note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each Registered Note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the Registered Note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the Registered Note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such Registered Note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new Registered Notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).  Prior to the registration of assignment or sale of any Registered Loan (and the Registered Note, if any evidencing the same), Borrower shall treat the Person in whose name such Registered Loan (and the Registered Note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.  In the case of any assignment by a Lender of all or any portion of its Advances to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrower, shall maintain a register comparable to the Register.

(i)            In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrower, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”).  A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each Registered Note shall expressly so provide).  Any participation of such Registered Loan (and the Registered Note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(j)            Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register in the extent it has one) available for review by Borrower from time to time as Borrower may reasonably request.

13.2         Successors.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio.  No consent to assignment by the Lenders shall release Borrower from its Obligations.  A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by Borrower is required in connection with any such assignment.

14.           AMENDMENTS; WAIVERS.

14.1         Amendments and Waivers.

(a)           No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by Parent or Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i)         increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c)(i),

(ii)        postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii)       reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders), and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),

(iv)       amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v)        amend, modify, or eliminate Section 15.11,

(vi)       other than as permitted by Section 15.11, release Agent’s Lien in and to any of the Collateral,

(vii)      amend, modify, or eliminate the definition of “Required Lenders” or “Pro Rata Share”,

(viii)     other than as permitted by Section 15.11, contractually subordinate any of Agent’s Liens,

(ix)       other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(x)        amend, modify, or eliminate any of the provisions of Section 2.4(b)(i) or (ii) or Section 2.4(e)(i),

(xi)       amend, modify, or eliminate any of the provisions of Section 13.1(a) to permit a Loan Party or an Affiliate of a Loan Party to be permitted to become an Assignee, or

(xii)      amend, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts, Eligible Spare Parts, Eligible Ground Equipment, Eligible Spare Engines, and Eligible Available Aircraft) that are used in such definition to the extent that any such change results in more credit being made available to Borrower based upon the Borrowing Base, but not otherwise, or the definitions of Maximum Revolver Amount or Defaulting Lender, or change Section 2.1(c).

(b)           No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive (i) the definition of, or any of the terms or provisions of, the Fee Letter or the Syndication Letter, without the written consent of Agent and Borrower (and shall not require the written consent of any of the Lenders), and (ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrower, and the Required Lenders,

(c)           No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Lender, or any other rights or duties of Issuing Lender under this Agreement or the other Loan Documents, without the written consent of Issuing Lender, Agent, Borrower, and the Required Lenders,

(d)           No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrower, and the Required Lenders,

(e)           Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Parent or Borrower, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than (1) any of the matters governed by Section 14.1(a)(i) through (iii), (2) to the extent involving changes to clauses (i), (ii), or (iii) of Section 14.1(a) of this Agreement, Section 14.1(a)(iv), or (3) amendments, modifications or changes to the definition of Defaulting Lenders, provided, however, that if a Defaulting Lender’s consent to a change to the definition of Defaulting Lender is requested by Agent in writing, and such Defaulting Lender fails to respond to Agent with either an approval or a rejection of such request within 5 Business Days following delivery by Agent of such request, then, if Lenders whose aggregate Pro Rata Shares (calculated under clause (c) of the definition of Pro Rata Shares (subject to adjustment pursuant to this Section 2.3(g)) exceed 50% have either accepted or rejected such request, such Defaulting Lender shall be deemed to vote its interest in a manner consistent with the vote of such Lenders.  .

14.2         Replacement of Certain Lenders.

(a)           If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrower or Agent (provided that  Borrower or Agent shall have delivered written notice to such Lender within 90 days following the date of the occurrence of the applicable event described in clause (i) or (ii) above declaring Borrower’s or Agent’s intent to replace to replace such Lender), upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Holdout Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Holdout Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder.  Such notice to replace the Holdout Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b)           Prior to the effective date of such replacement, the Holdout Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due and  payable in respect thereof, and (ii) an assumption of its Pro Rata Share of the Letters of Credit).  If the Holdout Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name of and on behalf of the Holdout Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Holdout Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Holdout Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1.  Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Holdout Lender or Tax Lender, as applicable, shall remain obligated to make the Holdout Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of such Letters of Credit.

14.3         No Waivers; Cumulative Remedies.  No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof.  No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Parent and Borrower of any provision of this Agreement.  Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.           AGENT; THE LENDER GROUP.

15.1         Appointment and Authorization of Agent.  Each Lender hereby designates and appoints WFCF as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15.  Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties.  Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral.  Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect:  (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Parent and its Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Parent and its Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Parent and its Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Parent or its Subsidiaries, the Obligations, the Collateral, the Collections of Parent and its Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2         Delegation of Duties.  Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3         Liability of Agent.  None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by Parent or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Parent or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Parent or its Subsidiaries.

15.4         Reliance by Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent.  Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable.  If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

15.5         Notice of Default or Event of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.”  Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge.  If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default.  Each Lender shall be solely responsible for giving any notices to its Participants, if any.  Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6         Credit Decision.  Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Parent and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider).  Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower.  Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document.  Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.  Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7         Costs and Expenses; Indemnification.  Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise.  Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Parent and its Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers).  In the event Agent is not reimbursed for such costs and expenses by Parent or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable share thereof.  Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so) from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder.  Without limitation of the foregoing, each

Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8         Agent in Individual Capacity.  WFCF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though WFCF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, WFCF or its Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them.  The terms “Lender” and “Lenders” include WFCF in its individual capacity.

15.9         Successor Agent.  Agent may resign as Agent upon 30 days prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrower (unless such notice is waived by Borrower) and without any notice to the Bank Product Providers.  If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers).  If, at the time that Agent’s resignation is effective, it is acting as the Issuing Lender or the Swing Lender, such resignation shall also operate to effectuate its resignation as the Issuing Lender or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, to cause the Underlying Issuer to issue Letters of Credit, or to make Swing Loans.  If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrower, a successor Agent.  If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned).  In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10       Lender in Individual Capacity.  Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers).  The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11       Collateral Matters.

(a)           The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Parent or its Subsidiaries owned no interest at the time Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to Parent or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement.  The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to, credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable law.  In connection with any such credit bid or purchase, the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of the Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Stock of the acquisition vehicle or vehicles that are used to consummate such purchase).  Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers).  Upon request by Agent or Borrower at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the

Collateral.  The Lenders further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.

(b)           Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) to assure that the Collateral exists or is owned by Parent or its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, or whether to impose, maintain, reduce, or eliminate any particular reserve hereunder or whether the amount of any such reserve is appropriate or not, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise provided herein.

15.12       Restrictions on Actions by Lenders; Sharing of Payments.

(a)           Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with such Lender.  Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)           If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13       Agency for Perfection.  Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.  Agent hereby appoints each Lender (and each Bank Product Provider) that is a depository institution (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment)  as a co-collateral agent for purposes of perfecting Agent’s Lien in Deposit Accounts and Securities Accounts for which such Lender or Bank Product Provider is the depositary institution or securities intermediary.

15.14       Payments by Agent to the Lenders.  All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent.  Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15       Concerning the Collateral and Related Loan Documents.  Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents.  Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

15.16       Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.  By becoming a party to this Agreement, each Lender:

(a)           is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report respecting Parent or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b)           expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c)           expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Parent and its Subsidiaries and will rely significantly upon Parent’s and its Subsidiaries’ books and records, as well as on representations of Borrower’s personnel,

(d)           agrees to keep all Reports and other material, non-public information regarding Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e)           without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrower, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing:  (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Parent or its Subsidiaries to Agent that has not been contemporaneously provided by Parent or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Parent or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Parent or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.17       Several Obligations; No Liability.  Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments.  Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender.  Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender.  Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group.  No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

16.           WITHHOLDING TAXES.

(a)           All payments made by Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense.  In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, Borrower shall comply with the next sentence of this Section 16(a).  If any Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrower shall not be required to increase any such amounts if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction).  Borrower will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrower.

(b)           Borrower agrees to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.

(c)           If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:

(i)         if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC,

(II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);

(ii)        if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN;

(iii)       if such Lender or Participant is entitled  to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv)       if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or

(v)        a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d)           If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, however, that nothing in this Section 16(d) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns).  Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(e)           If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of  the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender or Participant.  To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16(c) or 16(d) as no longer valid.  With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16(c) or 16(d), if applicable.  Borrower agrees that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto; provided, however, that a Participant shall be entitled to no greater amount pursuant to this Section 16 than the amount that the Lender granting the participation to such Participant would have been entitled if the participation had not been granted.

(f)            If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction.  If the forms or other documentation required by Section 16(c) or 16(d) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(g)           If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys fees and expenses).  The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

(h)           If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrower (but only to the extent of payments made, or additional amounts paid, by Borrower under this Section 16 with respect to Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such a refund); provided, that Borrower, upon the request of Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges, imposed by the relevant Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrower or any other Person.

17.           GENERAL PROVISIONS.

17.1         Effectiveness.  This Agreement shall be binding and deemed effective when executed by Parent, Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2         Section Headings.  Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3         Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Parent or Borrower, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4         Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5         Bank Product Providers.  Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting.  Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not.  In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution.  Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider.  In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof).  Borrower may obtain Bank Products from any Bank Product Provider, although Borrower is not required to do so.  Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6         Debtor-Creditor Relationship.  The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor.  No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7         Counterparts; Electronic Execution.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8         Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by Borrower or Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrower or Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.9         Confidentiality.

(a)           Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Parent and its Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except:  (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group  and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrower, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrower pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation  or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information hereunder subject to the terms of this Section, (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrower with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b)           Anything in this Agreement to the contrary notwithstanding, Agent may (i) provide customary information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services, and (ii) use the name, logos, and other insignia of Borrower and the Loan Parties and the Total Commitments provided hereunder in any “tombstone” or comparable advertising, on its website or in other marketing materials of Agent.

17.10       Lender Group Expenses.  Borrower agrees to pay any and all Lender Group Expenses for which it has been given notice on the earlier of (a) the first day of the month or (b) the date on which demand therefor is made by Agent and agrees that its obligations contained in this Section 17.10 shall survive payment or satisfaction in full of all other Obligations.

17.11       Survival.  All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, the Issuing Lender, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding (and not the subject of Letter of Credit Collateralization) and so long as the Commitments have not expired or terminated.

17.12       Patriot Act.  Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Patriot Act.  In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual  background checks for the Loan Parties’ senior management and key principals, and Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Expenses hereunder and be for the account of Borrower.

17.13       Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.  The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

17.14       Public Disclosure.  Parent and Borrower agree that neither they nor any of their respective Affiliates will issue any press release or other public disclosure using the name of Agent, any Lender or any of their respective Affiliates or Related Funds or referring to this Agreement or any other Loan Document without the prior written consent of Agent or such Lender, as applicable, except to the extent that Parent, Borrower or such Affiliate is required to do so under applicable law.  Agent agrees that it will consult in advance with Borrower regarding the so-called “tombstone” (and the marketing materials related thereto) that is created and published for the purpose of announcing the financing transaction contemplated by this Agreement.

17.15       Acknowledgment of Prior Obligations and Continuation Thereof.  Each of Parent and Borrower (a) consents to the amendment and restatement of the Original Credit Agreement by this Agreement; (b) acknowledges and agrees that (i) the “Obligations” (as defined in the Original Credit Agreement) owing to

Agent and Lenders, and (ii) the prior grant or grants of security interests in favor of any of the Agent or the Lender Group or the Bank Product Providers in its properties and assets, under each “Loan Document” as defined in the Original Credit Agreement (the “Original Loan Documents”), and each Loan Document to which it is a party shall be in respect of the Obligations of Borrower under this Agreement and the other Loan Documents; provided, however, that such security interests or Liens shall be as modified (if applicable) pursuant to the terms of the Loan Documents applicable thereto which are entered into on the date hereof, if any; (c) reaffirms (i) all of the Obligations (as defined in the Original Credit Agreement) owing to Agent and Lenders, and (ii) all prior or concurrent grants of security interests in favor of any of the Agent or the Lender Group or the Bank Product Providers under each Original Loan Document and each Loan Document; provided, however, that such security interests or Liens shall be as modified (if applicable) pursuant to the terms of the Loan Documents applicable thereto which are entered into on the date hereof, if any; and (d) agrees that, except as expressly amended hereby or unless being amended and restated concurrently herewith, each of the Original Loan Documents to which it is a party is and shall remain in full force and effect.  Each of Parent and Borrower acknowledges that, as of the Closing Date, under the Original Credit Agreement:  (i) the aggregate outstanding principal amount of the Existing Advances is $0, (ii) the accrued but unpaid interest, monthly servicing fee, and unused line fees on such Existing Advances is $13,701.65, (iii) the “Letter of Credit Usage” (as defined in the Original Credit Agreement) is $5,253,796.91, (iv) the outstanding principal amount of the Existing Term Loan is $15,000,000, (v) the accrued but unpaid interest on the Existing Term Loan is $18,749.97, (vi) the aggregate accrued but unpaid Letter of Credit fees under the Original Credit Agreement is $265,314.42, and (vii) the aggregate amount of accrued but unpaid costs and expenses of Agent is $0 (in each case, prior to payment thereof, if any, by Borrower on the Closing Date).  Each of Parent and Borrower hereby confirms and agrees that all outstanding principal, interest and fees (including such accrued and unpaid principal, interest, and fees set forth in the immediately preceding sentence) and other “Obligations” (as defined in the Original Credit Agreement) under the Original Credit Agreement immediately prior to the Closing Date shall, to the extent not paid on the Closing Date, from and after the Closing Date, be, without duplication, Obligations owing and payable pursuant to this Agreement and the other Loan Documents as in effect from time to time, shall accrue interest thereon as specified in this Agreement, and shall be secured by the Loan Documents.  Each of Parent and Borrower hereby further confirms and agrees that all Existing Letters of Credit shall become Letters of Credit under this Agreement.  Although each of Parent and Borrower has been informed of the matters set forth herein and has acknowledged and agreed to the same, it understands that Agent and Lenders shall have no obligation to inform it of such matters in the future or to seek its acknowledgement or agreement to future amendments or modifications, and nothing herein shall create such a duty.

17.16       No Novation.  This Agreement does not extinguish the obligations for the payment of money outstanding under the Original Credit Agreement or discharge or release the obligations or the liens or priority of any mortgage, pledge, security agreement or any other security therefor.  Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Original Credit Agreement, the other Original Loan Documents or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith.  Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of Borrower or any Guarantor from any of its obligations or liabilities under the Original Credit Agreement or any of the security agreements, pledge agreements, mortgages, guaranties or other loan documents executed in connection therewith.  Each of Parent and Borrower hereby (a) confirms and agrees that each Original Loan Document to which it is a party that is not being amended and restated concurrently herewith is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Closing Date, all references in any such Original Loan Document to “the Credit Agreement,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Original Credit Agreement shall mean the Original Credit Agreement as amended and restated by this Agreement; and (b) confirms and agrees that to the extent that any such Original Loan Document purports to assign or pledge to any of the Agent or the Lender Group or the Bank Product Providers or to grant to any of the Agent or the Lender Group or the Bank Product Providers a security interest in or lien on, any collateral as security for the obligations of Borrower or any other Loan Party, as the case may be, from time to time existing in respect of the Original Credit Agreement or the Original Loan Document, such pledge or assignment or grant of the security interest or lien is hereby ratified and confirmed in all respects with respect to this Agreement and the Loan Documents.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

HAWAIIAN HOLDINGS, INC., a Delaware corporation, as Parent

By:	/s/ Peter R. Ingram
Name:	Peter R. Ingram
Title:	Executive Vice President, Chief Financial Officer and Treasurer

HAWAIIAN AIRLINES, INC., a Delaware corporation, as Borrower

By:	/s/ Peter R. Ingram
Name:	Peter R. Ingram
Title:	Executive Vice President, Chief Financial Officer and Treasurer

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

WELLS FARGO CAPITAL FINANCE, INC., a California corporation, as Agent and as a Lender

By:	/s/ Amelie Yehros
Name:	Amelie Yehros
Title:	SVP

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible (including a Mileage Plan Receivable and an Interline Receivable).

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Acquired Indebtedness” means Indebtedness of a Person whose assets or Stock is acquired by Parent or any of its Subsidiaries in a Permitted Acquisition; provided, however, that such Indebtedness (a) was incurred for the purpose of financing all or any part of the acquisition cost of any tangible assets, and any Lien in connection therewith attaches only to such assets (and any accessions, fixtures, and attachments thereto) and the proceeds, substitutions, and replacements of such assets (and any accessions, fixtures, and attachments thereto), (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Stock of any other Person.

“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.

“Advances” has the meaning specified therefor in Section 2.1(a) of the Agreement.

“Affected Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts  and Section 6.12 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1.

“Agent’s Liens” means the Liens granted by Parent or its Subsidiaries to Agent under the Loan Documents.

“Agreement” means the Amended and Restated Credit Agreement to which this Schedule 1.1 is attached.

“Aircraft” means any “aircraft” as defined in Section 40102 of the Federal Aviation Act.

“Airframe” means any “Airframe” as such term is defined in any Aircraft Security Agreement.

“Aircraft Security Agreement” means an amended and restated aircraft security agreement executed and delivered by Borrower in favor of Agent, in form and substance reasonably satisfactory to Agent.

“Appliances” means any “appliance” as defined in Section 40102 of the Federal Aviation Act.

“Applicable Unused Line Fee Percentage” means, as of any date of determination, the applicable percentage set forth in the following table that corresponds to the Average Revolver Usage of Borrower for the most recently completed fiscal month as determined by Agent in its Permitted Discretion; provided, however, that for the period from the Closing Date through and including December 31, 2010, the Applicable Unused Line Fee Percentage shall be set at the rate in the row styled “Level II”; provided further, however, that any time an Event of Default has occurred and is continuing, the Applicable Unused Line Fee Percentage shall be set at the margin in the row styled “Level II”:

Level	Average Revolver Usage	Unused Line Fee Rate
I	> the result of 50% multiplied by the Maximum Revolver Amount	0.50 percentage points
II	< the result of 50% multiplied by the Maximum Revolver Amount	0.75 percentage points

The Applicable Unused Line Fee Percentage shall be re-determined on the first date of each month by Agent.

“Application Event” means the occurrence of (a) a failure by Borrower to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of the Agreement.

“Asset Acquisition” means the purchase or other acquisition by a Person of its Subsidiaries of any assets of another Person.

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“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

“Authorized Person” means any one of the individuals identified on Schedule A-2 to the Disclosure Letter, as such schedule is updated from time to time by written notice from Borrower to Agent.

“Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Advances under Section 2.1 of the Agreement (after giving effect to all then outstanding Obligations (other than Bank Product Obligations)).

“Average Excess Availability” means, with respect to any period, the sum of the aggregate amount of Excess Availability for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.

“Average Revolver Usage” means, with respect to any period, the sum of the aggregate amount of Revolver Usage for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.

“Bank Product” means any one or more of the following financial products or accommodations extended to Parent or its Subsidiaries by a Bank Product Provider:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) Cash Management Services, or (g) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by Parent or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Parent or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Parent or its Subsidiaries; provided, however, in order for any item described in clauses (a) (b), or (c) above, as applicable, to constitute “Bank Product Obligations”, (i) if the applicable Bank Product Provider is Wells Fargo or its Affiliates, then, if requested by Agent, Agent shall have received a Bank Product Provider Letter Agreement within 10 days after the date of such request, or (ii) if the applicable Bank Product Provider is any other Person, the applicable Bank Product must have been provided on or after the Closing Date and Agent shall have received a Bank Product Provider Letter Agreement within 10 days after the date of the provision of the applicable Bank Product to Parent or its Subsidiaries.

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“Bank Product Provider” means any Lender or any of its Affiliates; provided, however, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent shall have received a Bank Product Provider Letter Agreement from such Person and with respect to the applicable Bank Product within 10 days after the provision of such Bank Product to Parent or its Subsidiaries; provided further, however, that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.

“Bank Product Provider Letter Agreement” means a letter agreement in substantially the form attached hereto as Exhibit B-2, in form and substance satisfactory to Agent, duly executed by the applicable Bank Product Provider, Borrower, and Agent.

“Bank Product Reserve Amount” means, as of any date of determination, the Dollar amount of reserves that Agent has determined it is necessary or appropriate to establish (based upon the Bank Product Providers’ reasonable determination of their credit exposure to Parent and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base Rate” means the greatest of (a) the Federal Funds Rate plus ½%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis), plus 1 percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Base Rate Loan” means each portion of the Advances that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” means, as of any date of determination (with respect to any portion of the outstanding Advances on such date that is a Base Rate Loan), the applicable margin set forth in the following table that corresponds to the Average Excess Availability of Borrower for the most recently completed fiscal month; provided, however, that for the period from the Closing Date through and including December 31, 2010, the Base Rate Margin shall be set at the margin in the row styled “Level III”; provided further, however, that any time an Event of Default has occurred and is continuing, the Base Rate Margin shall be set at the margin in the row styled “Level III”:

Level	Average Excess Availability	Base Rate Margin
I	> the result of 66.67% multiplied by the Maximum Revolver Amount	3.00 percentage points
II	< the result of 66.67% multiplied by the Maximum Revolver Amount and > the result of 33.34% multiplied by the	3.25 percentage points

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Maximum Revolver Amount
III	< the result of 33.34% multiplied by the Maximum Revolver Amount	3.50 percentage points

The Base Rate Margin shall be re-determined as of the first day of each fiscal month of Borrower.

“Bellanca Aircraft” means that certain aircraft of model type Bellanca CH-300 with Registration No. N251M and Serial No. 154.

“Bellanca Aircraft Security Agreement” means that certain aircraft security agreement in respect of the Bellanca Aircraft executed and delivered by Borrower in favor of Agent, in form and substance reasonably satisfactory to Agent.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA), which has been maintained or contributed to (or to which there has been an obligation to contribute of) Parent, any of Parent’s Subsidiaries, or any ERISA Affiliate at any time during the prior five years.

“Board of Directors” means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Borrower” has the meaning specified therefor in the preamble to the Agreement.

“Borrowing” means a borrowing consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of a Protective Advance.

“Borrowing Base” means, as of any date of determination, the result of:

(a)                                  An amount equal to the sum of:

(i)                                     85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve;

(ii)                                  the lesser of (A) the sum of (1) the lesser of (x) 50% of the book value of Eligible Spare Parts, and (y) 85% of the most recently determined Net Liquidation Percentage times the book value of Eligible Spare Parts, and (2) the lesser of (x) 50% of the book value of Eligible Ground Equipment, and (y)  85% of the most recently determined Net Liquidation Percentage times the book value of Eligible Ground Equipment, and (B) $35,000,000;

(iii)                               the least of (A) 50% of the Current Fair Market Value of Eligible Spare Engines, (B) 85% of the most recently determined Net Liquidation Percentage times the book value of Eligible Spare Engines, and (C) $30,000,000; and

(iv)                              the lesser of (A) 50% of the Current Fair Market Value of Eligible Available Aircraft, and (B) $30,000,000; minus

(b)                                 the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) of the Agreement.

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“Borrowing Base Certificate” means a certificate setting forth the calculation of the Borrowing Base and Availability, in form and substance satisfactory to Agent, signed by an Authorized Person.

“Borrowing Base Excess” has the meaning set forth in Section 2.4(e)(i).

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of California, Hawaii, or New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement,  merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

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“Certified Air Carrier” means an “air carrier” as defined in Section 40102 of the Federal Aviation Act that holds an air carrier operating certificate issued pursuant to chapter 447 of the Federal Aviation Act for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo, is a “citizen of the United States” as defined in Section 40102 of the Federal Aviation Act and is certificated for scheduled passenger operations in interstate commerce using commercial jet aircraft under Part 121 of the FARs.

“CFC” means a controlled foreign corporation (as that term is defined in the IRC).

“Change of Control” means that (a) at any time, a Change of Management Event has occurred, (b) Parent fails to own and control, directly or indirectly, 100% of the Stock of Borrower, (c) a majority of the members of the Board of Directors do not constitute Continuing Directors, or (d) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than RC Aviation Management, LLC, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors.

“Change of Management Event” means if (a) the individual who was the chairman of the Board of Directors on the Closing Date ceases to be the chairman of the Board of Directors and a successor that is reasonably satisfactory to the Required Lenders is not appointed within 90 days of the date that such individual ceases to be the chairman of the Board of Directors, or (b) any successor chairman of the Board of Directors that is reasonably satisfactory to the Required Lenders at the time such person became the chairman of the Board of Directors ceases to be the chairman of the Board of Directors and a successor that is reasonably satisfactory to the Required Lenders is not appointed within 90 days of the date that such individual ceases to be the chairman of the Board of Directors.

“Closing Date” means the date of the making of the initial Advance (or other extension of credit) under the Agreement.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Parent or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Parent’s or its Subsidiaries’ books and records, Equipment, Inventory, or other assets or property, in each case, in form and substance reasonably satisfactory to Agent, providing, among other things, for Agent to have access to all such assets and property and either waiving, or subordinating to Agent’s Liens, all Lien rights of such Person in any and all such assets and property.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds).

“Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

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“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Parent to Agent.

“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Parent or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Controlled Account Agreement” has the meaning specified therefor in the Security Agreement.

“Copyright Security Agreement” has the meaning specified therefor in the Security Agreement.

“Credit Card Agreement” means any agreement by and between a Credit Card Processor and Parent or one of its Subsidiaries.

“Credit Card Processor” means any Person (including an issuer of a credit or debit card) that acts as a credit or debit card clearinghouse for Parent or one of its Subsidiaries, acts as a credit or debit card processor for Parent or one of its Subsidiaries, or remits to Parent or one of its Subsidiaries any payments due to Parent or one of its Subsidiaries with respect to credit or debit card charges accepted by Parent or one of its Subsidiaries.

“Current Fair Market Value” means (a) with respect to Eligible Spare Engines, the current fair market value of such Eligible Spare Engines, as determined in the most recent appraisal (so long as the results, scope, assumptions, and methodology of such appraisal are acceptable to Agent in its Permitted Discretion) of such Eligible Spare Engines by an appraiser acceptable to Agent in its Permitted Discretion and (b) with respect to Eligible Available Aircraft, the current fair market value of such Eligible Available Aircraft, as determined in the most recent appraisal (so long as the results, scope, assumptions, and methodology of such appraisal are acceptable to Agent in its Permitted Discretion) of such Eligible Available Aircraft by an appraiser acceptable to Agent in its Permitted Discretion.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement within 1 Business Day of the date that it is required

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to do so under the Agreement (including the failure to make available to Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified Borrower, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within 1 Business Day after written request by Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement within 1 Business Day of the date that it is required to do so under the Agreement, or (f) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless Agent and Borrower are each satisfied, in their respective reasonable discretion, that such Lender intends, has the financial ability, and has all approvals required to enable it, in each case, to perform its obligations hereunder as a Lender.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Delta Locations” means (a) 500 World Way West, Los Angeles, CA 90045; (b) 350 Aolewa Place, Honolulu International Airport, Honolulu, HI 96819; and (c) 5875 Spencer Street, Ste 101, Las Vegas, NV 89119; and “Delta Location” means any one of them.

“Delta Services Agreement” means that certain Complete Fleet Services Agreement, dated as of December 14, 2009, by and between Delta Air Lines, Inc. and Borrower.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Borrower identified on Schedule D-1 to the Disclosure Letter.

“Designated Account Bank” has the meaning specified therefor in Schedule D-1 to the Disclosure Letter or any other account designated in writing by Borrower to Agent.

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 90 consecutive days, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrower’s Accounts, Mileage Plan Receivables, and Interline Receivables during such period, by (b) Borrower’s billings with respect to Accounts, Mileage Plan Receivables, and Interline Receivables during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point for each percentage point by which Dilution is in excess of 5%.

“Diners” means Citicorp Diners Club Inc., or any of its affiliates

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“Disclosure Letter” means that certain disclosure letter and the schedules thereto, executed and delivered by each Loan Party, as amended from time to time to the extent expressly permitted hereby.

“Dollars” or “$” means United States dollars.

“DOT” means the United States Department of Transportation and any agency or instrumentality of the United States government succeeding to its functions, including without limitation, the National Safety Transportation Board.

“EBITDA” means, with respect to any fiscal period, Parent’s and its Subsidiaries’ consolidated net earnings (or loss), minus extraordinary gains, interest income, net fair value decrease (or increase) in jet fuel Hedging Agreements that did not qualify as hedges as defined in the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 133, and, to the extent not reported or classified as depreciation or amortization expense, amortization of favorable maintenance contracts, accretion of unfavorable real estate leases, accretion of unfavorable aircraft leases, amortization of favorable aircraft leases, and accretion of unfavorable engine leases, plus non-cash extraordinary losses, non-cash Stock option expenses, interest expense, income taxes, and depreciation and amortization for such period, in each case, as determined in accordance with GAAP.

“Eligible Accounts” means those Receivables created by Borrower in the ordinary course of its business, that arise out of Borrower’s rendition of services or the sale of mileage plan awards, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit performed by Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated without giving effect to any customer deposits and unapplied cash to the extent that such customer deposits or unapplied cash are applied in satisfaction of any Account (in which case, Eligible Accounts shall be calculated net of such customer deposits and unapplied cash to such extent).  Eligible Accounts shall not include the following:

(a)                                  Receivables that the Account Debtor has failed to pay within 90 days of original invoice date or Receivables with selling terms of more than 60 days,

(b)                                 Receivables owed by an Account Debtor (or its Affiliates) where 50% or more of all Receivable owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c)                                  Receivables with respect to which the Account Debtor is an Affiliate of Borrower or an employee or agent of Borrower or any Affiliate of Borrower,

(d)                                 Receivables arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e)                                  Receivables that are not payable in Dollars,

(f)                                    Receivables with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an

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irrevocable letter of credit satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Agent,

(g)                                 Receivables in an aggregate amount at any one time exceeding $250,000 with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Receivables with respect to which Borrower has complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States,

(h)                                 Receivables with respect to which the Account Debtor is a creditor of Borrower, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute,

(i)                                     Receivables with respect to an Account Debtor whose total obligations owing to Borrower exceed 10% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(j)                                     Receivables with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(k)                                  Receivables, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,

(l)                                     Receivables that are not subject to a valid and perfected first priority Agent’s Lien,

(m)                               Receivables with respect to which (i) the miles or mileage awards giving rise to such Receivables have not been transferred to and the Receivables billed to the Account Debtor, or (ii) the services giving rise to such Receivables have not been performed and billed to the Account Debtor,

(n)                                 Receivables with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,

(o)                                 Receivables that are Excluded Accounts, or

(p)                                 Receivables that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by Borrower of the subject contract for goods or services.

“Eligible Available Aircraft” means those Aircraft owned by Borrower maintained and overhauled in conformity with the Borrower’s Maintenance Program and the FARs and all other applicable laws, that comply with each of the representations and warranties respecting Eligible Available Aircraft made in the Loan Documents, and that are not excluded as ineligible by virtue of

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one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit or appraisal performed by Agent from time to time after the Closing Date.  An Aircraft shall not be included in Eligible Available Aircraft if:

(a)                                  Borrower does not have good, valid, and marketable title thereto or the Aircraft is not U.S. registered in the name of Borrower as owner,

(b)                                 it is in short-term or long-term storage or is in the possession or control of any bailee, warehouseman, FAA repair station, overhaul or maintenance servicer, mechanic, or other third Person except for a person providing Eligible Maintenance in the United States,

(c)                                  it is subject to any lease, interchange, pooling, or other similar arrangement; provided, however, that a Boeing 767 Aircraft shall not be disqualified as a result of this clause (c) solely as a result of it being subject to the New Zealand Interchange Agreement (as in effect on the Closing Date or as amended after the Closing Date so long as the terms and conditions of such amendment are reasonably satisfactory to Agent); provided, further, however, such Aircraft shall be ineligible pursuant to this clause (c) during any time that such Aircraft is being operated by, or is under the possession or control of Air New Zealand Limited or any other Person (other than Borrower) under the terms of the New Zealand Interchange Agreement,

(d)                                 it is not subject to a valid and perfected first priority Agent’s Lien or is not free and clear of all Liens (other than Permitted Eligible Collateral Liens),

(e)                                  it has not been maintained in accordance with the FARs or other applicable law or the Borrower’s Maintenance Program, or, except for while in Eligible Maintenance, is not in a condition or is otherwise not available for immediate use by the Borrower in its Certificated Air Carrier operations in compliance with the FARs and other applicable laws and Borrower’s Maintenance Program,

(f)                                    it (1) does not have (i) full FAA serviceability tags (and full back-to-birth traceability) for all parts thereof as applicable, or (ii) all manuals, documents, and records required by the FARs or the Borrower’s Maintenance Program, or delivered or required (including to maintain the effectiveness of any Warranties) by the manufacturer of such Aircraft or (2) unless such Aircraft is no longer under any Warranties, has any material PMA Parts,

(g)                                 it does not conform in all material respects to the specifications of the Aircraft at delivery from its manufacturer with all modifications thereafter made documented with FAA and manufacturer approved data, or it does not conform to all applicable airworthiness directives, mandatory service bulletins, or standards, or limits imposed by the FAA or any other Governmental Authority which has regulatory authority over such Aircraft or its use or by the manufacturer of such Aircraft and any requirements of the manufacturer relating to the availability of warranties provided by the manufacturer,

(h)                                 it has become or is becoming an Eligible Available Aircraft after the Closing Date, until Agent has received an appraisal thereof by an appraiser acceptable to Agent in its Permitted Discretion, the results, scope, assumptions, and methodology of which are acceptable to Agent in its Permitted Discretion, and all other conditions precedent applicable to a Replacement Airframe (as defined in the Aircraft Security Agreement) in the Aircraft Security Agreement have been fulfilled with respect to such Aircraft to the satisfaction of Agent in its Permitted Discretion,

(i)                                     it is not a Boeing 767, Boeing 717, Airbus A330 or other type or model of Aircraft acceptable to Agent in its Permitted Discretion,

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(j)                                     Borrower has provided written notice to Agent that such Aircraft is intended to be the subject of a Permitted Sale-Leaseback Transaction or such Aircraft is the subject of a consummated Permitted Sale-Leaseback Transaction; provided, however, that any Aircraft that is (i) identified by written notice of a Borrower to Agent as the intended subject of a Permitted Sale-Leaseback but that is subsequently identified as no longer being the subject of a Permitted Sale-Leaseback, and (ii) as to which a Permitted Sale-Leaseback has not been consummated shall not be excluded from the definition of Eligible Available Aircraft based solely on this clause (j),

(k)                                  Borrower has not caused to be affixed to, and maintained in, the cockpit of such Aircraft, in a clearly visible location on such Aircraft and has not placed in a visible location on each Engine, a placard of reasonable size and shape bearing the legend in English “Mortgaged to Wells Fargo Capital Finance, Inc., as Agent”, or

(l)                                     it (or any related Engine) (i) has suffered an Event of Loss or any event which with the passage of time could reasonably be expected to cause an Event of Loss, or (ii) is the subject of a condemnation, confiscation, seizure or requisition event.

In this Agreement, references to “Eligible Available Aircraft” include the Airframe and the Engines associated therewith, and such Engines associated with the Airframe must, in addition to being required to qualify under this definition of Eligible Available Aircraft and for the representations as to Eligible Spare Engines to be true as to such Engines, also not be excluded by virtue of any of the exclusionary criteria listed in clauses (d), (f), (g), (h), (j), (m), (n) or (o) of the definition of an Eligible Spare Engine in order for the associated Aircraft to constitute an Eligible Available Aircraft.

Notwithstanding the above exclusions from Eligible Available Aircraft, all representations, warranties and covenants applicable to Eligible Available Aircraft shall apply to any Aircraft designated as Eligible Available Aircraft in the most recent Borrowing Base Certificate delivered to Agent.

“Eligible Ground Equipment” means Ground Equipment of Borrower that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit or appraisal performed by Agent from time to time after the Closing Date.  In determining the amount to be included, Ground Equipment shall be valued at the lower of cost or market on a basis consistent with Borrower’s historical accounting practices. Ground Equipment shall not be included in Eligible Ground Equipment if:

(a)                                  Borrower does not have good, valid, and marketable title thereto,

(b)                                 it is not located at one of the locations in the United States identified on Schedule 4.32 to the Disclosure Letter,

(c)                                  it is in the possession or control of a bailee, warehouseman, FAA repair station, overhaul or maintenance servicer, mechanic, or other third Person,

(d)                                 it is located on Real Property leased by Borrower unless such leased Real Property is subject to a Collateral Access Agreement executed by the lessor (provided, however, that, (i) during the 90-day period immediately following the Closing Date, such leased Real Property need not be subject to a Collateral Access Agreement, and (ii) during all times thereafter, either such leased Real Property must be subject to a Collateral Access Agreement or, if such Real Property is not subject to a Collateral Access Agreement, Agent may, at its election, establish a reserve against the

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Borrowing Base in an aggregate amount equal to 3 months rent under the lease for each Real Property that is not subject to a Collateral Access Agreement),

(e)                                  it is “subject to” (within the meaning of Section 9-311 of the Code) any certificate of title (or comparable) statute (unless Agent has a perfected Lien under such statute),

(f)                                    it is located at a location at which less than $50,000 of otherwise Eligible Ground Equipment or Eligible Spare Parts are located, or

(g)                                 it is not subject to a valid and perfected first priority Agent’s Lien or is not free and clear of all Liens (other than a valid and perfected first priority Agent’s Lien and Permitted Eligible Collateral Liens).

Notwithstanding the above exclusions from Eligible Ground Equipment, all representations, warranties and covenants applicable to Eligible Ground Equipment shall apply to any Ground Equipment designated as Eligible Ground Equipment in the most recent Borrowing Base Certificate delivered to Agent.

“Eligible Maintenance” means, with respect to an Engine or Aircraft, as the case may be, in customary repair and maintenance, in accordance with the Borrower’s Maintenance Program and the FARs, that is not expected to and has not taken more than a normal service period to complete, that will result in the applicable Engine or Aircraft, as the case may be, being of good and merchantable quality, free from material defects, serviceable in accordance with the Borrower’s Maintenance Program and the Engine’s or Aircraft’s, as the case may be, manufacturer’s limits, ready for immediate use or operation in accordance with Borrower’s Maintenance Program and the FARs, and having all serviceability tags applicable thereto and all related applicable back-to-birth records and all other documents required by the Borrower’s Maintenance Program or the FARs, so long as the Person performing such repairs and maintenance is fully certified by the FAA to do so and, if Eligible Available Aircraft or Eligible Spare Engines are involved, such Person (other than any Person providing repairs and maintenance on an emergency basis that are not expected to take, and have not taken, more than 30 days) has entered into a Collateral Access Agreement and, the most recent Borrowing Base Certificate submitted to Agent contains a reserve with respect to such repair and maintenance against the Borrowing Base in at least the amount payable to such Person to perform all such repair and maintenance (other than with respect to repairs and maintenance on an emergency basis which commenced after the delivery of the most recent Borrowing Base Certificate to Agent and are not expected to take, and have not taken, more than 30 days).

“Eligible Spare Engines” means the Engines (other than any Engine that is included in the Borrowing Base as a component of an Eligible Available Aircraft) of Borrower, maintained and overhauled, in conformity with the Borrower’s Maintenance Program and the FARs and all other applicable laws, that comply with each of the representations and warranties respecting Eligible Spare Engines made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit or appraisal performed by Agent from time to time after the Closing Date.  An Engine shall not be included in Eligible Spare Engines if:

(a)                                  Borrower does not have good, valid, and marketable title thereto,

(b)                                 it is not located at one of the locations in the United States identified on Schedule 4.31 to the Disclosure Letter, unless it is (i) attached to one of Borrower’s Aircraft as a result of a Permitted Airframe Installation, or (ii) out for Eligible Maintenance in the United States,

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(c)                                  it is in the possession or control of a bailee, warehouseman, FAA repair station, overhaul or maintenance servicer, mechanic, or other third Person unless (i) it is in Eligible Maintenance in the United States or (ii) it is (w) in the possession or control of Delta Air Lines, Inc. pursuant to the terms of the Delta Services Agreement, (x) it is located at a Delta Location, and (z) Agent has received a Collateral Access Agreement, in form and substance satisfactory to Agent, duly executed by Delta Air Lines, Inc. with respect to such location and such assets,

(d)                                 it is located on Real Property leased by Borrower or in a contract warehouse, in each case, (i) unless it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be (provided, however, that, (x) during the 90-day period immediately following the Closing Date, such leased Real Property or contract warehouse need not be subject to a Collateral Access Agreement, and (y) during all times thereafter, either such leased Real Property or contract warehouse must be subject to a Collateral Access Agreement, or if such leased Real Property or contract warehouse is not subject to a Collateral Access Agreement, Agent may, at its election, establish an additional reserve against the Borrowing Base in an aggregate amount equal to 3 months rent under the lease for each location (or, if applicable, 3 months of storage fees under the warehouse agreement for each contract warehouse) that is not subject to a Collateral Access Agreement), and (ii) unless it is segregated or otherwise separately identifiable from Engines of others, if any, stored on the premises,

(e)                                  is not subject to a valid and perfected first priority Agent’s Lien or is not free and clear of all Liens (other than Permitted Eligible Collateral Liens),

(f)                                    it is the subject of any warehouse receipt or other document of title, unless such receipt or other document of title is delivered to Agent with all necessary endorsements,

(g)                                 it is (i) defective, obsolete, in long-term storage or unserviceable, does not comply with all original equipment manufacturer quality assurance recommendations, is not new or has not been rehabilitated to a fully serviceable condition, has not been maintained in accordance with the FARs or other applicable laws or the Borrower’s Maintenance Program, or is not in a condition or is otherwise not available for immediate use by the Borrower in its Certificated Air Carrier operations in compliance with the FARs and other applicable laws and Borrower’s Maintenance Program and (ii) following Eligible Maintenance it would still be defective, obsolete, in long-term storage or unserviceable, would not comply with all original equipment manufacturer quality assurance recommendations, would not be not new or would not have been rehabilitated to a fully serviceable condition, would not have been maintained in accordance with the FARs or other applicable laws or the Borrower’s Maintenance Program, or would not be in a condition or otherwise available for immediate use by the Borrower in its Certificated Air Carrier operations in compliance with the FARs and other applicable laws and Borrower’s Maintenance Program,

(h)                                 it (1) does not have (i) full FAA serviceability tags and full back-to-birth traceability for all parts thereof as applicable, or (ii) all manuals, documents, and records required by the FARs or other applicable laws or the Borrower’s Maintenance Program, or delivered by or required (including to maintain the effectiveness of any Warranties) by the manufacturer of such Engine or (2) unless such Engine is no longer under Warranties, includes any material PMA Parts,

(i)                                     unless such Engine is attached to one of the Aircraft operated by Borrower as a result of a Permitted Airframe Installation, it has been installed on any airframe or any other item of Equipment or otherwise becomes an accession, or is subject to a pooling, exchange, borrowing, leasing, consignment, or other similar arrangement,

(j)                                     it does not conform in all material respects to all applicable airworthiness directives, mandatory service bulletins, or standards, or limits imposed by any Governmental

15

Authority which has regulatory authority over such Engine or its use or by the manufacturer of such Engine and any requirements of the manufacturer relating to the availability of warranties provided by the manufacturer,

(k)                                  if it was acquired after the Closing Date, until Agent has received an appraisal thereof by an appraiser acceptable to Agent in its Permitted Discretion, the results, scope, assumptions, and methodology of which are acceptable to Agent in its Permitted Discretion, and all other conditions precedent applicable to an Additional Engine (as defined in the Engine and Spare Parts Security Agreement) in the Engine and Spare Parts Security Agreement have been fulfilled with respect to such Engine to the satisfaction of the Agent in its Permitted Discretion,

(l)                                     it is not a General Electric Model CF6-80A2,  a Pratt & Whitney PW-4060-3, a Rolls Royce TRENT 772B, or other type or model of Engine acceptable to Agent in its Permitted Discretion,

(m)                               Borrower has provided written notice to Agent that such Engine is intended to be the subject of a Permitted Sale-Leaseback Transaction or such Engine is the subject of a consummated Permitted Sale-Leaseback Transaction; provided, however, that any Engine that is (i) identified by written notice of a Borrower to Agent as the intended subject of a Permitted Sale-Leaseback but that is subsequently identified as no longer being the subject of a Permitted Sale-Leaseback, and (ii) as to which a Permitted Sale-Leaseback has not been consummated shall not be excluded from the definition of Eligible Spare Engine based solely on this clause (m),

(n)                                 the Borrower has not placed in a visible location on such Eligible Spare Engine, a placard of reasonable size and shape bearing the legend in English “Mortgaged to Wells Fargo Capital Finance, Inc., as Agent”, or

(o)                                 it (i) has suffered an Event of Loss or any event which with the passage of time could reasonably be expected to cause an Event of Loss, or (ii) is the subject of a condemnation, confiscation, seizure or requisition event.

Notwithstanding the above exclusions from Eligible Spare Engine, all representations, warranties and covenants applicable to Eligible Spare Engines shall apply to any Engine designation as an Eligible Spare Engine in the most recent Borrowing Base Certificate delivered to Agent.

“Eligible Spare Parts” means original equipment manufacturer approved Rotables or Expendables of Borrower, manufactured and refurbished, as the case may be, in conformity with the Borrower’s Maintenance Program that comply with each of the representations and warranties respecting Eligible Spare Parts made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit or appraisal performed by Agent from time to time after the Closing Date.  In determining the amount to be included, Rotables and Expendables shall be valued at the lower of cost or market on a basis consistent with Borrower’s historical accounting practices.  A Rotable or Expendable shall not be included in Eligible Spare Parts if:

(a)                                  Borrower does not have good, valid, and marketable title thereto,

(b)                                 it is not located at one of the locations in the United States identified on Schedule 4.30 to the Disclosure Letter,

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(c)                                  it is in the possession or control of a bailee, warehouseman, FAA repair station, overhaul or maintenance servicer, mechanic, or other third Person unless it is (i) in the possession or control of Delta Air Lines, Inc. pursuant to the terms of the Delta Services Agreement, (ii) it is located at a Delta Location, and (iii) Agent has received a Collateral Access Agreement, in form and substance satisfactory to Agent, duly executed by Delta Air Lines, Inc. with respect to such location and such assets,

(d)                             it is located on Real Property leased by Borrower or in a contract warehouse, in each case, (i) unless it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be (provided, however, that, (x) during the 90-day period immediately following the Closing Date, such leased Real Property or contract warehouse need not be subject to a Collateral Access Agreement, and (y) during all times thereafter, either such leased Real Property or contract warehouse must be subject to a Collateral Access Agreement, or if such leased Real Property or contract warehouse is not subject to a Collateral Access Agreement, Agent may, at its election, establish a reserve against the Borrowing Base in an aggregate amount equal to 3 months rent under the lease for each Real Property (or, if applicable, 3 months of storage fees under the warehouse agreement for each contract warehouse) that is not subject to a Collateral Access Agreement), and (ii) unless it is segregated or otherwise separately identifiable from Spare Parts of others, if any, stored on the premises,

(e)                                  is not subject to a valid and perfected first priority Agent’s Lien or is not free and clear of all Liens (other than Permitted Eligible Collateral Liens),

(f)                                    it is the subject of any warehouse receipt or other document of title, unless such receipt or other document of title is delivered to Agent with all necessary endorsements,

(g)                                 it is a Spare Part that is damaged, defective, obsolete or unserviceable, does not comply with all original equipment manufacturer quality assurance recommendations, is not new or has not been rehabilitated to a fully serviceable condition, has not been maintained in accordance with the FARs or Borrower’s Maintenance Program, or is not in a condition or is otherwise not available for immediate use by Borrower in its Certificated Air Carrier operations in compliance with the FARs or Borrower’s Maintenance Program,

(h)                                 it does not have (i) full FAA serviceability tags (or, if applicable, full back-to-birth traceability), or (ii) all manuals, documents, and records required by the FARs, the Borrower’s Maintenance Program, or the manufacturer of such Spare Part,

(i)                                     it has been installed on any airframe, Engine, Propeller, other Spare Part, or any other item of Equipment or otherwise become an accession, or is subject to a pooling, exchange, borrowing, leasing, consignment, or other similar arrangement,

(j)                                     it does not conform in all material respects to all applicable airworthiness directives, mandatory service bulletins, or standards, or limits imposed by any Governmental Authority which has regulatory authority over such Spare Part or its use or by the manufacturer of such Spare Part and any requirements of the manufacturer relating to the availability of warranties provided by the manufacturer,

(k)                                  it is a Spare Part as to which Agent, as secured party, under the Engine and Spare Parts Security Agreement, with respect thereto does not have the benefits of Section 1110 of the Bankruptcy Code in connection with a case under Chapter 11 of the Bankruptcy Code with respect to Borrower,

17

(l)            it is located at a location at which less than $50,000 of otherwise Eligible Ground Equipment or Eligible Spare Parts are located,

(m)          it is a PMA Part, or

(n)           it is Hardware or Hazardous Materials.

Notwithstanding the above exclusions from Eligible Spare Parts, all representations, warranties and covenants applicable to Eligible Spare Parts shall apply to any Spare Parts designated as Eligible Spare Parts in the most recent Borrowing Base Certificate delivered to Agent.

“Engagement Letter” means that certain engagement letter agreement, dated August 18, 2010, between Borrower and Agent.

“Engine” means an “aircraft engine” as defined in Section 40102 of the Federal Aviation Act.

“Engine and Spare Parts Security Agreement” means an amended and restated engine and spare parts security agreement executed and delivered by Borrower in favor of Agent, in form and substance reasonably satisfactory to Agent.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Parent or any of its Subsidiaries, or any of their predecessors in interest and which complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication names Parent or any of its Subsidiaries, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Parent or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person whose employees are treated as employed by the same employer as the employees of Parent or any of its Subsidiaries under IRC Section 414.

“ERISA Event” means (a) a Reportable Event with respect to any Benefit Plan, (b) the withdrawal of Parent or any of its Subsidiaries or any ERISA Affiliate from a Benefit Plan during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan, (e) any event or condition that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan, (f) the termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (g) the partial or complete withdrawal, within the meaning of Sections 4203 and 4205 of ERISA, of Parent or any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan, (h) providing any security to any Benefit Plan under Section 401(a)(29) of the IRC by Parent or any of its Subsidiaries or any ERISA Affiliate, (i) any Benefit Plan is in “at risk status” within the meaning of IRC Section 430(i), (j) a Multiemployer Plan is in “endangered status” or “critical” within the meaning of IRC Section 432(b), or (k) any event that causes Parent or any of its Subsidiaries or any ERISA Affiliate to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the IRC.

“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.

“Event of Loss” means (a) with respect to any Aircraft (including any related Engine) any “Event of Loss” as defined in any Aircraft Security Agreement and (b) with respect to any Engine, any “Event of Loss” as defined in the Engine and Spare Parts Security Agreement.

“Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of Parent and its Subsidiaries aged in excess of 60 days beyond their due date with respect thereto and all book overdrafts of Parent and its Subsidiaries in excess of historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Accounts” means Receivables of Borrower that meet any of the following criteria:  (i) they are due from, whether in its capacity as an intermediary or otherwise, a credit card or debit card issuer or a credit card or debit card processor or a Credit Card Processor or (ii) they arise from transactions involving the use of credit cards or debit cards.

 “Existing Advances” has the meaning specified therefor in Section 2.1(a) of the Agreement.

“Existing Letters of Credit” means those letters of credit described on Schedule E-1 to the Disclosure Letter.

“Existing Term Loan” has the meaning specified therefor in Section 2.1(a) of the Agreement.

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“Expendables” means those Spare Parts for which no FAA and original equipment manufacturer authorized refurbishment procedure exists or for which cost of repair or refurbishment would normally exceed that of replacement.

“FAA” shall mean the Federal Aviation Administration of the United States Department of Transportation and any subdivision or office thereof, and any successor or replacement administrator, agency or other entity having the same or similar authority and responsibilities.

“FATCA” shall mean Sections 1471 through 1474 of the IRC.

“FARs” means the rules and regulations of the FAA, including as set forth in Title 14 of the Code of Federal Regulations.

“Federal Aviation Act” shall mean Title 49 of the United States Code, as amended from time to time, together with all rules, regulations, procedures, orders, handbooks, guidelines and interpretations thereunder or related thereto.

“Fee Letter” means that certain fee letter, dated as of even date with the Agreement, between Borrower and Agent, in form and substance satisfactory to Agent.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

 “Fixed Charges” means, with respect to any fiscal period and with respect to Parent determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, (b) principal payments in respect of Indebtedness that are required to be paid during such period, (c) all federal, state, and local income taxes accrued during such period, and (d) all distributions and dividends paid on Stock issued by Parent (whether in cash or other property, other than common Stock) during such period.

“Fixed Charge Coverage Ratio” means, with respect to Parent and its Subsidiaries for any period, the ratio of (i) EBITDA for such period minus Capital Expenditures (other than Capital Expenditures consisting of progress payments (including predelivery payments and final payments) on Aircraft and Engines) made (to the extent not already incurred in a prior period) or incurred during such period, to (ii) Fixed Charges for such period.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

 “Foreign Pension Plan” means any plan, fund (including without limitation, any superannuation fund) or other similar program established or maintained outside the United States by Parent, any of its Subsidiaries or any ERISA Affiliate primarily for the benefit of employees of such Person residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the IRC.

“Funding Date” means the date on which a Borrowing occurs.

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“Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii) of the Agreement.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied; provided, however, that all calculations relative to liabilities shall be made without giving effect to Statement of Financial Accounting Standards No. 159.

“Gates” means the right to use one or more gates at an airport terminal.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Ground Equipment” means goods of Borrower consisting of vehicles, tractors, de-icing equipment, tug equipment, air conditioning equipment, man-lift equipment, floor sweepers, loading equipment, ramp equipment, communications equipment, and ground service equipment (including baggage handling equipment, catering equipment, and maintenance equipment), and all support equipment associated with any of the foregoing.

“Guarantors” means (a) Parent and (b) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of the Agreement, and “Guarantor” means any one of them.

“Guaranty” means an amended and restated general continuing guaranty, dated as of even date with the Agreement, executed and delivered by each extant Guarantor in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, in form and substance reasonably satisfactory to Agent.

“Hardware” means items such as tape, sealants, gasket material, screws, nuts, bolts, drill bits, drill chuck keys, small hand tools, unions, cleaners, degreasers, and other such items which are not specific to any particular Aircraft.

“Hawaiian Gifts” means Hawaiian Gifts, LLC, an Arizona limited liability company.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, and drilling fluids, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

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“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of Parent or its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Bank Product Providers.

“Hedge Provider” means any Lender or any of its Affiliates; provided, however, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Hedge Provider unless and until Agent shall have received a Bank Product Provider Letter Agreement from such Person and with respect to the applicable Hedge Agreement within 10 days after the execution and delivery of such Hedge Agreement with Parent Borrower or its Subsidiaries; provided further, however, that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Hedge Providers and the obligations with respect to Hedge Agreements entered into with such former Lender or any of its Affiliates shall no longer constitute Hedge Obligations.

“Holdout Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Prohibited Preferred Stock of such Person, (h) the liability of any person arising from the sale of miles by such Person to another Person, and (i) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (h) above (it being understood that Indebtedness shall not include any liability of Borrower arising from Borrower’s so called “air traffic liability account” regarding any airline ticket that is purchased from Borrower prior to the time that the individual whose name is on such ticket redeems such ticket to travel on an Aircraft operated by Borrower).  For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions,

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extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of even date with the Agreement, executed and delivered by Parent, each of its Subsidiaries, and Agent, the form and substance of which is reasonably satisfactory to Agent.

“Interest Expense” means, for any period, the aggregate of the interest expense of Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3  months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day), (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (e) Borrower may not elect an Interest Period which will end after the Maturity Date.

“Interline Receivables” means any and all of Borrower’s rights to payment of a monetary obligation, whether or not earned by performance, owing from airlines (including any such rights to payment that are paid or payable by or through a clearinghouse), including rights to payment of a monetary obligation relative to (i) passenger flight tickets that were or will be issued by such airlines, (ii) baggage handling services, (iii) freight transportation, (iv) transportation related goods and services, such as maintenance, ground handling, catering, and rentals, and (v) Universal Air Travel Plan transactions.

 “Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time, and the regulations promulgated and rulings and official interpretations issued thereunder.

“Issuing Lender” means WFCF or any other Lender that, at the request of Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit or Reimbursement Undertakings pursuant to Section 2.11 of the Agreement and the Issuing Lender shall be a Lender.

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“Lender” has the meaning set forth in the preamble to the Agreement, shall include the Issuing Lender and the Swing Lender, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders (including the Issuing Lender and the Swing Lender) and Agent, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Parent or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Parent or its Subsidiaries under any of the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter), (c) costs and expenses incurred by Agent in the disbursement of funds to Borrower or other members of the Lender Group (by wire transfer or otherwise), together with Agent’s customary charges and fees (as adjusted from time to time) with respect thereto, (d) charges paid or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable costs and expenses paid or incurred by Agent to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses (including travel, meals, and lodging) of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter, (g) reasonable out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with Parent or any of its Subsidiaries, (h) Agent’s reasonable costs and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating, or amending the Loan Documents, (i) Agent’s reasonable costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Parent or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral, and (j) each Lender’s reasonable costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Parent or any of its Subsidiaries or defending the Loan Documents, irrespective of whether suit is brought.

“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means a letter of credit issued by Issuing Lender or a letter of credit issued by Underlying Issuer, as the context requires.

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“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then existing Letter of Credit Usage, (b) causing the Letters of Credit to be returned to the Issuing Lender, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Disbursement” means a payment made by Issuing Lender or Underlying Issuer pursuant to a Letter of Credit.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“LIBOR Deadline” has the meaning specified therefor in Section 2.12(b)(i) of the Agreement.

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Option” has the meaning specified therefor in Section 2.12(a) of the Agreement.

“LIBOR Rate” means the rate per annum rate appearing on Bloomberg L.P.’s (the “Service”) Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.

 “LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” means, as of any date of determination (with respect to any portion of the outstanding Advances on such date that is a LIBOR Rate Loan), the applicable margin set forth in the following table that corresponds to the Average Excess Availability of Borrower for the most recently completed fiscal month; provided, however, that for the period from the Closing Date through and including December 31, 2010, the LIBOR Rate Margin shall be set at the margin in the row styled “Level II”; provided further, however, that any time an Event of Default has occurred and is continuing, the LIBOR Rate Margin shall be set at the margin in the row styled “Level II”:

Level	Average Excess Availability	LIBOR Rate Margin
I	> the result of 66.67% multiplied by the Maximum Revolver Amount	4.00 percentage points
II	< the result of 66.67% multiplied by the	4.25 percentage points

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Maximum Revolver Amount and > the result of 33.34% multiplied by the Maximum Revolver Amount
III	< the result of 33.34% multiplied by the Maximum Revolver Amount	4.50 percentage points

The LIBOR Rate Margin shall be re-determined as of the first day of each fiscal month of Borrower.

 “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, notice of Lien, levy or assessment, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.

“Loan Documents” means the Agreement, the Aircraft Security Agreement, the Bellanca Aircraft Security Agreement, any Borrowing Base Certificate, the Controlled Account Agreements, the Control Agreements, the Copyright Security Agreement, the Disclosure Letter, the Engine and Spare Parts Security Agreement, the Fee Letter, the Guaranty, the Intercompany Subordination Agreement, the Letters of Credit, the Mortgages, the Patent Security Agreement, the Ratification Agreement, the Security Agreement, the Trademark Security Agreement, any note or notes executed by Borrower in connection with the Agreement and payable to any member of the Lender Group, any letter of credit application entered into by Borrower in connection with the Agreement, and any other agreement entered into, now or in the future, by Parent or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.

“Loan Party” means Borrower or any Guarantor.

“Maintenance Program” means an FAA approved maintenance program for Borrower’s Aircraft, Engines, and Spare Parts in accordance with the applicable manufacturer’s maintenance planning document and maintenance manuals.

“Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) specifically (and not due to industry-wide changes) of Parent and its Subsidiaries, taken as a whole, (b) a material impairment of Parent’s and its Subsidiaries ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of Parent or its Subsidiaries.

“Material Contract” means,  each contract or agreement to which Parent or any of its Subsidiaries is a party that is required (or would be required if such Person were subject to the reporting requirements of Regulation S-K) to be filed with the SEC pursuant to the requirements of clauses (2), (4), (9) or (10) of Item 601(b) of Regulation S-K (other than those which have expired, terminated or are otherwise no longer in effect).

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 “Material Lease” means (a) the lease for Borrower’s primary maintenance and operations facility at Honolulu International Airport, and (b) any other lease the loss of which could reasonably be expected to result in a Material Adverse Change.

“Maturity Date” has the meaning specified therefor in Section 3.3 of the Agreement.

“Maximum Revolver Amount” means $75,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of the Agreement.

“Mileage Plan Receivable” means any and all rights of Borrower to payment of a monetary obligation, whether or not earned by performance, for the purchase of miles (currently referred to as “Mileage Plan Miles”) or credits.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Parent or its Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which Borrower, Parent, any of Borrower’s Subsidiaries or any ERISA Affiliate has contributed, or was obligated to contribute, at any time.

“Net Cash Proceeds” means:, with respect to any sale or disposition by Parent or any of its Subsidiaries of property or assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of Parent or its Subsidiaries, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by Parent or such Subsidiary in connection with such sale or disposition, (iii) taxes paid or payable or estimated to be payable to any taxing authorities by Parent or such Subsidiary in connection with such sale or disposition, and (iv) the amount of any reserves established thereby to fund contingent liabilities, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries, and are properly attributable to such transaction.

 “Net Liquidation Percentage” means the percentage of (a) with respect to Spare Parts or Ground Equipment, the book value or (b) with respect to Aircraft or Engines, the Current Fair Market Value, in each case, of such Spare Parts, Aircraft, Ground Equipment, or Engines that is estimated to be recoverable in an orderly liquidation of such Spare Parts, Aircraft, Ground Equipment, or Engines net of all associated costs and expenses of such liquidation, such percentage to be as determined from time to time by an appraisal company selected by Agent.

“New Zealand Interchange Agreement” means that certain Master Interchange Agreement for Boeing B767-332 Aircraft, dated as of February 29, 2008, by and between Borrower and Air New Zealand Limited, together with all schedules, exhibits and annexes thereto, as amended, modified, supplemented or restated from time to time.

“Obligations” means (a) all loans (including the Advances (inclusive of Protective Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the

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commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Reimbursement Undertakings or with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), lease payments, guaranties, covenants, and duties of any kind and description owing by any Loan Party pursuant to or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, (b) all debts, liabilities, or obligations (including reimbursement obligations, irrespective of whether contingent) owing by Borrower or any other Loan Party to an Underlying Issuer now or hereafter arising from or in respect of any Underlying Letters of Credit, and (c) all Bank Product Obligations.  Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Original Credit Agreement” has the meaning specified therefor in the recitals to the Agreement.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Overadvance” has the meaning specified therefor in Section 2.5 of the Agreement.

“Parent” has the meaning specified therefor in the preamble to the Agreement.

“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Participant Register” has the meaning set forth in Section 13.1(i) of the Agreement.

“Patent Security Agreement” has the meaning specified therefor in the Security Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.18 of the Agreement.

“Payoff Date” means the first date on which all of the Obligations are paid in full and the Commitments of the Lenders are terminated.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“PDP Facility” means a loan facility provided to finance the making of advance purchase deposits to Airbus S.A.S. which is secured by Borrower’s contract rights in and to the Aircraft to be purchased from Airbus S.A.S.

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“PDP Facility Documents” means the loan and security documents related to the PDP Facility or executed in connection therewith.

 “Permitted Acquisition” means any Acquisition so long as:

(a)           no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,

(b)           no Indebtedness will be incurred, assumed, or would exist with respect to Parent or its Subsidiaries as a result of such Acquisition, other than Acquired Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of Parent or its Subsidiaries as a result or such Acquisition other than Permitted Liens,

(c)           Borrower has provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC) created by adding the historical combined financial statements of Parent (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Parent and its Subsidiaries (i) would have been in compliance with the financial covenants in Section 7 of the Agreement for the 4 fiscal quarter period ended immediately prior to the proposed date of consummation of such proposed Acquisition, and (ii) are projected to be in compliance with the financial covenants in Section 7 for the 4 fiscal quarter period ended one year after the proposed date of consummation of such proposed Acquisition,

(d)           Borrower has provided Agent with its due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent,

(e)           Borrower shall have Excess Availability in an amount equal to or greater than $20,000,000 immediately after giving effect to the consummation of the proposed Acquisition,

(f)            the assets being acquired or the Person whose Stock is being acquired did not have negative EBITDA during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition,

 (g)          Borrower has provided Agent with written notice of the proposed Acquisition at least 15 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to Agent,

(h)           the assets being acquired (other than a de minimis amount of assets in relation to Parent’s and its Subsidiaries’ total assets), or the Person whose Stock is being acquired, are

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useful in or engaged in, as applicable, the business of Parent and its Subsidiaries or a business reasonably related thereto,

(i)            the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or the Person whose Stock is being acquired is organized in a jurisdiction located within the United States,

(j)            the subject assets or Stock, as applicable, are being acquired directly by a Borrower or one of its Subsidiaries that is a Loan Party, and, in connection therewith, Borrower or the applicable Loan Party shall have complied with Section 5.11 or 5.12, as applicable, of the Agreement and, in the case of an acquisition of Stock, Borrower or the applicable Loan Party shall have demonstrated to Agent that the new Loan Parties have received consideration sufficient to make the joinder documents binding and enforceable against such new Loan Parties, and

(k)           the purchase consideration payable in respect of all Permitted Acquisitions (including the proposed Acquisition and including deferred payment obligations) shall not exceed $35,000,000 in the aggregate.

 “Permitted Airframe Installation” means, with respect to an Engine, the installation of such Engine in the ordinary course of Borrower’s business on a U.S. registered airframe owned or leased by the Borrower with respect to which any lessor or conditional vendor of such airframe or holder of a Lien on or relating to such airframe has agreed in form and substance satisfactory to the Agent that such Person will not acquire or claim any right, title or interest in, or Lien on, such Engine by reason of such Engine being installed on such airframe at any time.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured lender) business judgment under the particular facts and circumstances.

“Permitted Dispositions” means:

(a)           sales, abandonment or other dispositions of Equipment (other than Eligible Spare Parts, Engines, Aircraft, or Eligible Ground Equipment) that is substantially worn, damaged, or obsolete in the ordinary course of business,

(b)           [intentionally omitted],

(c)           so long as no Event of Default has occurred and is continuing, sales or other dispositions of Equipment that is not substantially worn, damaged, or obsolete in the ordinary course of business so long as the aggregate fair market value of all such sales or other dispositions does not exceed $1,000,000 per year,

(d)           sales of Inventory (other than Spare Parts, Engines, Aircraft, or Ground Equipment) to buyers in the ordinary course of business,

(e)           the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,

(f)            the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(g)           the subletting by Borrower of Real Property leased by Borrower,

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(h)           the dispositions expressly permitted by Section 5.21(e),

(i) the sale of any assets that are the subject of a Lien that secures Permitted Purchase Money Indebtedness so long as the Net Cash Proceeds of such sale are concurrently used to repay such Permitted Purchase Money Indebtedness,

(j)            the sale or discount, in each case without recourse, of Accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(k)           any involuntary loss, damage or destruction of property,

 (l)           any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(m)          the leasing or subleasing of assets (other than Spare Parts, Engines, Aircraft or Ground Equipment) of Parent or its Subsidiaries in the ordinary course of business,

(n)           the lapse of registered patents, trademarks and other intellectual property of Parent and its Subsidiaries to the extent not economically desirable in the conduct of their business and so long as such lapse is not materially adverse to the interests of the Lenders,

(o)           so long as no Event of Default has occurred and is continuing and so long as no Overadvance exists either immediately before or immediately after giving effect thereto, the sale of miles in exchange for a contemporaneous payment of the purchase price therefor,

(p)           awards of miles in exchange for travel in the ordinary course of business,

(q)           subject to the conditions and requirements set forth in the Aircraft Security Agreement, leases to or other use of Aircraft (other than Eligible Available Aircraft) or Engines (other than Eligible Spare Engines) that by U.S. Government entities pursuant to the Civil Reserve Airfleet Program,

(r)            so long as in the ordinary course of Borrower’s business, the sale, lease, or other disposition of Engines (other than (i) Eligible Spare Engines or (ii) any Engine that is the subject of a Lien in favor of Agent) that Borrower determines to be no longer useful to the conduct of Borrower’s business (including the return of leased Engines),

(s)           so long as in the ordinary course of Borrower’s business, the sale, lease, or other disposition of Aircraft (other than (i) Eligible Available Aircraft or (ii) any Aircraft that is the subject of a Lien in favor of Agent) owned or leased by Borrower that Borrower determines to be no longer useful to the conduct of Borrower’s business (including the return of leased Aircraft),

(t)            Permitted Sale-Leaseback Transactions,

(u)           the sale of Accounts by Borrower to Diners in the ordinary course of Borrower’s business and on terms and conditions consistent with Borrower’s past practices with Diners as disclosed to Agent prior to the Closing Date so long as (i) the Accounts subject to such sale only represent Borrower’s right to payment from its customers arising from transactions involving the use of credit cards or debit cards by such customers to pay for services provided by Borrower in the ordinary course of business, and (ii) such Accounts are sold to Diners pursuant to the terms of a Credit Card Agreement pursuant to which Diners acts as the credit or debit card processor for the credit card or debit card transactions with respect to the Accounts that are the subject of such sale, and (iii) such Accounts do not constitute Eligible Accounts, and

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(v)           other dispositions of assets (other than Receivables, miles, Spare Parts, Routes, Slots, Gates, Intellectual Property (as defined in the Security Agreement), Ground Equipment, or Stock of Subsidiaries of Parent) not otherwise permitted pursuant to any of clauses (a) through (u) above so long as (i) such dispositions are made in exchange for market value and (ii) the aggregate fair market value of all assets disposed in reliance on this clause (u) in any fiscal year would not exceed $5,000,000; provided, however, that if any such disposition involves an Eligible Spare Engine or an Eligible Available Aircraft, then, as a condition to consummating such disposition, Borrower must prepay the Obligations by an amount sufficient to create borrowing availability of not less than the amount of borrowing availability that had been created immediately before giving effect to the proposed disposition by the inclusion of such Eligible Spare Engine or Eligible Available Aircraft in the Borrowing Base (and such Eligible Spare Engine or Eligible Available Aircraft shall be deemed removed from the Borrowing Base).

“Permitted Distributions” means:

(a)           distributions by Borrower to Parent for the sole purpose of allowing Parent to, and Parent shall use the proceeds thereof solely to (i) pay federal and state income taxes and franchise taxes solely arising out of the consolidated operations of Parent and its Subsidiaries, after taking into account all available credits and deductions (provided that Borrower shall not be permitted to make any distribution to Parent under this clause (a) (i) in any amount greater than the amount of such taxes arising out of Borrower’s and its Subsidiaries’ consolidated net income, calculated as if Borrower and its Subsidiaries were filing taxes on a separate return basis), (ii) pay customary costs and expenses of operating a publicly-traded company (including filing fees and taxes, director fees (including those described in Section 6.12)  and legal fees associated therewith) in an aggregate amount during any year not to exceed $10,000,000, (iii) pay insurance expenses incurred by Parent or any of its Subsidiaries so long as attributable solely to the operations of Borrower and its Subsidiaries, (iv) pay legal fees incurred by Parent to prosecute litigation in favor of Parent (so long as attributable to or associated with Parent’s ownership and operations of Borrower and its Subsidiaries) or Borrower or its Subsidiaries, to defend litigation filed against Parent (so long as attributable to or associated with Parent’s ownership and operations of Borrower and its Subsidiaries) or Borrower or its Subsidiaries, or in connection with the representation of Parent (so long as attributable to or associated with Parent’s ownership and operations of Borrower and its Subsidiaries) or Borrower or its Subsidiaries for a transaction permitted by the Agreement involving Parent or Borrower or its Subsidiaries, and (v) pay accounting fees incurred by Parent that are solely attributable to the operations of Borrower and its Subsidiaries, by Borrower, or by any of Borrower’s Subsidiaries,

(b)           so long as no Event of Default shall have occurred and be continuing or would result therefrom, distributions by Borrower to Parent for the sole purpose of allowing Parent to, and Parent shall use the proceeds thereof solely to make distributions to current or former employees on account of purchases or redemptions of Stock of Parent held by such Persons, provided that no more than $350,000 of such distributions in the aggregate may be made by Parent’s Subsidiaries to Parent during any fiscal year,

(c)           so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) the distribution and payment thereof is in compliance with applicable law (including that, after giving effect to such distribution Borrower is Solvent) and the constituent documents of Borrower, (iii) Borrower provides Agent with 15 days prior written notice of such distribution, (iii) Borrower has $20,000,000 of Excess Availability at all times during the 30 day period immediately prior to the date that the proposed distribution is made and immediately after giving effect to such distribution, (iv) Borrower has provided Agent with written confirmation, supported by reasonably detailed calculations in form and substance satisfactory to Agent, that on a pro forma basis after giving effect to any such distribution (including pro forma adjustments arising out of events which are attributable to the distribution such as projected holdbacks or reserves by

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Credit Card Processors and the impact on cash and restricted cash on the balance sheet), (y) Qualified Cash plus Excess Availability of Parent and its Subsidiaries is projected by Borrower to be equal to or in  excess of the amount required pursuant to Section 7(b) at all times during the 4 fiscal quarter period immediately following the proposed date of such distribution and (z) Parent and its Subsidiaries are projected to be in compliance with the financial covenants in Section 7(a) for each of the 4 fiscal quarter periods ended during the 4 fiscal quarter period immediately following the proposed date of such distribution, distributions by Borrower to Parent for the sole purpose of allowing Parent to, and Parent shall use the proceeds thereof solely to, make, together with reasonable transaction costs and expenses incurred in connection therewith, (1) Permitted Investments, (2) Permitted Loans, or (3) Permitted Prepayments,

(d)           distributions by Borrower to Parent for the sole purpose of allowing Parent to, and Parent shall use the proceeds thereof solely to, purchase fractional shares of its Stock arising out of stock dividends, splits or combinations otherwise permitted hereunder, or arising out of the conversion of convertible securities,

(e)           so long as no Event of Default has occurred and is continuing or would result therefrom, distributions by Borrower to Parent for the sole purpose of allowing Parent to, and Parent shall use the proceeds thereof solely to, make, regularly scheduled interest payments due and owing under the terms of the Indebtedness permitted to be incurred pursuant to clause (m) of the definition of Permitted Indebtedness pursuant to the terms thereof, and

(f)            so long as (i) no Event of Default shall have occurred and be continuing, or would result therefrom, (ii) such distribution by Borrower is permitted under all applicable laws (and such repurchase, acquisition, redemption, or retirement of such Stock or rights by Parent is permitted under all applicable laws), and (iii) the amount of all such distributions by Borrower to Parent from and after the Closing Date does not exceed $500,000 in the aggregate, distributions by Borrower to Parent for the sole purpose of allowing Parent to, and Parent shall use the proceeds thereof solely to, repurchase, acquire, redeem, or retire Stock it has issued or related rights, in each case, pursuant to a stockholder rights plan approved by the Board of Directors.

“Permitted Eligible Collateral Liens” means Liens described in clauses (a), (b), or, so long as such Liens are junior in priority to Agent’s Liens, clause (g) or (t) of the definition of Permitted Liens.

“Permitted Fundamental Changes” means (i) so long as no Default or Event of Default has occurred and is continuing or would result thereform, any merger or consolidation between or among Loan Parties, provided that (y) Borrower must be the surviving entity of any such merger or consolidation to which it is a party and (z) no merger or consolidation may occur between or among Parent and any other Loan Party, (ii) any merger or consolidation between or among Loan Parties (other than Parent) and Subsidiaries of Parent that are not Loan Parties so long as (y) a Loan Party is the surviving entity of any such merger or consolidation and (z) no Event of Default has occurred and is continuing or would result from such merger or consolidation, (iii) any merger or consolidation between or among Subsidiaries of Parent that are not Loan Parties, provided, that (y) if any involved Subsidiary is organized under the laws of the United States, any state thereof, or the District of Columbia, the survivor of such merger or consolidation must also be organized under the laws of the United States, any state thereof, or the District of Columbia) and (z) if the Stock (or any portion thereof) of any involved Subsidiary is subject to a Lien in favor of Agent, the Stock of the surviving Subsidiary of the merger or consolidation must be subject to a Lien in favor of Agent, or (iv) the liquidation, winding up, or dissolution of a Subsidiary of Parent that is not a Loan Party (other than any such Subsidiary the Stock of which (or any portion thereof) is subject to a Lien in favor of Agent, unless the assets of such liquidating, winding up, or dissolving Subsidiary are transferred to (y) a Loan Party (other than Parent) or (z) another Subsidiary of Parent the Stock of which is subject to a

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Lien in favor of Agent (provided, that if the liquidating, winding up, or dissolving Subsidiary is organized under the laws of the United States, any state thereof, or the District of Columbia, the Subsidiary to which such assets are transferred must also be organized under the laws of the United States, any state thereof, or the District of Columbia)) so long as all of the assets of such liquidating, winding up, or dissolving Subsidiary are transferred to a Subsidiary of Parent that is not liquidating, winding up, or dissolving.

 “Permitted Indebtedness” means:

(a)           Indebtedness evidenced by the Agreement or the other Loan Documents, as well as Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

(b)           Indebtedness set forth on Schedule 4.19 to the Disclosure Letter and any Refinancing Indebtedness in respect of such Indebtedness,

(c)           Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness, in each case, so long as such Indebtedness is underwritten based upon the value of the assets or property that are security for such Indebtedness,

(d)           endorsement of instruments or other payment items for deposit,

(e)           Indebtedness composing Permitted Investments,

(f)            Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”), or Cash Management Services, in each case, incurred in the ordinary course of business,

(g)           Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations or (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions;

(h)           Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds,

(i)            Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Parent or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(j)            the incurrence by Parent or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Parent’s and its Subsidiaries’ operations and not for speculative purposes, and

(k)           unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,

(l)            contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of Parent or the applicable Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions,

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(m)          so long as (i) no Event of Default has occurred and is continuing at the time of incurrence of such Indebtedness or would result therefrom and (ii) immediately prior to the incurrence thereof Borrower has provided Agent with written confirmation, supported by reasonably detailed calculations in form and substance satisfactory to Agent, that on a pro forma basis after giving effect to the incurrence of such Indebtedness (including pro forma adjustments arising out of events which are attributable to the incurrence of such Indebtedness such as projected holdbacks or reserves by Credit Card Processors and the impact on cash and restricted cash on the balance sheet), (y) Qualified Cash plus Excess Availability of Parent and its Subsidiaries is projected by Borrower to be equal to or in excess of the amount required pursuant to Section 7(b) at all times during the 4 fiscal quarter period immediately following the proposed date of incurrence of such Indebtedness and (z) Parent and its Subsidiaries are projected to be in compliance with the financial covenant in Section 7(a) for each of the 4 fiscal quarter periods ended during the 4 fiscal quarter period immediately following the proposed date of incurrence of such Indebtedness, Permitted Parent Indebtedness and, so long as the conditions set forth in clauses (i) and (ii) of this clause (m) would be satisfied with respect to such Refinancing Indebtedness at the time of incurrence of such Refinancing Indebtedness, any Refinancing Indebtedness in respect of such Permitted Parent Indebtedness,

(n)           Indebtedness incurred in respect of Permitted Sale-Leaseback Transactions so long as pursuant to the terms of any documents governing any Permitted Parent Indebtedness, such Indebtedness is permitted to be incurred,

(o)           unsecured liabilities arising from the sale of miles in the ordinary course of Borrower’s business,

(p)           Acquired Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(q)           Indebtedness incurred under the PDP Facility Documents in an original principal amount not to exceed, when taken together with the outstanding principal amount of Indebtedness incurred in reliance on clause (m) of this definition of Permitted Indebtedness, $200,000,000 and any Refinancing Indebtedness in respect of any such Indebtedness, and

(r)            unsecured Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding.

“Permitted Intercompany Advances” means unsecured loans or advances or capital contributions (a) from Parent or Borrower to any of their respective Subsidiaries that are Loan Parties, (b) from any of Borrower’s Subsidiaries to Borrower, (c) from any Subsidiary of Borrower that is not a Loan Party to any other Subsidiary of Borrower, or (d) a Loan Party to a Subsidiary of Borrower that is not a Loan Party so long as (i) the amount of such loans or advances or capital contributions does not exceed $1,000,000 in any fiscal year, (ii) no Event of Default has occurred and is continuing or would result therefrom, and, (iii) for each of clauses (a), (b), (c), or (d) above, any party that is owed money from a Loan Party in such transaction has executed an Intercompany Subordination Agreement.

 “Permitted Investments” means:

(a)           Investments in cash and Cash Equivalents,

(b)           Investments in negotiable instruments for collection in the ordinary course of business,

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(c)           advances made in connection with purchases of goods or services in the ordinary course of business,

(d)           Investments received in settlement of amounts due to Parent or any of its Subsidiaries effected in the ordinary course of business or owing to Parent or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of Parent or any of its Subsidiaries,

(e)           Permitted Intercompany Advances,

(f)            so long as, at the time of the making thereof, no Event of Default has occurred and is continuing, loans to employees or officers of Borrower or its Subsidiaries in an aggregate amount not to exceed $350,000,

(g)           any guarantee by Parent or any of its Subsidiaries of Indebtedness permitted by clause (a), (b), (c), (d), (e), (f), or (g) of the definition of Permitted Indebtedness so long as such guarantee benefits Borrower or any of Borrower’s Subsidiaries;

(h)           Permitted Loans,

(i)            [intentionally omitted],

(j)            Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to Indebtedness that is permitted under clause (j) of the definition of Permitted Indebtedness,

(k)           Stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(l)            Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-2 to the Disclosure Letter,

(m)          deposits of cash made in the ordinary course of business to secure performance of operating leases,

(n)           non-cash loans to employees, officers, and directors of Parent or any of its Subsidiaries for the purpose of purchasing Stock in Parent so long as the proceeds of such loans are used in their entirety to purchase such stock in Parent,

(o)           Permitted Acquisitions, and

(p)           so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $5,000,000 in any fiscal year.

“Permitted Liens” means:

(a) Liens granted to, or for the benefit of,  Agent to secure the Obligations,

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(b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over the Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

(c) judgment Liens arising solely as a result of the existence of judgments, orders or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,

(d) Liens set forth on Schedule P-1 to the Disclosure Letter, provided that any such Lien only secures the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,

(e) the interests of lessors under operating leases,

(f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to (i) the asset purchased or acquired (and any accessions, fixtures, and attachments thereto), (ii) with respect to Purchase Money Indebtedness used to purchase or acquire Aircraft or Engines, the property reasonably related or appurtenant to the Aircraft or Engines, as applicable, purchased or acquired and which is customarily subjected to similar purchase money Liens under customary Aircraft or Engine, as applicable, purchase money financing arrangements (but excluding in each case,  Receivables from Borrower’s carriage of passengers or cargo), and (iii) the proceeds, substitutions, and replacements of such asset (and any accessions, fixtures, and attachments thereto),

(g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, repairers, airport operators, air traffic control authorities, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(h) Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance,

(i) Liens on amounts deposited in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(j) Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business,

(k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,

(l) with respect to Spare Parts that are not designated as Eligible Spare Parts in any Borrowing Base Certificate, parts pooling, parts exchange and short-term parts leasing agreements entered into by Borrower to the extent permitted by Section 5.21(e),

(m) any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by the Agreement,

(n) Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

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(o) rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business,

(p) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(r) Liens granted by Borrower in the ordinary course of Borrower’s business and consistent with past practices in favor of any Credit Card Processor to secure Borrower’s obligations (other than Indebtedness for borrowed money) entered into in the ordinary course of Borrower’s business and consistent with past practices in connection with credit card processing services provided by such Credit Card Processor, so long as such Liens are only composed of security interests in, or rights of setoff, recoupment, or holdback with respect to, (i) deposits of cash required to be deposited with such Credit Card Processor pursuant to the express terms of the applicable credit card processing agreement, (ii) Borrower’s rights to payment under the credit card processing agreement with such Credit Card Processor, or (iii) the credit card slips associated with the credit or debit card charges processed in connection with such credit card processing services provided by such Credit Card Processor,

(s) the rights of counterparties pursuant to charters, leases, interchange agreements, pooling agreements and similar agreements entered into by Borrower in the ordinary course of its business with respect to Aircraft or Engines (other than Eligible Spare Engines or Eligible Available Aircraft) owned or leased by the Borrower,

(t) salvage and similar rights of insurers under policies of insurance maintained with respect to Aircraft,

(u) Liens on Borrower’s contract rights in and to the Aircraft to be purchased from Airbus S.A.S. securing Indebtedness permitted pursuant to clause (q) of the definition of Permitted Indebtedness,

(v) Liens on assets acquired in connection with a Permitted Acquisition, which Liens only secure the Acquired Indebtedness originally incurred to finance the acquisition of such assets or Refinancing Indebtedness in respect thereof, and

(w) Liens on deposits of cash, which Liens only secure Borrower’s obligations in connection with fuel hedging arrangements pursuant to Hedge Agreements permitted pursuant to clause (j) of the definition of Permitted Indebtedness, provided, however, that the aggregate amount of cash deposits to secure such fuel hedging arrangements shall not, as of any date of determination, exceed (i) if, as of such date of determination, Parent and its Subsidiaries have Qualified Cash of less than $250,000,000, $10,000,000, or (ii) if, as of such date of determination, Parent and its Subsidiaries have Qualified Cash of $250,000,000 or more, $25,000,000.

provided, however, that (1) clauses (c) through (f), clauses (h) through (s), and clauses (v) and (w), and (2) clauses (g)  or (t) to the extent that the Liens described in clause (g) or clause (t) are senior in priority to Agent’s Liens, shall not be Permitted Liens with respect to Spare Parts, Engines, or Aircraft that are designated as Eligible Spare Parts, Eligible Spare Engines, or Eligible Available Aircraft in the most recent Borrowing Base Certificate.

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“Permitted Loans” means so long as (a) no Event of Default has occurred and is continuing or would result therefrom, (b) Borrower provides Agent with 15 days prior written notice of such loan, (c) Borrower has $20,000,000 of Excess Availability at all times during the 30 day period immediately prior to the date that the proposed loan is made and immediately after giving effect to such loan, and (d) Borrower has provided Agent with written confirmation, supported by reasonably detailed calculations in form and substance satisfactory to Agent, that on a pro forma basis after giving effect to any such loan (including pro forma adjustments arising out of events which are attributable to such loan such as projected holdbacks or reserves by Credit Card Processors and the impact on cash and restricted cash on the balance sheet), (i) Qualified Cash plus Excess Availability of Parent and its Subsidiaries is projected by Borrower to be equal to or in  excess of the amount required pursuant to Section 7(b) at all times during the 4 fiscal quarter period immediately following the proposed date of such loan and (ii) Parent and its Subsidiaries are projected to be in compliance with the financial covenant in Section 7(a) for each the 4 fiscal quarter periods ended during the 4 fiscal quarter period immediately following the proposed date of such loan, loans by Parent, Borrower, or any of Borrower’s Subsidiaries to any Person in an aggregate amount during the term of this Agreement not to exceed the result of (y) $5,000,000 plus (z) any amount received by Parent pursuant to a Permitted Stock Sale substantially concurrently with the making of such Permitted Loan (the proceeds of which, if relied upon for purposes of qualifying a loan by Borrower or one of its Subsidiaries as a Permitted Loan, shall be required to be contributed by Parent to Borrower (or, as applicable, such Subsidiary) for the purpose of making such loan).

“Permitted Parent Indebtedness” means any unsecured Indebtedness evidenced by bonds or debentures, together with all interest, fees and expenses from time to time accrued thereon, incurred by Parent on arms-length terms, in an aggregate principal amount outstanding, when taken together with the aggregate outstanding principal amount of Indebtedness incurred in reliance on clause (q) of the definition of Permitted Indebtedness, not in excess of $200,000,000.

“Permitted Preferred Stock” means and refers to any Preferred Stock issued by Parent (and not by one or more of its Subsidiaries) that is not Prohibited Preferred Stock.

“Permitted Prepayments” means so long as (a) no Event of Default has occurred and is continuing or would result therefrom, (b) Borrower provides Agent with 15 days prior written notice of such prepayment, (c) Borrower has $20,000,000 of Excess Availability at all times during the 30 day period immediately prior to the date that the proposed prepayment is made and immediately after giving effect to such prepayment, and (d) Borrower has provided Agent with written confirmation, supported by reasonably detailed calculations in form and substance satisfactory to Agent, that on a pro forma basis after giving effect to any such prepayment (including pro forma adjustments arising out of events which are attributable to such prepayment such as projected holdbacks or reserves by Credit Card Processors and the impact on cash and restricted cash on the balance sheet), (i) Qualified Cash plus Excess Availability of Parent and its Subsidiaries is projected by Borrower to be equal to or in  excess of the amount required pursuant to Section 7(b) at all times during the 4 fiscal quarter period immediately following the proposed date of such prepayment and (ii) Parent and its Subsidiaries are projected to be in compliance with the financial covenant in Section 7(a) for each of the 4 fiscal quarter periods ended during the 4 fiscal quarter period immediately following the proposed date of such prepayment is made, prepayment by Parent, Borrower, or any of Borrower’s Subsidiaries, as applicable, of its Indebtedness (other than Permitted Parent Indebtedness or other Indebtedness that is subordinated in right of payment to the Obligations).

“Permitted Protest” means the right of Parent or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Parent’s Borrower’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted

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diligently by Parent or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.

“Permitted Purchase Money Indebtedness” means (a) Spare Parts Purchase Money Indebtedness and (b) Purchase Money Indebtedness.

“Permitted Sale-Leaseback Transaction” means the sale or other disposition of Aircraft or Engines (other than (i) any Aircraft identified as Eligible Available Aircraft in the most recently delivered Borrowing Base Certificate or (ii) any Engine identified as a component of an Eligible Available Aircraft or as an Eligible Spare Engine in the most recently delivered Borrowing Base Certificate) owned by Borrower in a transaction in which the following conditions are satisfied:  (a) immediately before and after giving effect to such sale, no Event of Default shall have occurred and be continuing or would result therefrom, (b) such sale is for fair market value, (c) Borrower leases back such Aircraft or Engine, as applicable, at fair market value, (d) such sale is to a Person that is not an Affiliate of Borrower or if such sale is to a Person that is an Affiliate of Borrower, such sale is no less favorable, taken as a whole, to Borrower than would be obtained in an arm’s length transaction with a non-Affiliate, (e) with respect to any Aircraft or Engine subject to any Liens, the cash consideration received by Borrower in connection with the Permitted Sale-Leaseback Transaction, is equal to or greater than the amount necessary to satisfy all Liens (and the obligations they secure) on such Aircraft or Engine (or the buyer of such Aircraft or Engine is purchasing such Aircraft or Engine subject to all such Liens), and (f) such Sale-Leaseback is permitted to be consummated pursuant to the terms of the documentation governing any Permitted Parent Indebtedness.

“Permitted Spare Parts Installations” means, so long as in the ordinary course of Borrower’s business, the installation of Spare Parts of Borrower into Aircraft or Engines operated by Borrower or into other Equipment of Borrower, in each case, as and to the extent permitted under Section 5.21(e).

“Permitted Stock Sale” means the sale by Parent of common Stock so long as (a) no Change of Control would result therefrom; and (b) the proceeds from such sale are contributed by Parent to Borrower and used by Borrower to make a Permitted Loan within 30 days of the date that such proceeds are received by Parent.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“PMA Parts” means Spare Parts that have been certified by DOT for manufacture by a Person other than the original part manufacturer pursuant to a DOT or FAA design and production approval procedure.

“Preferred Stock” means, as applied to the Stock of any Person, the Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Stock of any other class of such Person.

“Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than 1 year after the Maturity Date, or, on or before the date that is less than 1 year after the Maturity Date, is redeemable

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at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock).

“Projections” means the forecasted (a) balance sheets, (b) profit and loss statements, (c) cash flow statements, and (d) Availability of Parent and its Subsidiaries, all prepared on a basis consistent with the historical financial statements of Parent and its Subsidiaries, together with appropriate supporting details and a statement of underlying assumptions.

“Propeller” means “propeller” as defined in Section 40102 of the Federal Aviation Act.

“Pro Rata Share” means, as of any date of determination:

(a)           with respect to a Lender’s obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances,

(b)           with respect to a Lender’s obligation to participate in Letters of Credit and Reimbursement Undertakings, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Revolver Commitments had not been terminated or reduced to zero and based upon the Revolver Commitments as they existed immediately prior to their termination or reduction to zero, and

(c)           with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate amount of Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances, by (z) the outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Revolver Commitments had not been terminated or reduced to zero and based upon the Revolver Commitments as they existed immediately prior to their termination or reduction to zero.

“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 120 days after, the acquisition of any tangible assets (other than Spare Parts) for the purpose of financing all or any part of the acquisition cost thereof.

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“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Parent and its Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States and that is a Lender or an Affiliate thereof.

“Quick Engine Change Kit” means a collection of components and accessories, including, as applicable, electrical systems, and fuel, oil and air systems, as well as quick engine change hardware, installed onto a bare Engine to reduce the time required for installation of the entire powerplant onto an Aircraft.

“Ratification Agreement” means a Ratification Agreement in form and substance reasonably satisfactory to Agent, executed and delivered by Borrower and each Guarantor to Agent.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by Parent or its Subsidiaries and the improvements thereto.

“Receivables” means (a) Accounts, (b) Interline Receivables, and (c) Mileage Plan Receivables.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a)           such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b)          such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,

(c)           if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and

(d)           the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Register” has the meaning set forth in Section 13.1(h) of the Agreement.

“Registered Loan” has the meaning set forth in Section 2.14 of the Agreement.

“Registered Note” has the meaning set forth in Section 2.14 of the Agreement.

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“Reimbursement Undertaking” has the meaning specified therefor in Section 2.11(a) of the Agreement.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Report” has the meaning specified therefor in Section 15.16 of the Agreement.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Benefit Plan that is subject to Title IV of ERISA, other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of the PBGC Regulations under Section 4043.

“Required Availability” means that the sum of (a) Excess Availability, plus (b) Qualified Cash exceeds $2,000,000.

“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (c) of the definition of Pro Rata Shares) exceed 50%; provided, however, that at any time there are 2 or more Lenders, “Required Lenders” must include at least 2 Lenders.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Revolver Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.

“Rotables” means those Spare Parts that, in accordance with the FARs and the original equipment manufacturer’s recommendations, can be repeatedly and economically restored to a serviceable condition over a period approximating or exceeding the life of the flight equipment to which they are related.

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“Routes” means a right, license, permit, or other authorization whereby an airline is entitled or permitted to fly between two points, either within one country or between two countries.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Second Lien Credit Facility” means the credit facility governed by that certain Credit Agreement dated as of June 2, 2005, by and among Parent, Borrower, Canyon Capital Advisors LLC, as agent, and the lenders from time to time party thereto, as amended, modified, supplemented or restated from time to time.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means an amended and restated security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrower and Guarantors to Agent.

“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“Slot” means the right and operational authority of Borrower to conduct landing or takeoff operation during a specific hour or other periods at airports granted by the relevant airport authority.

“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.

“Spare Parts” means any “appliance” or “spare part” as defined in Section 40102 of the Federal Aviation Act.

“Spare Parts Purchase Money Indebtedness” means Indebtedness (other than the Obligations), incurred at the time of, or within 120 days after, the acquisition of any Spare Parts for the purpose of financing all or any part of the acquisition cost thereof so long as (a) such Spare Parts are specifically identifiable to the satisfaction of Agent, (b) Borrower provides Agent with 30 days prior written notice of the acquisition of such Spare Parts, (c) such Spare Parts are segregated from all other Spare Parts of Borrower to the satisfaction of Agent, and (d) such Spare Parts are not designated as Eligible Spare Parts in any Borrowing Base Certificate.

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“Spare Parts Tracking System” means the computerized spare parts inventory control and tracking system operated by Borrower on the Closing Date as such system may be changed after the Closing Date in a manner acceptable to Agent.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Stock Acquisition” means the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all or a portion of the Stock of any other Person.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Swing Lender” means WFCF or any other Lender that, at the request of Borrower and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b) of the Agreement.

“Swing Loan” has the meaning specified therefor in Section 2.3(b) of the Agreement.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto; provided, however, that Taxes shall exclude (i) any tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located or as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) taxes resulting from a Lender’s or a Participant’s failure to comply with the requirements of Section 16(c) or (d) of the Agreement, and (iii) any United States federal withholding taxes, including pursuant to FATCA, that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except that Taxes shall include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16(a) of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority.

“Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Total Commitment” means, with respect to each Lender, its Total Commitment, and, with respect to all Lenders, their Total Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 attached hereto or on

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the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Trademark Security Agreement” has the meaning specified therefor in the Security Agreement.

“Underlying Issuer” means Wells Fargo or one of its Affiliates.

“Underlying Letter of Credit” means a Letter of Credit that has been issued by an Underlying Issuer.

“Unfunded Benefit Liability” of any Benefit Plan means the amount, if any, by which the value of the benefit liabilities of the Benefit Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“United States” means the United States of America.

“US Bank Agreements” means (a) that certain Agreement, dated as of December 31, 1999 (as amended, restated, supplemented, or otherwise modified from time to time), by and between borrower and U.S. Bank National Association and (b) each other Credit Card Agreement between Borrower and U.S. Bank National Association or any of its Affiliates; and “US Bank Agreement” means any one of them.

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.

“Warranties” means the rights of Borrower under any existing or hereinafter acquired warranty or indemnity, express or implied, regarding title, materials, workmanship, design, or patent infringement or related matters in respect of the Spare Parts or any Aircraft.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“WFCF” means Wells Fargo Capital Finance, Inc., a California corporation.

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